Exhibit 10.16

WATERFRONT AT HARBOR BAY

LEASE AGREEMENT

between

AMSTAR-105, LLC,

as Landlord, and

SINGULEX, INC.,

as Tenant

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v

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LEASE AGREEMENT
WATERFRONT AT HARBOR BAY
ALAMEDA, CALIFORNIA

THIS LEASE AGREEMENT (“Lease”) is entered into as of the Date, and by and between Landlord and Tenant, identified in Section 1.1 below.

1.                                      BASIC LEASE DEFINITIONS, EXHIBITS AND ADDITIONAL DEFINITIONS.

1.1                               Basic Lease Definitions.  In this Lease, the following defined terms have the meanings indicated:

(a)                                 “Date” means that date set forth under Landlord’s signature at the end of this Lease.

(b)                                 “Landlord” means Amstar-105, LLC, a Colorado limited liability company.

(c)                                  “Tenant” means Singulex, Inc., a Delaware corporation.

(d)                                 “Premises” means those premises known as Suite 200, located on the first and second floors of the Building and identified on Exhibit A, which contain approximately 51,858 rentable square feet.  The Premises do not include any areas above the finished ceiling or below the finished floor covering installed in the Premises or any other areas not shown on Exhibit A as being part of the Premises.  Landlord reserves, for Landlord’s exclusive use, any of the following (other than those installed for Tenant’s exclusive use) that may be located in the Premises:  janitor closets, stairways and stairwells; fan, mechanical, electrical, telephone and similar rooms; elevator, pipe and other vertical shafts, flues and ducts; and those areas depicted on Exhibit A as the “Landlord Exclusive Areas”.

(e)                                  “Building” means the office building known as 1701 Harbor Bay Parkway, Alameda, California, in which the Premises are located.

(f)                                   “Project” means the multiple office building project, of which the Building is a part, known as of the Date as 1750 North Loop Road and 1601, 1701, 1751, 1801 and 1851 Harbor Bay Parkway, Alameda, California, and related parking areas, walkways, landscaping areas and other common areas, less any portions that may be owned separately from the Building by a party other than Landlord from time to time.  A diagram of the Project is attached to this Lease as Exhibit G.

(g)                                  “Use” means medical laboratory uses, general office use, warehouse use, and related uses (including reagent manufacturing).

(h)                                 “Term” means the duration of this Lease, which will be approximately 124 months, beginning on the “Commencement Date” (as defined in Exhibit B) and ending on the “Expiration Date” (as defined below), unless terminated earlier or extended further as provided in this Lease.  The “Expiration Date” means (i) if the Commencement Date is the first day of a month, the date which is 124 months from the date preceding the Commencement Date; or (ii) if the Commencement Date is not the first day of a month, the date which is 124 months from the last day of the month in which the Commencement Date occurs.

(i)                                     “Base Rent” means the Rent payable according to Section 3.1, which will be in an amount per month or portion thereof during the Term as follows:

Months	Amount of Base Rent Payable Per Month

1* - 8	$0.00
9** - 12	$54,450.90
13 – 24	$60,155.28
25 – 36	$65,859.66
37 – 48	$67,933.98
49 – 60	$70,008.30
61 – 72	$72,082.62
73 – 84	$74,156.94
85 – 96	$76,231.26
97 – 108	$78,305.58
109 – 120	$80,898.48
121 – 124	$83,491.38

* This period shall begin on the Commencement Date and end on the date that is eight calendar months after the Commencement Date (which is approximately 240 days) as calculated pursuant to Section 27.19 of this Lease (the “Free Rent Period”).  By way of example, if the Commencement Date occurs on February 10, 2013, then the Free Rent Period shall expire on October 9, 2013.

** If the Commencement Date is not the first day of the month, then for purposes of this Section 1.1(i), “Month 9” of the Term will be the first full calendar month after the expiration of the Free Rent Period, together with the days in the prior calendar month after the expiration of the Free Rent Period (the “Partial Month”), and Base Rent for the Partial Month will be payable at the same rate as set forth in this Section 1.1(i) for Month 9, prorated based on the number of days in the Partial Month and the number of days in such prior calendar month.

(j)                                    “Building Share” means, with respect to the calculation of “Operating Expenses” according to Section 1.3(i), the percentage obtained by dividing the Rentable Area of the Premises by the total Rentable Area of the Building and multiplying the resulting quotient by 100 and rounding to the second decimal place.  As of the Date, the Building Share will be 87.72%.

(k)                                 “Project Share” means, with respect to the calculation of Operating Expenses according to Section 1.3(i), the percentage obtained by dividing the Rentable Area of the Premises by the total rentable square footage of the Project and multiplying the resulting quotient by 100 and rounding to the second decimal place. The Rentable

Area of the Project (and therefore, Project Share) will be subject to adjustment based on the number of buildings in the Project that Landlord may own, from time to time.  As of the Date, the Project Share will be 13.54%.

(l)                                     “Letter of Credit” means a single irrevocable, standby letter of credit as security for the performance of the obligations of Tenant hereunder in a form consistent with the terms of Section 28 of this Lease (the “Letter of Credit”) in the initial amount of $1,000,000.00 (the “L/C Amount”).  Simultaneously with Tenant’s execution and delivery of this Lease, Tenant will deliver the Letter of Credit to Landlord, as additional consideration to induce Landlord to enter into this Lease.  Provided that no default of the Lease by Tenant has occurred beyond any applicable cure period, the L/C Amount shall periodically decrease in accordance with this Section 1.1(l), including the schedule set forth below, with each period during which the L/C Amount is at a certain level being a “L/C Amount Period” and the months set forth below being the months after the Commencement Date.  Notwithstanding the foregoing, until the last L/C Amount Period:

(i)                                     With respect to any monetary Default (without limiting Landlord’s other remedies under this Lease), the next applicable reduction of the L/C Amount will automatically be extended one full calendar year, and all subsequent reductions will be postponed for a corresponding period of time.  For instance, if Tenant first commits a monetary Default in the 45th month of the Term, the L/C Amount will not be decreased from $750,000.00 to $500,000.00 until the end of the 72nd month of the Term, and will not be decreased from $500,000.00 to $250,000.00 until the end of the 97th month; and

(ii)                                  If Tenant’s net worth exceeds $50,000,000.00, as evidenced by audited financials delivered to Landlord, then Tenant will automatically have the right to reduce the L/C Amount to $250,000.00; provided, however, that thereafter Tenant will deliver financial statements to Landlord at least once per calendar quarter, including audited financials whenever they are available, but no less often than once per calendar year, and if Tenant’s net worth falls below $50,000,000.00, as evidenced by such financials, then the L/C amount will automatically be increased to the amount set forth below, and Tenant will be required, within thirty (30) days after the delivery of such financials to Landlord, to provide Landlord with an amendment to or a replacement of the then-current Letter of Credit consistent with such increased L/C Amount.

L/C Amount Period (Months after the Commencement Date)	L/C Amount*

Months 1** through 36	$1,000,000.00

Months 37 through 60	$750,000.00

Months 61 through 84	$500,000.00

Months 85 through 124	$250,000.00

* These changes in the L/C Amount may be delayed or accelerated as set forth above, and Tenant will be responsible for causing any such modifications of the applicable Letter of Credit to be made at Tenant’s sole cost.

** The first L/C Amount Period will begin on the date Tenant deposits the Letter of Credit with Landlord.

(m)                             “Landlord’s Manager’s Address” means:

PM Realty Group
1701 Harbor Bay Parkway, Suite 200
Alameda, California 94502
Attention: Helen Ahrens

(n)                                 “Landlord’s General Address” means:

Amstar-105, LLC
1050 17th Street, Suite 2300
Denver, Colorado 80265
Attention:  Director of Office Investments

(o)                                 “Landlord’s Payment Address” means:

Amstar-105, LLC, c/o PM Realty Group
P.O. Box 748365
1000 W. Temple St.
Los Angeles, CA 90074 - 8365

(p)                                 “Tenant’s Notice Address” means,

for notices given before the Commencement Date:

Singulex, Inc.
1650 Harbor Bay Parkway
Suite 200
Alameda, CA 94502
Attention:  Philippe Goix or CEO

and for notices given after the Commencement Date:

Singulex, Inc.
1701 Harbor Bay Parkway
Suite 200
Alameda, California 94502
Attention:  Philippe Goix or CEO
Telephone Number: (510) 995-9000
Email address: P.Goix@singulex.com

(q)                                 “Tenant’s Invoice Address” means:

Singulex, Inc.
1701 Harbor Bay Parkway
Suite 200
Alameda, California 94502
Attention:  Accounts Payable

(r)                                    “Brokers” means the following brokers who will be paid by Landlord:  Cushman & Wakefield representing Landlord and UGL Services, Equis Operations Co., Inc.; representing Tenant; and the following brokers who will be paid by Tenant:  None.

1.2                               Exhibits and Riders. The Exhibits and Riders listed below are attached to and incorporated in this Lease. In the event of any inconsistency between such Exhibits or Riders and the terms and provisions of this Lease, the terms and provisions of the Exhibits and Riders will control. The Exhibits to this Lease are:

Exhibit A	–	Plan Delineating the Premises
Exhibit B	–	Possession and Leasehold Improvements Exhibit (with Schedule 1 thereto, Preliminary Plans)
Exhibit C	–	Occupancy Estoppel Certificate
Exhibit D	–	Rules and Regulations
Exhibit E	–	Telecommunications Rules
Exhibit F	–	Office Cleaning Specifications
Exhibit G	–	Diagram of the Project

1.3                               Additional Definitions.  In addition to those terms defined in Section 1.1 and other sections of this Lease, the following defined terms when used in this Lease have the meanings indicated:

(a)                                 “Additional Rent” means the Rent payable according to Section 3.2 and Section 5.2(g).

(b)                                 “Affiliates” of a party means that party’s parent, subsidiary and affiliated corporations and its and their managers, members, partners, venturers, directors, officers, shareholders, agents, servants and employees.

(c)                                  “Building Standard” means the scope and quality of leasehold improvements, Building systems or Building services, as the context may require, generally offered from time to time to all office tenants of the Building.

(d)                                 “Business Hours” means the hours from 8:00 a.m. to 6:00 p.m. on Monday through Friday.  (“Extended Business Hours” is defined in Section 5.2(b).)

(e)                                  “Common Areas” means certain interior and exterior common and public areas located on the Project and in the Building as may be designated by Landlord for the nonexclusive use in common by Tenant, Landlord and other tenants, and their employees, guests, customers, agents and invitees.

(f)                                   “Costs” means the aggregate of any and all costs (other than those expressly excluded below) incurred or accrued during each calendar year according to sound real estate management and accounting principles, consistently applied (and consistent with such principles applied by landlords of comparable buildings in the area) for operating, managing, administering, equipping, securing and protecting (to the extent such services are provided by Landlord), insuring, heating, cooling, ventilating, lighting, repairing, replacing, renewing, cleaning, maintaining, decorating, inspecting, and providing water, sewer and other energy and utilities to, any portion of the Project, Building and Common Areas (any of which may be furnished by Landlord, an Affiliate of Landlord, or a third party, including an owners’ association or declarant under a Declaration); the total amounts paid by or due from Landlord in satisfaction of any charges or assessments made by any association or other party in connection with providing any services or benefits to the Premises, Building or the Project pursuant to any Declaration, but excluding the costs of electricity used in the Premises, which will be paid by Tenant pursuant to Section 5.2(g); management fees calculated according to the management agreement between Landlord and its managing agent (subject to clause (xii) below); fees and expenses (including reasonable attorneys’ fees) incurred in contesting the validity of any Laws that would cause an increase in Costs; depreciation on personal property and moveable equipment which is or should be capitalized on Landlord’s books that is reasonably used in connection with the management of the Project; and costs (whether capital or not) that (1) are incurred in order to conform to changes required by any Laws enacted subsequent to the Date, or (2) have been or are incurred with the intent to reduce Costs or the rate of increase in Costs (the costs described in clauses (1) and (2) will be charged to Costs in annual installments over the useful life of the items for which such costs are incurred [in the case of items required by changes in Laws] or over the period Landlord reasonably estimates that it will take for the savings in Costs achieved by such items to equal their cost [in the case of items intended to reduce Costs or their rate of increase], and in either case together with interest, at the average Prime Rate in effect during each calendar year that such costs are charged to Costs, on the unamortized balance).  Costs will not include any of the following:

(i)                                     Costs of capital replacements, capital improvements and equipment, except as specifically permitted herein; costs incurred in connection with the original construction or design of the Project or in connection with any major change in the Project, such as adding or deleting floors, costs for the replacement of any roofs in the Project or to the correction of inherent structural defects in the Project.

(ii)                                  Costs of the design and construction of tenant improvements to the Premises or the premises of other tenants, including permit, licensing and inspection costs related to such tenant improvements;

(iii)                               Depreciation, interest and principal payments on mortgages and other debt costs, if any and amounts paid as ground rental or as rental for the Project by Landlord;

(iv)                              Marketing costs, legal fees, space planners’ fees and advertising and promotional expenses, leasing commissions and brokerage fees incurred in connection with the original development, subsequent improvement, or original or future leasing of the Project;

(v)                                 Costs for which any tenant directly contracts with local providers, costs for which Landlord is reimbursed directly (as opposed to through charges for each tenant’s proportionate share of Operating Expenses) by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else and expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Project without a separate charge;

(vi)                              Any bad debt loss, rent loss or reserves for bad debts or rent loss; and reserves for capital or future operating expenses;

(vii)                           Landlord’s general corporate overhead and general and administrative expenses and other costs associated with the operation of the business of the entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Project, including partnership, limited liability company, or corporate accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, and costs incurred in connection with any disputes or proceedings, including but not limited to any disputes or proceedings between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(viii)                        The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Costs include wages and/or benefits attributable to personnel above the level of on-site Project Manager or on-site Project Engineer or any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

(ix)                              Overhead and profit increment paid to Landlord or to Affiliates of Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis, which parties render services in comparable Projects;

(x)                                 Rentals and other related expenses incurred in leasing air conditioning systems or other equipment, the cost of which, if purchased, would be excluded from Costs as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(xi)                              Costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(xii)                           Fees and reimbursements payable to Landlord (including its Affiliates) for management of the Project which would ordinarily be included in a management fee, in excess of the management fee that a landlord would have been required to pay to comparable independent established management companies operating other comparable Projects in comparable locations; and in no event shall Costs include management fees in excess of 3.5% of gross rentals collected for the Project;

(xiii)                        Costs to repair or rebuild after casualty loss (excluding deductibles under insurance policies carried by Landlord);

(xiv)                       Any costs expressly excluded from Operating Costs elsewhere in the Lease;

(xv)                          Rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of comparable projects in the vicinity of the Project, with adjustment where appropriate for the size of the applicable project;

(xvi)                       Costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(xvii)                    Costs incurred to comply with federal, state, county or local Laws in effect as of the Date, including but not limited to Laws relating to disabled access, energy efficiency or conservation, or the removal of “Hazardous Material” (as defined below, under applicable Law as such as of the Date), which Hazardous Material is in existence in the Project or on the Project prior to the Date or is brought into or onto the Project after the Date by Landlord or any other tenant of the Project (excluding Tenant), and is of such a nature that a federal, state or municipal government governmental authority, if it had knowledge of the presence of such Hazardous Material in the state and under the conditions that it then exists in or on the Project, would require the removal of such Hazardous Material or would require other remedial or containment action with respect thereto pursuant to Laws in effect as of the Date (in the event that such costs of compliance are not paid by Landlord and are instead charged to Tenant or directly by a governmental authority, Landlord agrees that it will reimburse Tenant for such charges);

(xviii)                 Costs arising from Landlord’s charitable or political contributions; and

(xix)                       Interests, fine, late fees, collection costs, legal fees or penalties assessed as a result of Landlord’s failure to make payments in a timely manner or to comply with applicable Laws, including regarding the payment of “Taxes” (as defined below), or to comply with the terms of any lease, mortgage, deed of trust, ground lease, private restriction or other agreement.

For each calendar year during the Term, the amount by which those Costs that vary with occupancy (such as cleaning costs and utilities) would have increased had the Project been 95% occupied and operational and had all Project services been provided to all tenants will be reasonably determined and the amount of such increase will be included in

Costs for such calendar year.  Notwithstanding the foregoing, Landlord shall (A) not collect or be entitled to collect Costs from all of the tenants in an amount in excess of 100% of the Costs actually paid by Landlord in connection with the operation of the Building, the Project, or the Common Areas, as applicable, (B) make no profit from Landlord’s collections of Costs (other than amounts received in connection with property management services), and (C) reduce the amount of Costs by any refund or discount received by Landlord in connection with any expenses previously included in Costs.  In addition to the foregoing, Tenant’s Share of “Controllable Costs” (as defined below) for each calendar year after the first calendar during the initial Term (that is, after 2013) will be subject to the limitation set forth in this Section 1.3(f).  Tenant’s Share of Controllable Costs will not include that portion, if any, of Controllable Costs that exceed the “Maximum Share” (as defined below) for that calendar year.  “Maximum Share” means for the second calendar year of the Term (that is, 2014), 104% of the Controllable Costs for the first calendar year, and for each calendar year thereafter, 104% of the prior year’s Maximum Share (so that the Maximum Share for 2015 will be 104% of the Maximum Share for 2014 and so forth).  “Controllable Costs” means all Costs other than (x) Taxes; (y) costs of insurance; and (z) costs of water, sewer, electricity, natural gas and other utilities.

(g)                                  “Declarations” means any declaration, reciprocal easement agreement or other similar instrument or agreement relating to access, use and/or maintenance of the Project and improvements thereon that now affect or in the future may affect the Project and is recorded in the real property records of Alameda County, California, as they may be recorded, amended and otherwise modified (provided that no such amendments or modifications shall have a material adverse affect on Tenant or Tenant’s use of the Premises unless approved by Tenant, which approval will not be unreasonably delayed, conditioned or withheld).  This Lease and all of Tenant’s rights hereunder are and will be subject and subordinate to all Declarations.  While such subordination will occur automatically, Tenant agrees to execute and deliver to Landlord or the applicable association or party contemplated by the applicable Declaration, within 10 days after request and without cost to Landlord, such instrument(s) as may be reasonably required to evidence such subordination.

(h)                                 “Laws” means any and all present or future federal, state or local laws, statutes, ordinances, rules, regulations or orders of any and all governmental or quasi-governmental authorities having jurisdiction and all judicial and administrative decisions in connection with the enforcement thereof, including without limitation the Americans with Disabilities Act..

(i)                                     “Operating Expenses” means the sum of (i) the Building Share multiplied by all Costs and Taxes incurred by Landlord in such calendar year in connection with the Building, plus (ii) the Project Share multiplied by all Costs and Taxes incurred by Landlord in such calendar year in connection with the Project, which shall include a share of all Costs and Taxes incurred by Landlord in connection with the Common Areas of the Project, but which will exclude Costs and Taxes incurred by Landlord with respect to any building in the Project, as equitably determined by Landlord.

(j)                                    “Prime Rate” means the rate of interest announced from time to time by Wells Fargo Bank, or any successor to it, as its prime rate.  If Wells Fargo Bank or any successor to it ceases to announce a prime rate, Landlord will designate a reasonably comparable financial institution for purposes of determining the Prime Rate.

(k)                                 “Rent” means the Base Rent, Additional Rent and all other amounts required to be paid by Tenant under this Lease.

(l)                                     “Rentable Area” means the rentable area, measured in square feet, of any described space within the Building or the Project, as applicable, as determined pursuant to a Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996.

(m)                             “Taxes” means the amount incurred or accrued during each calendar year according to generally accepted accounting principles for:  all ad valorem real and personal property taxes and assessments, special or otherwise, levied upon or with respect to the Building or Project, the personal property used in operating the Building or Project, and the rents and additional charges payable by tenants of the Building or Project, and imposed by any taxing authority having jurisdiction; all taxes, levies and charges which may be assessed, levied or imposed in replacement of, or in addition to, all or any part of ad valorem real or personal property taxes or assessments as revenue sources, and which in whole or in part are measured or calculated by or based upon the Building or Project, the leasehold estate of Landlord or the tenants of the Building or Project, or the rents and other charges payable by such tenants; capital and place-of-business taxes, and other similar taxes assessed relating to the Common Areas; and any reasonable and customary expenses incurred by Landlord in attempting to reduce or avoid an increase in Taxes, including, without limitation, reasonable and customary legal fees and costs.  Notwithstanding the foregoing, if a reassessment of the Building or Project for ad valorem property tax purposes, including any reassessment pursuant to California Constitution Article 13A and Sections 60 through 67 of the California Revenue & Taxation Code, occurs, then Tenant will be obligated to pay the Building Share and/or the Project Share of any such additional Taxes resulting from any such reassessment with respect to the Building or Project.  Taxes will not include any franchise or net income taxes of Landlord.  In the event that Landlord receives any refunds of any Taxes, the amount of any such refund shall be deducted from the Taxes for the calendar year to which such refund specifically relates, and not to the year received by Landlord, even if this Lease has terminated, and a retroactive adjustment shall be made in favor of Tenant in connection with such refund (or if the Lease has terminated other than as a result of a Default by Tenant, such amount shall be paid to Tenant).

2.                                      GRANT OF LEASE.

2.1                               Demise.  Subject to the terms, covenants, conditions and provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the nonexclusive right to use the Common Areas, for the Term.  Tenant and its employees and agents will have access to the Premises 24 hours per day, every day of the Term, subject to Landlord’s reasonable security measures, if any.

2.2                               Quiet Enjoyment.  Landlord covenants that during the Term, Tenant will have quiet and peaceable possession of the Premises free from claims by, through and under Landlord, subject to the terms, covenants, conditions and provisions of this Lease, and Landlord will not disturb such possession except as expressly provided in this Lease.

2.3                               Landlord and Tenant Covenants.  Landlord covenants to observe and perform all of the terms, covenants and conditions applicable to Landlord in this Lease.  Tenant covenants to pay the Rent when due, and to observe and perform all of the terms, covenants and conditions applicable to Tenant in this Lease.

2.4                               Landlord’s Reserved Rights.  In addition to other rights in favor of Landlord set forth herein, Landlord, its agents and employees will have the right to enter the Premises from time to time at reasonable times to examine the same, obtain ingress to and egress from the Landlord Exclusive Areas, show them to prospective purchasers and other persons, to supply janitorial services or any other services to be provided by Landlord to Tenant, to post notices of non-responsibility, without liability to Tenant for any loss or damage incurred as a result of such entry unless caused by the negligence or willful act of Landlord or anyone acting by, through or under Landlord; provided that Landlord will take reasonable and customary steps in connection with such entry to minimize any disruption to Tenant’s business or its use of the Premises, and provided further that in connection with any examination or showing of the Premises or access to the Landlord Exclusive Areas (except in case of emergency), Landlord will provide not less than 24 hours’ prior telephonic and email notice to Tenant, with Landlord receiving either an acknowledgement of the applicable email from the intended recipient or an automatic email delivery receipt.  Landlord further reserves the right to record any amendments to the Declarations and to create any related associations, subject to Section 1.3(g).

3.                                      RENT.

3.1                               Base Rent.  Commencing on the Commencement Date and then throughout the Term, Tenant agrees to pay Landlord Base Rent according to the following provisions.  Base Rent during each month (or portion of a month) described in Section 1.1(i) will be payable in equal monthly installments for such month (or portion), in advance, on or before the first day of each and every month during the Term.  However, if the Term commences on other than the first day of a month or ends on other than the last day of a month, Base Rent for such month will be appropriately adjusted on a prorated basis.

3.2                               Additional Rent.  Commencing on the date immediately following the Free Rent Period (except for janitorial services for which Tenant will commence paying as of the Commencement Date and except for electrical usage, which Tenant will pay directly to the applicable utility provider) and then throughout the Term, Tenant agrees to pay Landlord, as Additional Rent, in the manner provided below, Operating Expenses.

(a)                                 Estimated Payments.  Prior to the Commencement Date and as soon as practicable (but not more than four months) after the beginning of each calendar year thereafter, Landlord will notify Tenant of Landlord’s estimate of the Operating Expenses for the ensuing calendar year.  On or before the first day of each month during the Term, Tenant will pay to Landlord, in advance, 1/12th of such estimated amounts, provided that until such notice is given with respect to the ensuing calendar year, Tenant will continue to pay on the basis of the prior calendar year’s estimate until 30 days after such notice is given.  However, if the Term commences on other than the first day of a month or ends on other than the last day of a month, Operating Expenses for such month will be appropriately adjusted on a prorated basis.  In the month Tenant first pays based on Landlord’s new estimate, Tenant will pay to Landlord 1/12th of the difference between the new estimate and the prior year’s estimate for each month which has elapsed since the beginning of the current calendar year.  If at any time or times, but not more than once during any calendar year, it appears to Landlord that the portion of Operating Expenses that are not Controllable Costs for the then-current calendar year will vary from Landlord’s estimate by more than 5%, Landlord may, by notice to Tenant, revise its estimate for such year and subsequent payments by Tenant for such year will be based upon the revised estimate.

(b)                                 Annual Settlement.  As soon as practicable (but not more than three months) after the close of each calendar year, Landlord will deliver to Tenant its statement of Operating Expenses for such calendar year (a “Statement”).  If on the basis of such Statement Tenant owes an amount that is less than the estimated payments previously made by Tenant for such calendar year, Landlord will either refund such excess amount to Tenant or credit such excess amount against the next payment(s), if any, due from Tenant to Landlord.  If on the basis of such Statement Tenant owes an amount that is more than the estimated payments previously made by Tenant for such calendar year, Tenant will pay the deficiency to Landlord within 30 days after the delivery of such Statement.  If this Lease commences on a day other than the first day of a calendar year or terminates on a day other than the last day of a calendar year, Operating Expenses applicable to the calendar year in which such commencement or termination occurs will be prorated on the basis of the number of days within such calendar year that are within the Term.

(c)                                  Final Payment.  Tenant’s obligation to pay the Additional Rent provided for in this Section 3.2 which is accrued but not paid for periods prior to the expiration or early termination of the Term will survive such expiration or early termination.  Prior to or within 30 days after the expiration or early termination of the Term, Landlord may submit an invoice to Tenant stating Landlord’s estimate of the amount by which Operating Expenses through the date of such expiration or early termination will exceed Tenant’s estimated payments of Additional Rent for the calendar year in which such expiration or termination has occurred or will occur.  Tenant will pay the amount of any such excess to Landlord within thirty 30) days after the date of Landlord’s invoice.  In the event that Tenant is entitled to a refund pursuant to this Section 3.2, Landlord’s obligation to refund any such amounts will survive termination or expiration of the Term and will be paid within 30 days after such termination or expiration.

(d)                                 Tenant’s Right to Audit.

(i)                                     Right to Audit.  Within one year after receipt of a Statement (even if such Statement is received after the expiration or earlier termination of the Term), upon 10 days’ notice, Tenant will have the right to inspect and audit Landlord’s books, records and documents with respect to Operating Expenses for the year reflected on such Statement and the immediately preceding year, to the extent reflected on such Statement (an “Audit”).  If Tenant does not give Landlord notice of its election to conduct an Audit within such one-year period, Tenant will be deemed to have waived its right to conduct an Audit with respect to such Statement, and the terms and amounts set forth in the Statement will be conclusive and final.  A permitted assignee of Tenant’s interest in this Lease may conduct an Audit, but only with respect to the period after such assignee became the Tenant hereunder.  No subtenant, other than a subtenant pursuant to a Permitted Transfer, will be permitted to conduct an Audit, and if such a subtenant conducts an Audit for a particular period, then Tenant will not be permitted to conduct an Audit for that period.  Landlord shall cooperate with Tenant and/or its representatives, including by making Landlord’s personnel available, at Landlord’s sole cost and expense, as is reasonably necessary to assist Tenant and/or its representatives in connection with any Audit permitted hereunder (provided that Landlord may charge Tenant for copies at Landlord’s actual cost).

(ii)                                  Conduct of Audit.  Tenant will have the right to use any third party auditor of its choosing to assist with or perform the Audit; provided, however, that such auditor has experience with commercial lease audits, and provided further that in no event may Tenant use an auditor paid on a contingency fee or other result dependent basis.  Within five business days after completion of an Audit, Tenant will notify Landlord of the results of such Audit (the “Audit Completion Notice”), including the discrepancy, if any, between Tenant’s Share of Operating Expenses for the period covered by the applicable Statement (the “Preliminary Audited Amount”) and the sum actually paid by Tenant for Tenant’s Share of Operating Expenses for the period covered by the applicable Statement, taking into account any adjustments made pursuant to Section 3.2(b) (the “Paid Amount”).

(iii)          Resolution.  If an Audit determines that the Preliminary Audited Amount is different than the Paid Amount, Landlord and Tenant will endeavor to agree upon a resolution of such discrepancy.  If they cannot agree within 20 days from the date on which Landlord receives the Audit Completion Notice, Tenant and Landlord will each submit their own determination of the appropriate resolution of such discrepancy to an independent certified public accounting firm selected by mutual agreement of Landlord and Tenant, which firm will have had no present or past business relationship with either Landlord or Tenant (the “Resolution Firm”).  The Resolution

Firm will then promptly and conclusively determine whether Landlord’s or Tenant’s proposed resolution more accurately reflects the discrepancy (but the Resolution Firm will not make any modifications to either proposed resolution).  Both parties will be bound by the amount chosen by the Resolution Firm.  The amount chosen by the Resolution Firm (or that amount agreed upon by Landlord and Tenant without the services of the Resolution Firm) is the “Final Audited Amount.”

(iv)                              Payment of Discrepancy.  If the Paid Amount was greater than the Final Audited Amount, then Tenant will be entitled to offset the excess against the next due installment or installments of Tenant’s Share of Operating Expenses.  If the Term has expired at the time such offset is due Tenant, Landlord will pay the refund amount to Tenant by check within 30 days after the amount due Tenant has been determined.  If the Paid Amount is less than the Final Audited Amount, Tenant will pay such difference to Landlord within 30 days after the amount due Landlord has been determined.

(v)                                 Costs of Audit.  Unless the aforementioned resolution confirms that the Operating Expenses used to determine the Paid Amount were greater than 105% of the Operating Expenses used to determine the Final Audited Amount, Tenant will be responsible for all of Tenant’s costs incurred in connection with such Audit and resolution, and Tenant will pay Landlord as Additional Rent Landlord’s actual and reasonable costs associated with such Audit and resolution, including, without limitation, the reasonable and actual costs of (A) photocopying documents; (B) retrieval of documents from storage; (C) reasonable costs charged by the auditing accounting firm retained by Tenant, excluding travel and lodging expenses; and (D) the cost of the Resolution Firm, if any.  If such resolution reveals that the Operating Expenses used to determine the Paid Amount are greater than 105% of the Operating Expenses used to determine the Final Audited Amount, Landlord will be responsible for all of Landlord’s costs incurred in connection with such Audit and resolution, and Landlord will reimburse Tenant for Tenant’s actual and reasonable costs associated with such Audit and resolution, including, without limitation, the reasonable and actual costs, if any, of (I) photocopying documents; (II) retrieval of documents from storage; (III) time spent by employees of Tenant in supervising and coordinating such Audit, excluding costs for any lodging or travel; (IV) reasonable costs charged by the auditing accounting firm retained by Tenant, excluding costs for any lodging or travel; and (V) the cost of the Resolution Firm, if any.

(e)                                  Limitations on Landlord’s Right to Collect Operating Expenses.  Landlord shall not have the right to recover any Operating Expenses from Tenant if Landlord issues a Statement or otherwise demands reimbursement of such Operating Expenses more than one year following the last day of the calendar year in which such Operating Expenses were incurred.

3.3                               Other Taxes.  Tenant will reimburse Landlord upon demand for any and all taxes payable by Landlord (other than franchise and net income taxes and taxes included in the definition of Taxes) whether or not now customary or within the contemplation of Landlord and Tenant:  (a) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises; (b) upon or measured by Rent; (c) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Premises; and (d) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

3.4                               Terms of Payment.  All Base Rent, Additional Rent and other Rent will be paid to Landlord in lawful money of the United States of America, at Landlord’s Payment Address or to such other person or at such other place as Landlord may from time to time designate in writing, without notice or demand and without right of deduction, abatement or set-off, except as otherwise expressly provided in this Lease.

3.5                               Interest on Late Payments, Late Charge.  Tenant hereby acknowledges that the late payment by Tenant to Landlord of any amount payable under this Lease will cause Landlord to incur costs not otherwise contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain.  All amounts payable under this Lease by Tenant to Landlord, if not paid within five days after the date due, will bear interest from the due date until paid at the lesser of the highest interest rate permitted by law or 5% in excess of the then-current Prime Rate.  Landlord, at Landlord’s option, in addition to past due interest, may charge Tenant a late charge for all payments more than seven days past due, equal to the lesser of 3% of the amount of said late payment or the maximum amount permitted by law; provided, however, that on not more than two occasions during any calendar year during the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of five business days thereafter in which to make such payment before any late charge is assessed.  The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant.  Acceptance of such late charge by Landlord will in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

3.6                               Right to Accept Payments.  No receipt by Landlord of an amount less than Tenant’s full amount due will be deemed to be other than payment “on account”, nor will any endorsement or statement on any check or any accompanying letter effect or evidence an accord and satisfaction.  Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any right of Landlord.  No payments by Tenant to Landlord:  (a) after the expiration or other termination of the Term will reinstate, continue or extend the Term; or (b) will invalidate or make ineffective any notice (other than a demand for payment of money) given prior to such payment by Landlord to Tenant.  After notice or commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due under this Lease, and such receipt will not void any notice or in any manner affect any pending suit or any judgment obtained.

4.                                      USE AND OCCUPANCY.

4.1                               Use.  Tenant agrees to use and occupy the Premises only for the Use described in Section 1.1(g), or for such other purpose as Landlord expressly authorizes in writing.  Landlord shall not unreasonably withhold its consent with respect to such other purpose.

4.2                               Compliance.  Tenant agrees to use the Premises in a safe, careful and proper manner, and to comply with all Laws applicable to Tenant’s use, occupancy or alteration of the Premises or the condition of the Premises resulting from such use, occupancy or alteration, at Tenant’s sole cost and expense.  Notwithstanding the foregoing, Tenant shall be permitted to contest the applicability of such Laws so long as Tenant provides, in advance of any contest, reasonable security to Landlord in the event of the failure of such contest.

4.3                               Occupancy.  Tenant will not do or permit anything which obstructs or interferes with other tenants’ rights or with Landlord’s providing Building or Project services, or which injures or annoys other tenants.  Tenant will not cause, maintain or permit any nuisance in or about the Premises and will keep the Premises free of debris, and anything of a dangerous, noxious, toxic or offensive nature or which could create a fire hazard or undue vibration, heat or noise.  If any item of equipment, building material or other property brought into the Project by Tenant or on Tenant’s request causes a dangerous, noxious, toxic or offensive effect (including an environmental effect) and in Landlord’s reasonable opinion such effect will not be permanent but will only be temporary and is able to be eliminated, then Tenant will not be required to remove such item, provided that Tenant promptly and diligently causes such effect to be eliminated, pays for all costs of elimination and indemnifies Landlord against all liabilities arising from such effect.  Tenant will not make or permit any use of the Premises which may materially jeopardize any insurance coverage, increase the cost of insurance or require additional insurance coverage.  If by reason of Tenant’s failure to comply with the provisions of this Section 4.3, (a) any insurance coverage is materially jeopardized, then Landlord will have the option to terminate this Lease; or (b) insurance premiums are increased, then Landlord may require Tenant to immediately pay Landlord as Rent the amount of the increase in insurance premiums.

4.4                               Hazardous Material.

(a)                                 The term “Hazardous Material” as used in this Lease means any product, substance, chemical, material, or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release, or effect, either by itself or in combination with other materials expected to be owned or about the Premises is either: (i) potentially injurious to the public health, safety, or welfare, the environment, or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for liability of Landlord to any governmental agency or third party under applicable statute or common law theory.  Hazardous Material will include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or fractions thereof, asbestos, chlorofluorocarbons, polychlorinated biphenyls (PCBs) and formaldehyde.  Tenant will not bring, place, hold, treat, or dispose of any Hazardous Material on, under, or about the Premises, the Building, or the Project.  Tenant will not cause or allow any Hazardous Material to be incorporated into any improvements or alterations which it makes or causes to be made to the Premises.  Tenant’s liability under this Section 4.4 will extend to any and all such Hazardous Material whether or not such substance was defined, recognized, or known or suspected of being hazardous, toxic, dangerous, or wasteful, at the time of any act or omission giving rise to Tenant’s liability.  Notwithstanding the foregoing, Tenant shall be entitled, without Landlord’s consent, to possess and maintain within the Premises reasonable and lawful amounts of such Hazardous Materials which are customarily and lawfully used by Tenant in connection with its general office, laboratory, reagent manufacturing, and warehouse uses.

(b)                                 Tenant will promptly comply with the requirements of Section 25359.7(b) of the California Health and Safety Code and/or any successor or similar statute.  Accordingly, if Tenant knows, or has reasonable cause to believe, that Hazardous Material, or a condition involving or resulting from same, has come to be located in, on, under, or about the Premises, other than as previously consented to by Landlord, Tenant will immediately give written notice of such fact to Landlord.  Tenant will also immediately give Landlord a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or private party, or persons entering or occupying the Premises, concerning the presence, spill, release, discharge off, or exposure to, any Hazardous Material, or contamination in, on, under, or about the Premises.  Should Tenant fail to so notify Landlord, Landlord will have all rights and remedies provided for such a failure by such Section 25359.7(b) in addition to all other rights and remedies which Landlord may have under this Lease or otherwise.  Additionally, Tenant will immediately notify Landlord in writing of (i) any enforcement, clean-up, removal, or other governmental action instituted, completed, or threatened with regard to Hazardous Material involving the Premises, the Building, or the Project, (ii) any claim made or threatened by any person against Tenant, Landlord, the Premises, the Building, or the Project related to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Material, (iii) any reports made to any environmental agency arising out of or in connection with any Hazardous Material at or removed from the Premises, the Building, or the Project, including any complaints, notices, warnings, or assertions of any violation in connection therewith, (iv) any spill, release, discharge, or disposal of Hazardous Material that occurs with respect to the Premises or Tenant’s operations, including, without limitation, those that would constitute a violation of California Health and Safety Code Section 25249.5 or any other Applicable Environmental Law (defined below); and (v) Tenant’s discovery of any occurrence or condition on, under, or about the Premises, the Building, or the Project or any real property adjoining or in the vicinity of the Building or Project or any part thereof causing or possibly causing the Building or Project or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability, or use under any Applicable Environmental Law, including, without limitation, Tenant’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Building or Project that could cause the Building or Project or any part thereof to be classified as

“border-zone property” under the provisions of California Health and Safety Code Sections 25220 et seq. or any regulation adopted in accordance therewith, or to be otherwise subject to any restrictions on the ownership, occupancy, transferability, or use of the Building or Project, or any part thereof under any Applicable Environmental Law.

(c)                                  Tenant will immediately abate any Hazardous Material brought, placed, or leaked onto, or under, the Premises during the Term of the Lease by Tenant or any of Tenant’s employees, agents, representatives, licensees, guests, contractors or invitees, except as otherwise permitted by this Section 4.4.  Additionally, to the extent Tenant brings, places, holds, treats, disposes of, or utilizes any chlorofluorocarbons on or about the Premises, Tenant will remove all such chlorofluorocarbons prior to, or upon, termination of the Lease, regardless of whether such chlorofluorocarbons are then defined, recognized, known or supposed to be Hazardous Material.  Tenant, however, will not take any remedial action related to Hazardous Material located in or about the Premises, the Building, or the Project and will not enter into a settlement, consent decree, or compromise in response to any claim related to Hazardous Material, without first notifying Landlord in writing of Tenant’s proposed action and affording Landlord a reasonable opportunity to appear, intervene, or otherwise participate in any discussion or proceeding for the purposes of protecting Landlord’s interest in the Premises, the Building, and the Project.

(d)                                 In addition to any other indemnity contained in this Lease, Tenant hereby will protect, defend, indemnify, and hold Landlord, its partners, managers, members, officers, directors, subsidiaries, affiliates, lenders, employees and agents, and Property Manager and ground lessor, if any, and the Premises, harmless, unless due to Landlord’s gross negligence or willful misconduct, from and against any and all losses, liabilities, damages (excluding punitive, special and indirect damages), injuries, costs, expenses, claims of any and every kind whatsoever (including, without limitation, court costs, reasonable attorneys’ fees, and damages to any person, the Premises, the Building, the Project, or any other property or loss of rents) which at any time or from time to time may be paid, incurred, or suffered by or asserted against Landlord with respect to, or as a direct or indirect result of (except if and to the extent required to be indemnified by Landlord pursuant to Section 4.4(e)): (i) breach by Tenant of any of the covenants set forth in this Section, and/or (ii) to the extent caused or allowed by Tenant, or any agent, employee, contractor, invitee, or licensee of Tenant, the presence on, under, or the escape, seepage, leakage, spillage, discharge, emission, release from, onto, or into the Premises, the Building, the Project, any land, the atmosphere, or any watercourse, body of water, or ground water, of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, or claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), any so-called “Superfund” or “Superlien” law, the Resource Conservation and Recovery Act of 1980 (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Safe Drinking Water Act (42 U.S.C.  §§ 300f et seq.), the Toxic Substances Control Act (15 U.S.C.  §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), California Health & Safety Code §§ 25100 et seq. and §§ 39000 et seq., the California Safe Drinking Water & Toxic Enforcement Act of 1986 (California Health & Safety Code §§ 25249.5 et seq.), the Porter-Cologne

Water Quality Control Act (California Water Code §§ 13000 et seq.), any and all amendments and recodifications of the foregoing statutes, or any other federal, state, local, or other statute, law, ordinance, code, rule, regulation, permit, order, or decree regulating, relating to or imposing liability or standards of conduct concerning Hazardous Material; all of the foregoing will collectively be referred to as “Applicable Environmental Laws”).  Tenant shall not be responsible or liable by reason of Hazardous Materials not used or stored at the Premises by Tenant or the presence of which is not due to the act of Tenant, its employees, invitees, contractors or agents.

(e)                                  Landlord will protect, defend, indemnify, and hold Tenant, its shareholders, partners, managers, members, officers, directors, subsidiaries, affiliates, lenders, employees and agents, harmless from all losses, liabilities, damages (excluding punitive, special and indirect damages), injuries, costs, expenses, claims of any and every kind whatsoever (including, without limitation, court costs, reasonable attorneys’ fees, and damages to any person or any other property)  which at any time or from time to time may be paid, incurred, or suffered by or asserted against Tenant with respect to, or as a direct or indirect result of (except if and to the extent required to be indemnified by Tenant pursuant to Section 4.4(d)), the presence on, under, or the escape, seepage, leakage, spillage, discharge, emission, release from, onto, or into the Premises, the Building, the Project, any land, the atmosphere, or any watercourse, body of water, or ground water, of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses, or claims asserted or arising under Applicable Environmental Laws).

(f)                                   Landlord and Landlord’s lender(s) will have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times upon 24 hours’ notice, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and with all Applicable Environmental Laws, and to employ experts and/or consultants in connection therewith and/or to advise Landlord with respect to Tenant’s activities including but not limited to the installation, operation, use, monitoring, maintenance, or removal of any Hazardous Material from the Premises.  The costs and expenses of such inspection will be paid by the party requesting same, unless a violation of Applicable Environmental Law, or a contamination, caused or contributed to by Tenant is found to exist, or unless the inspection is required or ordered by governmental authority as the result of any such existing violation or contamination.  In any such case, Tenant will upon request reimburse Landlord or Landlord’s lender(s), as the case may be, for the costs and expenses of such inspections (but only to the extent a violation or contamination was caused or contributed to by Tenant).

(g)                                  The indemnification obligations of Landlord and Tenant set forth in this Section 4.4 will survive the expiration or termination of this Lease.

5.                                      SERVICES AND UTILITIES.

5.1                               Landlord’s Standard Services.  During the Term, Landlord will operate and maintain the Building and the Project in compliance with all applicable Laws and according to those standards prevailing for comparable Class A office/R&D buildings in the Alameda,

California market area.  Landlord will provide the following services according to such standards, the costs of which will be included in Costs to the extent provided in Section 1.3(f):

(a)                                 Repair, maintenance and replacement of the Common Areas, all structural elements of the Building (including roof structures and membranes, exterior walls and glass, and foundations) and all general mechanical, plumbing and electrical systems installed in the Project serving the Building other than those installed by Tenant.  Without limiting the foregoing, Landlord shall be responsible for compliance with ADA within the Project to the extent such compliance is not required due specifically to Tenant’s use of the Premises;

(b)                                 Heating, ventilating and air conditioning (“HVAC”) for the Premises and interior Common Areas during Business Hours, at temperatures (in a range between 68 and 73 degrees Fahrenheit) and in amounts as may be reasonably required for comfortable use and occupancy under normal business office operations with “Customary Office Equipment” (as used in this Lease, “Customary Office Equipment” includes typewriters, calculators, dictation recorders, desk top personal computers and printers and similar devices and equipment; but will not include any machines, devices or equipment that adversely affect the temperature otherwise maintained in the Premises or that require a voltage other than 120 volts, single phase, such as, for instance, data processing or heavy-duty computer or reproduction equipment);

(c)                                  Water for break rooms, kitchens, washrooms and drinking fountains;

(d)                                 Janitorial services to the Premises and Common Areas five days per week as described on Exhibit F;

(e)                                  Passenger elevators for access to and from the floors on which the Premises are located;

(f)                                   Toilet facilities, including necessary washroom supplies sufficient for Tenant’s normal use;

(g)                                  Electric lighting for all Common Areas that require electric light during the day or are open at night, including replacement of tubes and ballasts in lighting fixtures; and

(h)                                 Replacement of tubes and ballasts in those Building Standard lighting fixtures installed in the Premises.

5.2                               Additional Services.

(a)                                 In addition to the standard HVAC services that Landlord will provide during Business Hours pursuant to Section 5.1(b), subject to the terms and conditions of this Lease, Landlord will provide HVAC services (in the same manner, including temperatures, as set forth in Section 5.1(b)) to the portion of the Premises on the second floor of the Building from 7:00 a.m. to 10:00 p.m., Monday through Friday, and to the portion of the Premises on the first floor of the Building 24 hours per day, every day of the Term (collectively, “Extended Business Hours”), subject to Tenant’s reimbursement to Landlord of the costs to operate the HVAC equipment during such times that are not within Business Hours.  Tenant shall install, during the course of construction of Tenant’s leasehold improvements, at Tenant’s cost, a separate meter or submeter to measure Tenant after-house HVAC usage, and Tenant’s reimbursement obligation will be limited to Landlord’s actual cost of operating the HVAC equipment for the Building, taking into account Landlord’s reasonable and customary engineering time to operate such equipment during such hours, subject to reasonable verification by Tenant.  Landlord and Tenant will coordinate, at Tenant’s request and at Tenant’s cost, to modify the operation of the Building’s HVAC system to optimize its operational efficiency.

(b)                                 If Tenant requires HVAC services for the Premises during hours other than Extended Business Hours, Landlord will furnish the same for the hours specified in a request from Tenant, provided the request is made in the manner reasonably designated by Landlord for such requests from time to time and at least 48 hours prior to the time the additional service is required.  Tenant will pay for such additional services based on Landlord’s actual cost of operating the HVAC equipment for the Building, taking into account Landlord’s engineering time to operate such equipment during such hours and depreciation for accelerated usage of such equipment.

(c)                                  If Tenant requires water or any other energy at times or in amounts in excess of those provided by Landlord according to Section 5.1, such excess water requirements will be supplied only with Landlord’s consent, which consent will not be unreasonably delayed, conditioned or withheld.  If Landlord grants such consent, Tenant will pay all reasonable and actual costs of meter service and installation of facilities or professional services necessary to measure and/or furnish the excess requirements and the entire cost of such additional water so required, which costs will be determined by Landlord and charged to Tenant (i) by metering at applicable rates, where meters exist or are installed at Landlord’s direction, including all service and meter installation and/or reading charges; and/or (ii) by use and engineering surveys identifying all costs relating to consumption of such additional water (including, without limitation, survey costs, labor, utility rates and Landlord’s administrative fees to the extent allowed by applicable Laws).  For purposes of this Section 5.2(c), from time to time during the Term, Landlord may enter the Premises to install, maintain, replace or read meters for such excess requirements and/or to evaluate Tenant’s consumption of and demand for them with 24 hours’ prior written notice.

(d)                                 If Tenant installs any machines, equipment or devices in the Premises that do not constitute Customary Office Equipment and such machines, equipment or devices cause the temperature in any part of the Premises to exceed the temperature the mechanical system of the Building would be able to maintain in the Premises were it not for such machines, equipment or devices, then Landlord reserves the right to install supplementary air conditioning units in the Premises, and Tenant will pay Landlord all costs of installing, operating and maintaining such supplementary units (or, at Tenant’s option, Tenant shall install at Tenant’s expense such supplementary air conditioning units, subject to Section 7 below).

(e)                                  If Tenant requires any janitorial or cleaning services in excess of the amounts provided by Landlord according to Section 5.1 (such as cleaning services beyond normal office janitorial services for kitchens, computer rooms or other special use areas), Landlord will provide such excess services to Tenant within a reasonable period after Tenant’s request made to Property Manager, provided that such excess services are available from Landlord’s regular janitorial or cleaning contractor.  Tenant will pay the cost of such excess services.  Landlord will also provide, within a reasonable period after Tenant’s request made to Property Manager, at Tenant’s cost and to the extent available to Landlord, replacement of bulbs, tubes or ballasts in any non-Building Standard lighting fixtures in the Premises.

Notwithstanding the foregoing, Tenant will have the right to secure its own janitorial services for the Premises, subject to Landlord’s approval of Tenant’s janitorial contractor, which approval will not be unreasonably delayed, conditioned, or withheld.  If Tenant so secures its own janitorial services, then Tenant’s Share of Operating Expenses attributable to janitorial services shall be reduced proportionately, although janitorial services for the Common Areas will continue to be included in Operating Expenses.

(f)                                   Tenant will pay as Rent, within 10 days after the date of Landlord’s invoice, all reasonable and customary costs which may become payable by Tenant to Landlord under this Section 5.2.

(g)                                  Notwithstanding anything to the contrary set forth in this Section 5.2, Landlord and Tenant acknowledge that Tenant will cause the applicable electrical utility to install a separate meter for electricity serving the lights, convenience outlets and other electrical needs in the Premises.  Tenant will pay all costs for installing such separate meter (although Tenant may use the allowance contemplated in Exhibit B to pay such cost).  During the Term, Tenant will pay to the electrical utility all charges for the electricity used in the Premises, as reflected by such meter.

5.3                               Interruption of Services.  If any of the services provided for in this Section 5 are interrupted or stopped, Landlord will use due diligence to resume the service; provided, however, no irregularity or stoppage of any of these services will create any liability for Landlord (including, without limitation, any liability for damages to Tenant’s personal property caused by any such irregularity or stoppage), except as expressly provided below, constitute an actual or constructive eviction or cause any abatement of the Rent payable under this Lease or in any manner or for any purpose relieve Tenant from any of its obligations under this Lease.  If, due to reasons within Landlord’s reasonable control, any of the services required to be provided by Landlord under this Section 5 should become unavailable and should remain unavailable for a period in excess of 60 hours after notice of such unavailability from Tenant to Landlord, and if such unavailability should render all or any portion of the Premises untenantable, then commencing upon the expiration of such 60-hour period, Tenant’s Rent will equitably abate in proportion to the portion of the Premises so rendered untenantable for so long as such services remain unavailable for such reasons.  If such unavailability affects more than 50% of the Rentable Area of the Premises and continues for more than 60 consecutive days, Tenant shall have the right to terminate this Lease by delivery of notice to Landlord during the first 10 days following the end of such 60-day period; provided, however, that if Tenant fails to deliver a termination notice within such 10-day period, Tenant will be deemed to have waived its right to so terminate this Lease as a result of such unavailability.  Without limiting those reasons for an irregularity or stoppage of services that may be beyond Landlord’s control, any such irregularity or stoppage that is required in order to comply with any Laws or that is required or recommended by governmental agencies for health or safety reasons will be deemed caused by a reason beyond Landlord’s control.  Tenant hereby waives the provisions of Sections 1932, 1933(4) and 1942 of the Civil Code of California or any similar or successor statutes to the fullest extent permitted by Laws, and Tenant acknowledges that, except as specifically provided herein, in the event Landlord fails to make a repair or perform maintenance, Tenant’s sole remedy for such breach by Landlord will be an action for damages, and that Tenant will not be entitled to terminate this Lease, withhold Rent, or make any repair and deduct the cost of repair from Rent payable under this Lease.

5.4                               Security.

(a)                                 Subject to Section 5.4(b), only Landlord will determine the type and amount of any security services to be provided to the Project.  In no event will Landlord be liable to Tenant, and Tenant hereby waives any claim against Landlord, for (a) any entry of third parties into the Premises, the Building and/or the Project; (b) any damage or injury to persons or property; or (c) any loss of property in or about the Premises, the Building and/or the Project, if the subject event described in the foregoing clause (a), (b) or (c) occurs as a result of any unauthorized or criminal acts of third parties, regardless of any action, inaction, failure, breakdown, malfunction or insufficiency of the security services provided by Landlord.

(b)                                 Tenant shall be permitted to install its own security system, provided that such system and its installation, maintenance, repair and removal will be subject to Landlord’s approval, which will not be unreasonably delayed conditioned or withheld, and provided, further that Tenant will be obligated, at Landlord’s option (which must be stated prior to installation), to remove such security system prior to the expiration or earlier termination of the Term.  Alternatively, Tenant will have the right to extend the Building’s existing security system to each entry point of the Premises, provided that such extension will be subject to Landlord’s approval, which will not be unreasonably conditioned, delayed or withheld.  Regardless of whether Tenant installs its own security system or extends the existing system, Tenant will bear the reasonable cost of installing, maintaining, operating, repairing and removing (if required) such system.

6.                                      REPAIRS.

6.1                               Repairs Within the Premises.  Subject to the terms of Sections 4, 5.1(a), 10 and 12, and except to the extent Landlord is required or elects to perform or pay for certain maintenance or repairs according to those sections, Tenant will, at Tenant’s own expense:  (a) at all times during the Term, maintain the Premises, all fixtures and equipment in the Premises and those portions of any mechanical, plumbing or electrical systems that exceed Building Standard and exclusively serve the Premises in good order and repair and in a condition that complies with all applicable Laws; and (b) promptly and adequately repair all damage to the Premises and replace or repair all of such fixtures, equipment and portions of the mechanical, plumbing or electrical systems that were installed by Tenant and are damaged or broken, all under the supervision and subject to the prior reasonable approval of Landlord.  All work done by Tenant or its contractors (which contractors will be subject to Landlord’s reasonable approval) will be done in a first-class workmanlike manner using only grades of materials at least equal in quality to Building Standard materials and will comply with all reasonable insurance requirements and all applicable Laws.  Tenant will not place any object or series of objects on the floors of the Premises in such a manner as to exceed the load capacity of the floors on a per square foot basis as reasonably determined by any architect, engineer, or other consultant of Landlord, or as otherwise limited by any applicable Laws.

6.2                               Failure to Maintain Premises.  If Tenant fails to perform any of its obligations under Section 6.1, then Landlord may perform such obligations and Tenant will pay as Rent to Landlord the cost of such performance, including an amount sufficient to reimburse Landlord for reasonable and customary overhead and supervision, within 10 days after the date of Landlord’s invoice and supporting documentation.  For purposes of performing such obligations, or to inspect the Premises, Landlord may enter the Premises upon not less than 24 hours’ prior telephonic and email notice to Tenant, with Landlord receiving either an acknowledgement of the applicable email from the intended recipient or an automatic email delivery receipt, (except in cases of actual or suspected emergency, in which case no prior notice will be required) without liability to Tenant for any loss or damage incurred as a result of such entry, provided that Landlord will take reasonable steps in connection with such entry to minimize any disruption to Tenant’s business or its use of the Premises.

6.3                               Notice of Damage.  Tenant will notify Landlord promptly after Tenant learns of (a) any fire or other casualty in the Premises; (b) any damage to or defect in the Premises, including the fixtures and equipment in the Premises, for the repair of which Landlord might be responsible; and (c) any damage to or defect in any parts or appurtenances of the sanitary, electrical, heating, air conditioning, elevator or other systems located in or passing through the Premises.

7.                                      ALTERATIONS.

7.1                               Alterations by Tenant.  Tenant may, from time to time, at its own expense make changes, additions and improvements to the Premises to better adapt the same to its business, provided that any such change, addition or improvement will (a) comply with all applicable Laws; (b) be made only with the prior written consent of Landlord, which consent will not be unreasonably conditioned, delayed or withheld; provided, however, that Landlord’s consent will not be required (although all other provisions of this Section 7.1 will otherwise apply) with respect to changes, additions and improvements to the Premises if (i) the cost thereof is less than $25,000.00 per project; and (ii) such work will not affect the Building’s exterior or structure or any mechanical, electrical or plumbing systems in the Building; and (c) be carried out only by persons or contractors selected by Tenant and reasonably approved in writing by Landlord, who will if reasonably required by Landlord deliver to Landlord before commencement of the work performance and payment bonds.  Landlord will have the right to post notices of non-responsibility or similar notices on the Premises, and to record such notices in the real property records of Alameda County, California, all in accordance with Section 3094 of the California Civil Code in order to protect the Premises, Building and Project against any liens resulting from such Work.  Tenant will maintain, and will contractually cause the persons or contractors performing any such work to maintain (and Tenant’s contract with such persons will so provide that such person is obligated to maintain), worker’s compensation insurance and public liability and property damage insurance (with Landlord named as an additional insured), in amounts, with companies and in a form reasonably satisfactory to Landlord, which insurance will remain in effect during the entire period in which the work will be carried out and for such additional time as may be further required for completed operations coverage.  If requested by Landlord, Tenant will deliver to Landlord proof of all such insurance.  In addition to the foregoing, Tenant will cause the persons performing such work relating to such changes, additions and improvements to execute agreements relating to rules and regulations, whereby such persons will agree to maintain insurance as set forth in such rules and regulations and to provide proof of such insurance upon request of Landlord.  Landlord has the right to deny entry to the Premises to any persons performing work in the Premises relating to such changes, additions and improvements until such persons have executed and delivered to Landlord such agreements relating to rules and regulations.  Tenant will indemnify, defend and hold harmless Landlord, its managers, members, partners, officers, directors, subsidiaries, affiliates, employees and agents and Property Manager from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys’ fees) due to or arising out of Tenant’s failure to cause any persons performing work in the Premises relating to such changes, additions and improvements to obtain the insurance required by this Lease and/or such rules and regulations.  Tenant will promptly pay, when due, the cost of all such work and, upon completion, Tenant will deliver to Landlord, to the extent not previously received by Landlord, evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.  Tenant will also pay any increase in property taxes on, or fire or casualty insurance premiums for, the Project attributable to such change, addition or improvement and the cost of any modifications to the Project outside the Premises that are required to be made in order to make the change, addition or improvement to the Premises.  Tenant, at its expense, will have promptly prepared and submitted to Landlord reproducible as-built plans of any such change, addition or improvement upon its completion.  Within 10 days after the completion of such change, addition or improvement, Tenant will, at its expense, record in the real property records of Alameda County, California a notice of completion in accordance with Section 3093 of the California Civil Code and provide Landlord with a copy of the same.  All changes, additions and improvements to the Premises, whether temporary or permanent in character, made or paid for by Landlord or Tenant will, without compensation to Tenant, become Landlord’s property upon installation.  If at the time Landlord consents to their installation, Landlord requests or approves the removal by Tenant of any such changes, additions or improvements upon termination of this Lease, Tenant will remove the same upon termination of this Lease as provided in Section 15.1.  All other changes, additions and improvements will remain Landlord’s property upon termination of this Lease and will be relinquished to Landlord in good condition, ordinary wear and tear excepted; provided, however, that the foregoing will not apply to Tenant’s specialized equipment that is not permanently affixed to the Building (“Tenant’s Specialized Equipment”), which Tenant will remove pursuant to Section 15.1.  Any and all alterations that are “Telecom Equipment” (as defined below) will also be governed by the terms and conditions of Section 26, and if there is any conflict between the requirements of this Section 7.1 and those of Section 26 with respect to Telecom Equipment, Section 26 will govern.

7.2                               Alterations by Landlord.  Landlord may from time to time make repairs, changes, additions and improvements to the Project, the Building, Common Areas and those Project and Building systems necessary to provide the services described in Section 5, and for such purposes, Landlord may enter the Premises upon not less than 24 hours’ prior email notice to Tenant, with Landlord receiving either an acknowledgement of the applicable email from the intended recipient or an automatic email delivery receipt, (except in cases of actual or suspected emergency, in which case no prior notice will be required) without liability to Tenant for any loss or damage incurred as a result of such entry, provided that in doing so Landlord will not disturb or interfere with Tenant’s use of the Premises and operation of its business any more than is reasonably necessary in the circumstances and will repair any damage to the Premises caused by such entry.  No permanent change, addition or improvement made by Landlord will materially impair access to the Premises.

8.                                      LIENS.  Tenant agrees to pay before delinquency all costs for work, services or materials furnished to Tenant for the Premises, the nonpayment of which could result in any lien against the Project or Building.  Tenant will keep title to the Project and Building free and clear of any such lien.  Tenant will immediately notify Landlord of the filing of any such lien or any pending claims or proceedings relating to any such lien and will protect, defend, indemnify and hold Landlord harmless from and against all loss, damages and expenses (including reasonable attorneys’ fees) suffered or incurred by Landlord as a result of such lien, claims and proceedings.  In case any such lien attaches, Tenant agrees to cause it to be immediately released and removed of record (failing which Landlord may do so at Tenant’s sole expense), unless Tenant has a good faith dispute as to such lien in which case Tenant may contest such lien by appropriate proceedings so long as Tenant deposits with Landlord a bond or other security in an amount reasonably acceptable to Landlord which may be used by Landlord to release such lien if Tenant’s contest is abandoned or is unsuccessful.  Upon final determination of any permitted contest, Tenant will immediately pay any judgment rendered and cause the lien to be released.

9.                                      INSURANCE.

9.1                               Landlord’s Insurance.  During the Term, Landlord will provide and keep in force the following insurance:

(a)                                 commercial general liability insurance relating to Landlord’s operation of the Project, including coverage for personal and bodily injury and death, and damage to others’ property;

(b)                                 “special causes of loss” property insurance relating to the Project (but excluding Tenant’s fixtures, furnishings, equipment, personal property, inventory, stock in trade, documents, files and work products and all leasehold improvements in the Premises that were paid for by Tenant; for purposes of this Section 9.1(b) and Section 9.2(d) below, any leasehold improvements paid for with an allowance provided by Landlord, regardless of whether a portion of the Base Rent is intended to reimburse Landlord for such allowance, will be deemed paid for by Landlord);

(c)                                  loss of rental income insurance or loss of insurable gross profits commonly insured against by prudent landlords; and

(d)                                 such other insurance (including boiler and machinery insurance) as Landlord reasonably elects to obtain or any Project or Building mortgagee requires.

Insurance effected by Landlord under this Section 9.1 will be in amounts which Landlord from time to time reasonably determines sufficient or any Project or Building mortgagee requires; will be subject to such deductibles and exclusions as Landlord reasonably determines; and will otherwise be on such terms and conditions as Landlord from time to time reasonably determines sufficient.

9.2                               Tenant’s Insurance.  The insurance carried by Tenant or such insurance carried by Tenant’s contractors or subcontractors pursuant to this Lease will be primary and non contributory insurance over any insurance carried by Landlord.  During the Term, Tenant will provide, pay for, and maintain in full force and effect, the insurance outlined herein, covering claims arising out of or in connection with the use, occupancy or maintenance of the Premises, and all areas appurtenant thereto, by Tenant, its agents, representatives, employees, contractors or subcontractors.

(a)                                 Commercial General Liability.  Tenant will maintain commercial general liability insurance covering liability arising out of the use, occupancy or maintenance of the Premises on an occurrence basis against claims for bodily injury, property damage and personal injury. Such insurance will provide minimum limits and coverage as follows:

(i)                                     Minimum Limits.

(A)                               $1,000,000 Each Occurrence (Combined Single Limit Bodily Injury and Property Damage per location or project, as applicable).

(B)                               $2,000,000 General Aggregate.

(C)                               $2,000,000 Products / Completed Operations Aggregate.

(D)                               $300,000 Fire Damage.

(ii)                                  Coverages.

(A)                               1986 (or current equivalent) ISO Commercial General Liability Form (Occurrence Form)

(B)                               Additional Insured:  Landlord, its partners, managers, members, officers and directors, employees, agents, subsidiaries, affiliates, mortgage lender and Property Manager.

(C)                               Waiver of Subrogation in favor of Landlord and Property Manager.

(b)                                 Automobile Liability.  Tenant will maintain business auto liability covering liability arising out of any auto (including owned, hired and non-owned autos).

(i)                                     Minimum Limits.  $1,000,000 Combined Single Limit for each accident.

(c)                                  Workers Compensation.  Tenant will maintain workers compensation and employers liability insurance applicable to its operations in the State of California.

(i)                                     Minimum Limits.

(A)                               Workers Compensation:  Statutory Limits.

(B)                               Employers Liability:

(I)                                   Bodily Injury for Each Accident — $500,000.

(II)                              Bodily Injury by Disease for Each Employee — $500,000.

(III)                         Bodily Injury Disease Aggregate — $500,000.

(ii)                                  Coverages.  Waiver of Subrogation in favor of Landlord and Property Manager.

(d)                                 Personal Property.  Tenant will maintain property insurance covering all personal property and equipment (including, but not limited to Tenant’s fixtures, furnishings, equipment, personal property, inventory, stock in trade, documents, files and work products and all leasehold improvements not required to be insured by the Landlord pursuant to Section 9.1(b)) in the Premises on a full replacement cost basis in amounts sufficient to prevent Tenant from becoming a coinsurer and insuring against Special Causes of Loss, including an amount of no less than $1,000 for money and securities (inside and outside of the Premises) and vandalism and malicious mischief.

(e)                                  Umbrella/Excess Liability.  Tenant will maintain umbrella/excess liability insurance as shown below.  The insurance will be on an occurrence basis in excess of the underlying insurance described in Sections 9.2(a), (b) and (c)(i)(B) and will be at least as broad as each and every one of the underlying policies.

(i)                                     Minimum Limits.

(A)                               $4,000,000 per Occurrence.

(B)                               $4,000,000 Aggregate.

(f)                                   Business Income.  Tenant will maintain business income and extra expense coverage for no less than six months of income and expenses, including a waiver of subrogation endorsement in favor of Landlord and Property Manager.

(g)                                  Other Insurance Provisions.  Tenant will name, and will cause its contractors to name, Landlord, Property Manager, their Affiliates and their respective partners, managers, members, officers, directors and employees as additional insureds with respect to liability arising out of Tenant’s or its contractors or subcontractors use, occupancy, or maintenance of the Premises or activities performed thereon, on all liability policies carried by Tenant and/or Tenant’s contractors and subcontractors.  All liability insurance policies carried by Tenant will include provisions for contractual liability coverage.  It is expressly understood and agreed that the coverages required represent Landlord’s minimum requirements and such are not to be construed to void or limit Tenant’s indemnity obligations contained in this Lease.  Neither (i) the insolvency, bankruptcy or failure of any insurance company covering Tenant, (ii) the failure of any insurance company to pay claims occurring nor (iii) any exclusion from or insufficiency of coverage will be held to affect, negate or waive any of Tenant’s indemnity obligations under Sections 4.3, 4.4(d), 7.1, 8, 11.3, 23 or 26.8 hereof or any other provision of this Lease.  The amount of liability insurance under insurance policies maintained by Tenant shall not be reduced by the existence of insurance coverage under policies separately maintained by Landlord.  Tenant shall be solely responsible for any premiums, assessments, penalties, deductible assumptions, retentions, audits, retrospective adjustments or any other kind of payment due under its policies.  Tenant’s occupancy of the Premises without delivering the certificates and/or other evidence of insurance, will not constitute a waiver of Tenant’s obligations to provide the required coverages.  If Tenant provides to Landlord a certificate that does not evidence the coverages required herein, or that is faulty in any respect, Landlord’s acceptance of such certificate will not constitute a waiver of Tenant’s obligations to provide the proper insurance.

(h)                                 Proof of Insurance.  Prior to execution of this Lease, Tenant will furnish Property Manager with certificates of insurance evidencing the coverage outlined above and the Other Insurance Provisions outlined above.  Insurance is to be placed with insurers with a Best’s rating of no less than A-IX by carriers authorized to furnish insurance in the State of California.  No such policy will be cancelable or non renewed for non-payment of premiums except after 10 days’ written notice to Property Manager, and no such policy will be cancelable or non-renewed for other reasons or modified except after 30 days’ written notice to Property Manager.  Tenant will maintain all of the foregoing insurance coverages in full force and effect until the expiration or earlier termination of this Lease.

(i)                                     Blanket Policies.  Tenant shall have the right to provide such insurance coverages pursuant to blanket policies obtained by Tenant, provided that they expressly afford coverage to the Premises and Landlord as required by this Lease, and provided further that Tenant’s use of such blanket policies may be subject to additional requirements from Landlord or the holder of an “Encumbrance” (as defined in Section 17.3).  If Tenant elects to provide such coverage pursuant to blanket policies, Tenant will provide Landlord with reasonable advance notice thereof, and Tenant will use commercially reasonable efforts (including obtaining customary insurance endorsements) to satisfy such requirements.

9.3                               Waiver of Subrogation.  Landlord and Tenant agree that all insurance required to be carried under Sections 9.1(b), (c) and (d) and 9.2(d) and (f) and other property damage insurance which may be carried by either of them will be endorsed with a clause providing that any release from liability of, or waiver of claim for, recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage will not affect the validity of such policy or the right of the insured to recover under such policy, and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party (and, when the “other party” is Landlord, such waiver will apply to Property Manager as well).  Without limiting any release or waiver of liability or recovery set forth elsewhere in this Lease, and notwithstanding anything in this Lease which may appear to be to the contrary, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property insured (or required by the terms of this Lease to be insured) under valid and collectible insurance policies to the extent of any recovery collectible (or would have been collectible if the insurance required under this Lease had been maintained) under such insurance policies, and this waiver will expressly apply to any amount that is not reimbursable or paid by the damaged party’s insurer because of the deductible or self-insured retention portion of the damaged party’s insurance coverage.

10.                               DAMAGE OR DESTRUCTION.

10.1                        Termination Options.  If the Premises, the Building or a portion of the Project reasonably necessary for the continued use of the Building and/or the Premises are damaged by fire or other casualty Landlord will, promptly after learning of such damage, notify Tenant in writing of the time necessary to repair or restore such damage, as estimated by Landlord’s architect, engineer or contractor.  If such estimate states that repair or restoration of all of such damage that was caused to the Premises or to any other portion of the Building or Project necessary for Tenant’s occupancy cannot be completed within 120 days from the date of such damage (or within 30 days from the date of such damage if such damage occurred within the last 12 months of the Term), then Tenant will have the option to terminate this Lease.  If such estimate states that repair or restoration of all of such damage that was caused to the Building or applicable portion of the Project cannot be completed within 120 days from the date of such damage, or if such damage occurred within the last 12 months of the Term and such estimate states that repair or restoration of all such damage that was caused to the Premises or to any other portion of the Building or the Project necessary for Tenant’s occupancy cannot be completed within 30 days from the date of such damage, or if such damage is not insured against by the insurance policies required to be maintained by Landlord according to Section 9.1, then Landlord will have the option to terminate this Lease.  Any option to terminate granted above must be exercised by written notice to the other party given within 10 days after Landlord delivers to Tenant the notice of estimated repair time.  If either party exercises its option to terminate this Lease, the Term will expire and this Lease will terminate 10 days after notice of termination is delivered; provided, however, that Rent for the period commencing on the date of such damage until the date this Lease terminates will be reduced to the reasonable value of any use or occupation of the Premises by Tenant during such period.

10.2                        Repair Obligations.  If the Premises, the Building and/or Project are damaged by fire or other casualty and neither party terminates this Lease according to Section 10.1, then Landlord will repair and restore such damage with reasonable promptness, subject to delays for insurance adjustments and delays caused by matters beyond Landlord’s control.  Landlord will have no liability to Tenant and Tenant will not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the estimated time period, provided that Landlord promptly commences and diligently pursues such repairs and restoration to completion.  In no event will Landlord be obligated to repair, restore or replace any of the property required to be insured by Tenant according to Section 9.2.  Notwithstanding anything to the contrary contained herein, Tenant hereby waives the provisions of the California Civil Code, Section 1932, Subsection 2, and Section 1933, Subsection 4 (and any other successor statutes thereof permitting Tenant to terminate this Lease as a result of any damage or destruction).

10.3                        Rent Abatement.  If any fire or casualty damage renders the Premises untenantable and if this Lease is not terminated according to Section 10.1, then Rent will abate beginning on the date of such damage.  Such abatement will end on the date Landlord has substantially completed the repairs and restoration Landlord is required to perform according to Section 10.2 and Tenant has had a reasonable period of time to substantially complete any repairs and restoration which is required to permit occupancy by Tenant.  Such abatement will be in an amount bearing the same ratio to the total amount of Rent for such period as the untenantable portion of the Premises bears to the entire Premises.  Except in the case of gross negligence or willful misconduct by Landlord, Landlord will not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from damage caused by fire or other casualty or the repair of such damage, provided however that, to the extent Tenant remains in possession of a portion of the Premises, Landlord will take all reasonable steps to minimize the disruption to Tenant’s business and use of such portion of the Premises during the period of repair.

11.                               WAIVERS AND INDEMNITIES.

11.1                        Tenant’s Waivers.  Except to the extent caused by the willful or negligent act or omission or breach of this Lease by Landlord or anyone for whom Landlord is legally responsible, but subject to Sections 9.3 and 11.2, Landlord and its Affiliates will not be liable or in any way responsible for, and Tenant waives all claims against Landlord and its Affiliates for, any loss, injury or damage suffered by Tenant or others relating to (a) loss or theft of, or damage to, property of Tenant or others; (b) injury or damage to persons or property resulting from fire, explosion, falling plaster, escaping steam or gas, electricity, water, rain or snow, or leaks from any part of the Building or Project or from any pipes, appliances or plumbing, or from dampness; or (c) damage caused by other tenants, occupants or persons in the Premises or other premises in the Building or Project, or caused by the public or by construction of any private or public work.

11.2                        Landlord’s Indemnity.  Subject to Sections 5.3, 5.4, 9.3 and 11.1 and except to the extent caused by the willful misconduct or negligent act or omission by Tenant, to the fullest extent permitted by applicable Laws, Landlord will indemnify, defend and hold harmless Tenant from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys’ fees) due to or arising out of any activity, work, or other things done, permitted or suffered by Landlord in or about the Building or the Project or arising from any breach or default in the performance of any obligation of Landlord under this Lease or arising from any negligence or willful misconduct of Landlord or any of its Affiliates or any officer, agent, employee, guest, or invitee of Landlord.  Landlord’s obligations under this Section 11.2 will survive the expiration or early termination of the Term.  Notwithstanding any other provisions of this Lease to the contrary, Landlord’s hold harmless and indemnification obligations under this Lease and all other costs and expenses related thereto:  (a) shall be limited to those arising by reason of and to the extent of the negligence, or other wrongful act or omission of Landlord, its employees, invitees, contractors or agents; and (b) shall exclude those arising by reason of and to the extent of the negligent or wrongful act of Tenant, its employees, invitees, contractors or agents.  In connection with the defense of Tenant in any matter provided by any insurer of Landlord, Tenant shall reasonably consider settlements recommended by counsel appointed by Landlord’s applicable insurer.

11.3                        Tenant’s Indemnity.  Subject to Sections 9.3 and 11.2, and except to the extent caused by the willful misconduct or negligent act or omission by Landlord, to the fullest extent permitted by applicable Laws, Tenant will indemnify, defend and hold harmless Landlord, Property Manager, their Affiliates and their respective partners, managers, members, officers, directors and employees from and against any and all liability, loss, claims, demands, damages or expenses (including reasonable attorneys’ fees) occurring in the Premises or due to or arising out of any activity, work, or other things done, permitted or suffered by Tenant in or about the Building or the Project or arising from any breach or default in the performance of any obligation of Tenant under this Lease or arising from any negligence or willful misconduct of Tenant or any of its Affiliates or any officer, agent, employee, guest, or invitee of Tenant.  Tenant’s obligations under this Section 11.3 will survive the expiration or early termination of the Term.  Notwithstanding any other provisions of this Lease to the contrary, Tenant’s hold harmless and indemnification obligations under this Lease and all other costs and expenses related thereto:  (a) shall be limited to those arising by reason of and to the extent of the negligence, or other wrongful act or omission of Tenant, its employees, invitees, contractors or agents; and (b) shall exclude those arising by reason of and to the extent of the negligent or wrongful act of Landlord, its employees, invitees, contractors or agents.  In connection with the defense of Landlord in any matter provided by any insurer of Tenant, Landlord shall reasonably consider settlements recommended by counsel appointed by Tenant’s applicable insurer.

12.                               CONDEMNATION.

12.1                        Full Taking.  If all or substantially all of the Project, Building or Premises are taken for any public or quasi-public use under any applicable Laws or by right of eminent domain, or are sold to the condemning authority in lieu of condemnation, then this Lease will terminate as of the date when the condemning authority takes physical possession of the Project, Building or Premises.

12.2                        Partial Taking.

(a)                                 Landlord’s Termination of Lease.  If only part of the Project, Building or Premises is thus taken or sold, and if after such partial taking, in Landlord’s reasonable judgment, alteration or reconstruction is not economically justified, then Landlord (whether or not the Premises are affected) may terminate this Lease by giving notice to Tenant within 60 days after Landlord receives unequivocal written notice of the taking of the Premises by the condemning authority.

(b)           Tenant’s Termination of Lease.  If over 20% of the Premises is thus taken or sold and Landlord is unable to provide Tenant with comparable replacement premises in the Building or Project, Tenant may terminate this Lease if in Tenant’s reasonable judgment the Premises cannot be operated by Tenant in an economically viable fashion because of such partial taking.  Such termination by Tenant must be exercised by notice to Landlord given not later than 60 days after Tenant is notified of the taking of the Premises.

(c)           Effective Date of Termination.  Termination by Landlord or Tenant will be effective as of the date when physical possession of the applicable portion of the Project, Building or Premises is taken by the condemning authority.

(d)           Election to Continue Lease.  If neither Landlord nor Tenant elects to terminate this Lease upon a partial taking of a portion of the Premises, the Rent payable under this Lease will be diminished by an amount allocable to the portion of the Premises which was so taken or sold.  If this Lease is not terminated upon a partial taking of the Project, Building or Premises, Landlord will, at Landlord’s sole expense, promptly restore and reconstruct the Project, Building and Premises to substantially their former condition to the extent the same is feasible.  However, Landlord will not be required to spend for such restoration or reconstruction an amount in excess of the net amount received by Landlord as compensation or damages for the part of the Project, the Building or Premises so taken.

(e)           Waiver.  Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

12.3        Awards.  As between the parties to this Lease, Landlord will be entitled to receive, and Tenant assigns to Landlord, all of the compensation awarded upon taking of any part or all of the Project, Building or Premises, including any award for the value of the unexpired Term.  However, Tenant may assert a claim in a separate proceeding against the condemning authority for any damages resulting from the taking of Tenant’s trade fixtures or personal property, or for moving expenses, business relocation expenses or damages to Tenant’s business incurred as a result of such condemnation.

13.          ASSIGNMENT AND SUBLETTING.

13.1        Limitation.  Without Landlord’s prior written consent, Tenant will not assign all or any of its interest under this Lease, sublet all or any part of the Premises or permit the Premises to be used by any parties other than Tenant and its employees, subject, however, to the terms and conditions of this Section 13, which terms and conditions Tenant and Landlord agree are reasonable. Notwithstanding anything contained herein to the contrary, any assignment or sublease to an entity which controls, is controlled by, or is under common control with Tenant, or which is the result of a merger or consolidation with Tenant, or which acquires all or substantially all of Tenant’s assets will not require the consent of Landlord, so long as the applicable assignee, subtenant or surviving entity after a merger has a tangible net worth equal to or greater than that of Tenant as of the Date of this Lease or as of the date of the proposed sublease or assignment, whichever is greater (a “Permitted Transfer”), and any transfer of stock in Tenant shall also be a Permitted Transfer; provided, however, in any case, that Tenant will notify Landlord of such assignment or sublease in writing (except in case of transfers of stock) and deliver to Landlord any documents or information reasonably required by Landlord regarding such assignment or sublease, and further provided that such an assignment or sublease is not an effort by Tenant to avoid any of its obligations under this Lease, including, without limitation, the obligations under this Section 13.  For purposes of this Section 13.1, in order for an entity to control another, the controlling entity must have voting control of and own greater than 50% of every class of voting stock and/or other voting equity interest of the entity, when the controlled entity is a corporation; the controlling entity must be the owner of greater than 50% of the partnership or limited liability company interests in the assets, liabilities, income, loss and distributions of the controlled entity, when the controlled entity is a partnership or limited liability company; or the controlling entity must be the sole beneficiary of the controlled entity, when the controlled entity is a trust.  Landlord’s consent shall not be required for any change of Tenant’s legal or trade names.

13.2        Notice of Proposed Transfer; Landlord’s Options.  Other than a Permitted Transfer, if Tenant desires to enter into any assignment of this Lease, Tenant will first give Landlord notice of the proposed assignment, which notice will contain the name and address of the proposed assignee, the proposed use of the Premises, statements reflecting the proposed assignee’s current financial condition and income and expenses for the past two years, if applicable, and the principal terms of the proposed assignment.  Landlord will have the option, which must be exercised, if at all, by notice given to Tenant within 10 business days after Landlord’s receipt of Tenant’s notice of the proposed assignment (other than a Permitted Transfer) to cancel and terminate this Lease.  In no event shall Landlord have a right to recapture the Premises in connection with a Permitted Transfer.  If Landlord exercises its option to terminate this Lease, this Lease will cancel and terminate on the last day of the month following such 10 business day period and Tenant will be released from any further liability under this Lease, and Landlord may, at its option, lease the Premises to the proposed assignee, or to any other person or entity, without liability to Tenant.  Except in the event of termination of this Lease by Landlord as provided in this Section 13.2, no provision of this Section 13 will be construed to relieve Tenant of the obligations as set forth in this Lease.

13.3        Consent Not to be Unreasonably Withheld.  To the extent Landlord’s consent is required, and if Landlord does not exercise any of its applicable options under Section 13.2, then Landlord will not unreasonably withhold, condition or delay its consent to the proposed assignment or subletting.  Landlord shall respond to Tenant’s request for consent within 30 days after receipt of such request, except that Landlord may withhold its consent in its sole and absolute discretion with respect to a proposed assignment or sublease to an existing tenant or other occupant in the Project or to a party who has been engaged in negotiations with Landlord for a lease in the Project within three months prior to Tenant’s request for Landlord’s approval of such assignment or sublease, if Landlord has space available in the Project to satisfy the requirements of such existing tenant or party with whom Landlord has been in negotiations at the time Tenant requests Landlord’s consent to the applicable sublease or assignment.  If Landlord does not respond within such 30-day period, Tenant may deliver a notice requesting Landlord’s response, and if Landlord does not respond within two business days after such notice, then such assignment or sublease (as applicable) shall be deemed to be approved.  If Landlord disapproves any proposed assignment or sublease, Landlord will provide the reason(s) for such disapproval.

13.4        Form of Transfer.  If Landlord consents to a proposed assignment or sublease, Landlord’s consent will not be effective unless and until Tenant delivers to Landlord an original duly executed assignment or sublease, as the case may be, that provides, in the case of a sublease, that the sublease is subject and subordinate to this Lease and the subtenant will comply with all applicable terms and conditions of this Lease and, in the case of an assignment, an assumption by the assignee of all of the obligations which this Lease requires Tenant to perform and an acknowledgment by Tenant that it remains liable for the performance of all of such obligations.

13.5        Payments to Landlord.  If Landlord does not exercise its applicable option under Section 13.2 and Tenant effects an assignment or sublease, then Landlord will be entitled to receive and collect, either from Tenant or directly from the transferee, 50% of the amount by which the consideration required to be paid by the transferee for the use and enjoyment of Tenant’s rights under this Lease (after deducting from such consideration Tenant’s actual costs incurred in effecting the assignment or sublease, including reasonable marketing costs and attorneys’ fees, market-rate leasing commissions, rent abatement, lease takeover payments, improvement allowances and other monetary concessions) exceeds the Rent payable by Tenant to Landlord allocable to the transferred space or interest.  Such percentage of such amount will be payable to Landlord at the time(s) Tenant receives the same from its transferee (whether in monthly installments, in a lump sum or otherwise).  Tenant shall reimburse Landlord for any reasonable out-of-pocket costs incurred in the review of a sublease of the Premises or assignment of this Lease.

13.6        Change of Ownership.  Except for a Permitted Transfer, any change by Tenant in the form of its legal organization (such as, for example, a change from a general to a limited partnership), any transfer of 51% or more of Tenant’s assets, and any other transfer of interest effecting a change in identity of persons exercising effective control of Tenant will be deemed an “assignment” of this Lease requiring Landlord’s prior written consent.  The transfer of any outstanding capital stock of a corporation whose stock is publicly traded will not, however, be deemed a “transfer of interest” under this Section 13.6.

13.7        Effect of Transfers.  Unless Landlord agrees to the contrary in writing, no subletting or assignment (including a Permitted Transfer) will release Tenant from any of its obligations under this Lease and such obligations of Tenant will continue in full force and effect as if no subletting or assignment had been made, regardless of any action taken by or on behalf of a subtenant or assignee, or limitations imposed on remedies against a subtenant or assignee, in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding instituted by or against such subtenant or assignee.  Acceptance of Rent by Landlord from any person other than Tenant will not be deemed a waiver by Landlord of any provision of this Section 13.  Consent to one assignment or subletting will not be deemed a consent to any subsequent assignment or subletting.  In the event of any default by any assignee or subtenant or any successor of Tenant in the performance of any Lease obligation, Landlord may proceed directly against Tenant without exhausting remedies against such assignee, subtenant or successor.  The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord will not work a merger and will, at Landlord’s option, terminate all or any subleases or operate as an assignment to Landlord of all or any subleases; such option will be exercised by notice to Tenant and all known subtenants in the Premises.  The discovery of the fact that any financial statement relied upon by Landlord in giving its consent to an assignment or subletting was materially false or misleading will, at Landlord’s election, render Landlord’s said consent null and void.

13.8        Applicability to Subsequent Transfers.  If Tenant assigns its rights under this Lease or subleases any portion of the Premises, and subsequently (a) the applicable assignee desires to either sublease a portion of the Premises or further assign its interest in this Lease, or (b) the applicable subtenant desires to sub-sublease any portion of the Premises, then Landlord’s rights under this Section 13 will apply to any such subsequent assignment, sublease or sub-sublease, as well as to any other subsequent transfer of Tenant’s interest in this Lease and/or the Premises.

13.9        Letter of Credit.  Notwithstanding anything to the contrary in this Lease, it will be a condition precedent to any assignment of Tenant’s interest in this Lease or any sublease of all or a portion of the Premises (including a Permitted Transfer) that, after the consummation of such assignment or sublease, Landlord will continue to have full and unaltered access to the Letter of Credit provided by Tenant under Sections 1.1(l) and 28, and any such assignment or subletting will be void and of no force or effect if it adversely affects Landlord’s ability to obtain the full benefits of the Letter of Credit.

14.          PERSONAL PROPERTY.

14.1        Installation and Removal.  Tenant may install in the Premises its personal property (including Tenant’s usual trade fixtures) in a proper manner, provided that no such installation will interfere with or damage the mechanical, plumbing or electrical systems or the structure of the Building and/or Project, and provided further, that if such installation would require any change, addition or improvement to the Premises, such installation will be subject to Section 7.1.  If no Default then exists, any such personal property installed in the Premises by Tenant (a) may be removed from the Premises from time to time in the ordinary course of Tenant’s business or in the course of making any changes, additions or improvements to the Premises permitted under Section 7.1, and (b) will be removed by Tenant at the end of the Term according to Section 15.1.  Tenant will promptly repair at its expense any damage to the Building and/or Project resulting from such installation or removal.

14.2        Responsibility.  Tenant will be solely responsible for all costs and expenses related to personal property used or stored in the Premises.  Tenant will pay any taxes or other governmental impositions levied upon or assessed against such personal property, or upon Tenant for the ownership or use of such personal property, on or before the due date for payment.  Such personal property taxes or impositions are not included in Taxes.  Tenant agrees that all personal property of whatever kind, including, without limitation, inventory and/or goods stored at or about the Premises, Tenant’s trade fixtures, and Tenant’s interest in tenant improvements which may be at any time located in, on or about the Premises or the Building, whether owned by Tenant or third parties, will be at the sole risk or at the risk of those claiming through Tenant, and that Landlord will not be liable for any damage to or loss of such property except for loss or damage arising from or caused by the sole gross negligence or willful misconduct of Landlord or any of Landlord’s officers, employees, agents, or authorized representatives each acting within the scope of their authority.

14.3        Landlord’s Lien Rights.  Landlord shall not have, and does hereby waive, release, relinquish and terminate, any statutory, common law, constitutional, contractual or other liens it may have or at any time hereafter be entitled to assert against any of Tenant’s property, except that the foregoing will in no event limit Landlord’s right to pursue lien rights available to it under applicable Law if Landlord obtains a judgment against Tenant.

15.          END OF TERM.

15.1        Surrender.  Upon the expiration or other termination of the Term, Tenant will immediately vacate and surrender possession of the Premises in good order, repair and condition, except for ordinary wear and tear.  Upon the expiration or other termination of the Term, Tenant agrees to remove (a) all changes, additions and improvements to the Premises the removal of which Landlord requested or approved according to Section 7.1 at the time Landlord consented to their installation, (b) any security system installed on extended pursuant to Section 5.4(b); (c) all of Tenant’s Specialized Equipment (as defined in Section 7.1), and (d) all of Tenant’s trade fixtures, office furniture, office equipment and other personal property.  Tenant will pay Landlord on demand the cost of repairing any damage to the Premises, Building and/or Project caused by the installation or removal of any such items.  Notwithstanding the foregoing, (i) Tenant may not unilaterally terminate this Lease prior to the expiration of the Term and (ii) Tenant will be responsible for removing all Telecom Equipment at the expiration or earlier termination of the Term in accordance with Section 26.9 below.  Any of Tenant’s property remaining in the Premises after the expiration or earlier termination of the Term will be conclusively deemed to have been abandoned by Tenant and may be appropriated, stored, sold, destroyed or otherwise disposed of by Landlord without notice or obligation to account to or compensate Tenant, and Tenant will pay Landlord on demand all costs incurred by Landlord relating to such abandoned property.  Tenant’s obligations under this Section 15.1 will survive the expiration or early termination of this Lease and no surrender of possession of the Premises by Tenant will limit Tenant’s liability under this Lease.  No act or thing done by Landlord or Landlord’s agents during the Term of this Lease will be deemed an acceptance of a surrender of the Premises, unless in writing signed by Landlord.  The delivery of the keys to an employee or agent of Landlord will not operate as a termination of this Lease or a surrender of the Premises.

15.2        Holding Over.  Tenant understands that it does not have the right to hold over at any time and Landlord may exercise any and all remedies at law or in equity to recover possession of the Premises, as well as any damages incurred by Landlord, due to Tenant’s failure to vacate the Premises and deliver possession to Landlord as required by this Lease.  If Tenant holds over after the Expiration Date, Tenant will be deemed to be a tenant from month-to-month, at a monthly Base Rent, payable in advance, (a) for the first 60 days after the expiration of the Lease equal to the monthly Base Rent payable during the last month of the Term, and (ii) thereafter equal to 125% of the monthly Base Rent payable during the last month of the Term, and at all times, Tenant will be bound by all of the other terms, covenants and agreements of this Lease as the same may apply to a month-to-month tenancy.  If Tenant fails to surrender the Premises upon expiration of this Lease despite demand to do so by Landlord, Tenant will indemnify and hold Landlord harmless from all loss, cost, expense, or liability, including without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender and any attorneys’ fees and other costs of legal proceedings; provided, however, that if no Default exists at the expiration of this Lease, Tenant will not be liable to Landlord for consequential damages so long as Tenant vacates the Premises within 60 days after the expiration of the Term.

16.          ESTOPPEL CERTIFICATES.

16.1        From Tenant.  Promptly upon Landlord’s request after Tenant has occupied the Premises, Tenant will execute and deliver to Landlord an Occupancy Estoppel Certificate in the form of Exhibit C.  In addition, Tenant agrees that at any time and from time to time (but on not less than 10 days’ prior request by Landlord and not more than two times during any 12 calendar month period, except Landlord may make additional requests in case of bona fide sale or financing transactions), Tenant will execute, acknowledge and deliver to Landlord a certificate indicating any or all of the following:  (a) the Commencement Date and Expiration Date; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (c) the date, if any, through which Base Rent, Additional Rent and any other Rent payable have been paid; (d) that no default by Tenant exists which has not been cured, and that to the best knowledge of Tenant no default by Landlord or Tenant exists which has not been cured, except in each case as to defaults stated in such certificate; (e) that Tenant has no existing defenses or set-offs to enforcement of this Lease, except as specifically stated in such certificate; (f) provided such events have occurred, that Tenant has accepted the Premises and that all improvements required to be made to the Premises by Landlord have been completed according to this Lease; (g) that, except as specifically stated in such certificate, Tenant, and only Tenant, currently occupies the Premises; and (h) such other matters as may be reasonably requested by Landlord.  Any such certificate may be relied upon by Landlord and any prospective purchaser or present or prospective mortgagee, deed of trust beneficiary or ground lessor of all or a portion of the Building and/or Project.  Tenant’s failure to deliver such certificate will be deemed to establish conclusively that this Lease is in full force and effect and that the statements set forth in Landlord’s proposed certificate are true and correct.

16.2        From Landlord.  In addition, Landlord agrees that at any time and from time to time (but on not less than 10 days’ prior request by Tenant and not more than two times during any 12 calendar month period), Landlord will execute, acknowledge and deliver to Tenant a certificate indicating any or all of the following:  (a) the Commencement Date and Expiration Date; (b) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (c) the date, if any, through which Base Rent, Additional Rent and any other Rent payable have been paid; (d) that no default by Landlord exists which has not been cured, and that to the best knowledge of Landlord no default by Tenant exists which has not been cured, except in each case as to defaults stated in such certificate; (e) that Landlord has no existing defenses or set-offs to its obligations under this Lease, except as specifically stated in such certificate; and (f) such other matters as may be reasonably requested by Tenant.  Any such certificate may be relied upon by Tenant and any person or entity with whom Tenant may be dealing, including any prospective assignee or sublessee of all or a portion of the Premises.  Landlord’s failure to deliver such certificate will be deemed to establish conclusively that this Lease is in full force and effect and that the statements set forth in Tenant’s proposed certificate are true and correct.

17.          TRANSFERS OF LANDLORD’S INTEREST.

17.1        Sale, Conveyance and Assignment.  Subject only to Tenant’s rights under this Lease, nothing in this Lease will restrict Landlord’s right to sell, convey, assign or otherwise deal with the Project, Building or Landlord’s interest under this Lease.

17.2        Effect of Sale, Conveyance or Assignment.  A sale, conveyance or assignment of the Building and/or the Project will automatically release Landlord from liability under this Lease from and after the effective date of the transfer, except for any liability relating to the period prior to such effective date; and Tenant will look solely to Landlord’s transferee for performance of Landlord’s obligations relating to the period after such effective date.  This Lease will not be affected by any such sale, conveyance or assignment and Tenant will attorn to Landlord’s transferee.

17.3        Subordination and Nondisturbance.  Subject to the terms and conditions of this Section 17, this Lease is and will be subject and subordinate in all respects to any ground lease, first mortgage or first deed of trust now or later encumbering the Building or Project, and to all their renewals, modifications, supplements, consolidations and replacements (an “Encumbrance”).  With respect to any Encumbrance existing as of the Date or first encumbering the Building or Project subsequent to the Date of this Lease, Landlord will use its commercially reasonable efforts to cause the holder of such Encumbrance to agree in a subordination, non-disturbance and attornment agreement (an “SNDA”) with Tenant which provides that so long as Tenant is not in default of its obligations under this Lease, this Lease will not be terminated and Tenant’s possession of the Premises will not be disturbed by the ground lease termination, foreclosure, or proceedings for enforcement, of such Encumbrance.  Tenant agrees, upon request by and without cost to Landlord or any successor in interest, to execute and deliver to Landlord or the holder of an Encumbrance an SNDA or such other instrument(s) as may be reasonably required to evidence such subordination and non-disturbance within 10 days after Landlord’s request therefor provided that it does not contain terms increasing Tenant’s obligations or reducing Tenant’s right and remedies under this Lease.  In the alternative, however, the holder of an Encumbrance may unilaterally elect to subordinate such Encumbrance to this Lease.

17.4        Attornment.  If the interest of Landlord is transferred to any person (a “Transferee”) by reason of the termination or foreclosure, or proceedings for enforcement, of an Encumbrance, or by delivery of a deed in lieu of such foreclosure or proceedings, Tenant will immediately and automatically attorn to the Transferee.  Upon attornment this Lease will continue in full force and effect as a direct lease between the Transferee and Tenant, upon all of the same terms, conditions and covenants as stated in this Lease, except (subject to the express terms and conditions of the applicable SNDA) the Transferee (a) will not be subject to any set offs or claims which Tenant might have against any prior landlord, subject to reasonable exceptions negotiated in the applicable SNDA; (b) will not be liable for any act or omission of any prior landlord, subject to reasonable exceptions negotiated in the applicable SNDA; (c) will not be bound by any payment of Rent for more than one month in advance; and (d) will not be bound by any amendment or modification of this Lease made without the express written consent of Transferee, which consent will not be unreasonably conditioned, delayed or withheld.  Tenant agrees, upon request by and without cost to the Transferee, to promptly execute and deliver to the Transferee such instrument(s) as may be reasonably required to evidence such attornment.

18.          RULES AND REGULATIONS.  Tenant agrees to observe and comply with the Rules and Regulations set forth on Exhibit D and the Telecommunications Rules set forth on Exhibit E and with all reasonable modifications and additions to such Rules and Regulations and/or Telecommunications Rules from time to time adopted by Landlord and of which Tenant is notified in writing.  No such modification or addition will contradict or abrogate any right expressly granted to Tenant under this Lease.  Landlord’s enforcement of the Rules and Regulations and/or Telecommunications Rules will be uniform and nondiscriminatory, but Landlord will not be responsible to Tenant for the failure of any person to comply with the Rules and Regulations and/or Telecommunications Rules.

19.          PARKING.  Tenant may utilize up to 176 unassigned parking spaces within the Project at no charge.  Tenant’s rights to use the Project’s parking areas are nonexclusive, will be deemed a license only and are conditioned upon this Lease being in full force and effect and there being no Default.  Tenant will not abuse its privileges with respect to such parking areas and will use the same in accordance with Landlord’s reasonable directions.  Landlord’s inability to make any of the parking spaces available at any time during the Term for reasons beyond Landlord’s reasonable control will not be deemed a default by Landlord giving rise to any claim by Tenant.

20.          DEFAULT AND REMEDIES.

20.1        Tenant’s Default.  The occurrence of any one or more of the following events if uncured before the expiration of the cure periods set forth below, if any, will be a material default and breach of this Lease by Tenant (“Default”).  Any notice required by the terms of this Lease in connection with any such default will be in lieu of, and not in addition to, any notice required under Sections 1161, et seq., of the California Code of Civil Procedure:

(a)           Tenant (i) fails to pay any payment of Base Rent and/or regularly scheduled payment of Operating Expenses after the same is due and payable, and such failure continues for a period of 10 days after written notice thereof from Landlord to Tenant, or (ii) fails to pay any payment of other Rent (other than late charges or interest) when due where such failure continues for a period of 30 days after written notice thereof from Landlord to Tenant.  Without limiting the foregoing, Tenant will only be given two such notices and/or cure periods with respect to failure to pay Base Rent and/or regularly scheduled payments of Operating Expenses during any calendar year; after the third such notice given to Tenant by Landlord during any calendar year, any subsequent failure by Tenant to pay Base Rent and/or regularly scheduled payments of Operating Expenses when due will constitute a Default without Landlord providing further notice or opportunity to cure.

(b)           Tenant fails to perform or observe any term, condition, covenant, or obligation required to be performed or observed by it under this Lease for a period of 30 days (or such shorter time provided herein) after notice thereof from Landlord; provided, however, that if the term, condition, covenant, or obligation to be performed by Tenant is of such nature that the same cannot reasonably be cured within 30 days and if Tenant commences such performance within said 30-day period and thereafter diligently undertakes to complete the same, then such failure will not be a Default hereunder if it is cured within 60 days following Landlord’s notice.

(c)           A trustee, disbursing agent, or receiver is appointed to take possession of all or substantially all of Tenant’s assets in, on or about the Premises or of Tenant’s interest in this Lease (and Tenant or any guarantor of Tenant’s obligations under this Lease does not regain possession within 60 days after such appointment); or Tenant makes an assignment for the benefit of creditors; or all or substantially all of Tenant’s assets in, on or about the Premises or Tenant’s interest in this Lease are attached or levied upon under execution (and Tenant does not discharge the same within 60 days thereafter).

(d)           A petition in bankruptcy, insolvency, or for reorganization or arrangement is filed by or against Tenant or any guarantor of Tenant’s obligations under this Lease pursuant to any federal or state statute, and, with respect to any such petition filed against it, Tenant or such guarantor fails to secure a stay or discharge thereof within 90 days after the filing of the same.  In the event that any provision of this Section 20.1(d) is contrary to any applicable Laws, such provision will be of no force or effect.

(e)           Any assignment, subletting, or other transfer for which the prior written consent of the Landlord is required under this Lease and has not been obtained.

(f)            Discovery of any materially false or misleading statement concerning financial information submitted by Tenant or any guarantor of Tenant’s obligations under this Lease to Landlord in connection with obtaining this Lease or any other consent or agreement by Landlord.

(g)           Tenant’s admission in writing of its inability to pay its debts as they mature.

(h)           Suspension of Tenant’s right to conduct its business, caused by the order, judgment, decree, decision, or other act of any court or governmental agency.

(i)            Tenant’s failure to execute, acknowledge, and deliver to Landlord, within the 10-day period specified in Section 17, any documents required to effectuate an attornment, a subordination, or to make this Lease or any option granted herein prior to the lien of any mortgage, deed of trust, or ground lease, or any estoppel certificate, as the case may be.

(j)            If the performance of Tenant’s obligations under this Lease is guaranteed: (i) the termination of a guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty, (ii) a guarantor’s becoming insolvent or the subject of a bankruptcy filing (unless discharged within 90 days after the filing), (iii) a guarantor’s refusal or inability to honor the guarantee, or (iv) a guarantor’s breach of its guarantee obligation, and Tenant’s failure within 60 days following written notice by or on behalf of Landlord to Tenant of any such event, to provide Landlord with written alternative assurance or security, which, when coupled with the then existing resources of Tenant, equals or exceeds the combined financial resources of Tenant and the guarantors that existed at the time of execution of this Lease.

(k)           Any default by Tenant (after the expiration of any applicable cure period) under a written agreement with Landlord relating to Telecom Equipment.

(l)            Tenant’s failure to timely replace the Letter of Credit as required by, and in accordance with, Section 28.

20.2        Landlord’s Remedies.  Upon the occurrence of any event of Default, Landlord will have the following rights and remedies, in addition to those allowed by law or in equity, any one or more of which may be exercised or not exercised without precluding the Landlord from exercising any other remedy provided in this Lease or otherwise allowed by law or in equity:

(a)           Landlord may terminate this Lease and Tenant’s right to possession of the Premises.  If Tenant has abandoned and vacated the Premises, the mere entry onto the Premises by Landlord in order to perform acts of maintenance, cure defaults, preserve the Premises, or attempt to relet the Premises, or the appointment of a receiver in order to protect the Landlord’s interest under this Lease, will not be deemed a termination of Tenant’s right to possession or a termination of this Lease unless Landlord has notified Tenant in writing that this Lease is terminated.  If Landlord terminates this Lease and Tenant’s right to possession of the Premises pursuant to this Section 20.2(a), then Landlord may recover from Tenant:

(i)                                     The worth at the time of the award of unpaid Rent, including, without limitation, Operating Expenses, which had been earned at the time of termination; plus

(ii)                                  The worth at the time of the award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)                               The worth at the time of the award of the amount by which the unpaid Rent for the balance of the term after the time of the award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv)                              Any other amounts necessary to compensate Landlord for all of the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease which in the ordinary course of things would be likely to result therefrom, including, without limitation, recovery of Base Rent, Additional Rent, and additional or other forms of Rent for any period of free Rent theretofore enjoyed by Tenant (at rates in effect for the period immediately following such period of free Rent); recovery of the pro rata portion of any tenant improvement allowance or other leasehold improvement costs paid by Landlord to install leasehold improvements on the Premises which is applicable to that portion of the Term, including option periods, which is unexpired as of the date on which this Lease terminated; any legal expenses, brokers’ commissions, or finder’s fees in connection with reletting the Premises, and the pro rata portion of any leasing commission paid by Landlord in connection with this Lease which is applicable to the portion of the Term, including option periods, which is unexpired as of the date on which this Lease terminated; the costs of repairs, cleanup, refurbishing, removal, and storage or disposal of Tenant’s personal property, equipment, fixtures, and anything else that Tenant is required under this Lease to remove but does not remove (including those alterations which Tenant is required to remove pursuant to an election by Landlord, and which Landlord actually removes, whether or not notice to remove will be delivered to Tenant); and any costs for alterations, additions, and renovations incurred by Landlord in regaining possession of and reletting (or attempting to relet) the Premises.

All computations of the “worth at the time of the award” of amounts recoverable by Landlord under Sections 20.2(a)(i) and (ii) hereof will be computed by allowing interest at the greater of 2% in excess of the then-current Prime Rate or 5% per annum, but in no event greater than the maximum interest rate permitted by Laws.  The “worth at the time of the award” recoverable by Landlord under Section 20.2(a)(iii) and the discount rate for purposes of determining any amounts recoverable under Section 20.2(a)(iv), if applicable, will be computed by discounting the amount recoverable by Landlord at the discount rate of the Federal Reserve Bank of California San Francisco at the time of the award plus 1%.  If Tenant tenders to Landlord in an offer of settlement all sums due under this Section 20.2(a) after Landlord has notified Tenant of exercise of the remedies under this Section 20.2(a), then the “worth at the time of the award” will be determined at the time of the tender of payment of the entire amount of such sums by Tenant.

(b)                                 Upon termination of this Lease, whether by lapse of time or otherwise, Tenant will immediately vacate the Premises and deliver possession to Landlord.  If Tenant has vacated the Premises and Landlord or any of its agents has reason to believe that Tenant does not intend to reoccupy the Premises, and current or past Rent has been due or unpaid for at least 14 consecutive days, then Landlord will have the right to send Tenant a notice of belief of abandonment pursuant to Section 1951.3 of the California Civil Code.  The Premises will be deemed abandoned, and the Tenant’s right to possession of the Premises will terminate on the date set forth in such notice, unless Landlord receives (at its address for notices pursuant to this Lease) before such date a notice from Tenant stating (i) Tenant’s intent not to abandon the Premises, and (ii) an address at which Tenant may be served in any action for unlawful detainer of the Premises and/or damages or other relief available at law or in equity.  If the Premises are deemed abandoned (either through the aforementioned procedure or due to any statement by Tenant to that effect), or if Landlord or any of its agents acts pursuant to a court order, then Landlord or any of its agents will have the right, without terminating this Lease, to re-enter the Premises and remove all persons therefrom and any or all of Tenant’s fixtures, equipment, furniture, and other personal property (herein collectively referred to as “Unclaimed Property”) from the Premises, without being deemed in any manner liable for trespass, eviction, or forcible entry or detainer, or conversion of Unclaimed Property, and without relinquishing any right given to Landlord under this Lease or by operation of law.  If Landlord re-enters the Premises in such situation, all Unclaimed Property removed from the Premises by Landlord or any of its agents and not claimed by the owner may be handled, removed, or stored, in a commercial warehouse or otherwise by Landlord at Tenant’s risk and expense, and Landlord will in no event be responsible for the value, preservation, or safekeeping thereof.  Before the retaking of any such Unclaimed Property from storage, Tenant will pay to Landlord, upon demand, all expenses incurred in such removal and all storage charges against such Unclaimed Property.  Any such Unclaimed Property of Tenant not so retaken from storage by Tenant within 30 days after such Unclaimed Property is removed from the Premises will be deemed abandoned and may be either disposed of by Landlord pursuant to Section 1988 of the California Civil Code or retained by Landlord as its own property.

(c)                                  Notwithstanding Landlord’s right to terminate this Lease pursuant to Section 20.2(a), Landlord may, at its option, even though Tenant has breached this Lease and abandoned the Premises, continue this Lease in full force and effect and not terminate Tenant’s right to possession, and enforce all of Landlord’s rights and remedies under this Lease.  In such event, Landlord will have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).  Further, in such event, Landlord will be entitled to recover from Tenant all costs of maintenance and preservation of the Premises, and all costs, including attorneys’ fees and receivers’ fees, incurred in connection with appointment of and performance by a receiver to protect the Premises and Landlord’s interest under this Lease.  No reentry or taking possession of the Premises by Landlord pursuant to this Section 20.2(c) will be construed as an election to terminate this Lease unless a written notice (signed by a duly authorized representative of Landlord) of intention to terminate this Lease is given to Tenant.  Landlord may at any time after default by Tenant elect to terminate this Lease pursuant to Section 20.2(a), notwithstanding Landlord’s prior continuance of this Lease in effect for any period of time, and upon and after Tenant’s default under this Lease, Landlord may, but need not, relet the Premises or any part thereof for the account of Tenant to any person, firm, partnership, corporation, or other business entity for such Rent, for such time, and upon such terms as Landlord, in its sole discretion, will determine.  Subject to the provisions of this Lease regarding assignment and subletting in Section 13, Landlord will not be required to accept any substitute tenant offered by Tenant or to observe any instructions given by Tenant regarding such reletting.  Landlord may remove (and repair any damage caused by such removal) and store (or dispose of) any of Tenant’s personal property, equipment, fixtures, and anything else Tenant is required (under this Lease at the election of Landlord or otherwise) to remove but does not remove, and Landlord may also make repairs, renovations, alterations, and/or additions to the Premises to the extent deemed by Landlord necessary or desirable in connection with any attempt to relet the Premises.  Tenant will upon demand pay the cost of such repairs, alterations, additions, removal, storage and renovations, together with any legal expenses, brokers’ commissions or finder’s fees and any other expenses incurred by Landlord in connection with its entry upon the Premises and attempt to relet the Premises.  If Landlord is able to relet the Premises for Tenant’s account during the remaining portion of the Term and the consideration collected by Landlord from any reletting is not sufficient to pay monthly the full amount of Base Rent and Additional Rent payable by Tenant under this Lease, together with any legal expenses, brokers’ commissions or finder’s fees, any cost for repairs, alterations, additions, removal, storage and renovations, and any other cost and expense incurred by Landlord in re-entering the Premises and reletting the Premises, then Tenant will pay to Landlord the amount of each monthly deficiency upon demand.  Any rentals received by Landlord from any such reletting will be applied as follows:

(i)                                     First, to the payment of any costs of reentry and reletting the Premises;

(ii)                                  Second, to the payment of costs of any such alterations, repairs, additions, removal, storage, and renovations to the Premises;

(iii)                               Third, to the payment of any other Rent due and unpaid under this Lease; and

(iv)                              The residue, if any, will be held by Landlord and applied as payment of future Rent as the same may become due and payable under this Lease.

(d)                                 No act or omission by Landlord or its agents during the Term will be an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises will be valid, unless made in writing and signed by a duly authorized representative of Landlord.  Neither any remedy set forth in this Lease nor pursuit of any particular remedy will preclude Landlord from any other remedy set forth in this Lease or otherwise available at law or in equity.  Landlord will be entitled to a restraining order or injunction to prevent Tenant from breaching or defaulting under any of its obligations under this Lease other than the payment of Rent or other sums due hereunder.

(e)                                  Neither the termination of this Lease nor the exercise of any remedy under this Lease or otherwise available at law or in equity will affect the right of Landlord to any right of indemnification set forth in this Lease or otherwise available at law or in equity by reason of Tenant’s occupancy of the Premises, and all rights to indemnification or other obligations of Tenant will survive termination of this Lease and termination of Tenant’s right to possession under this Lease.

(f)                                   Landlord may, at Landlord’s option but without obligation to do so, and without releasing Tenant from any obligations under this Lease, make any payment or take any action as Landlord deems necessary or desirable to cure any Default in such manner and to such extent as Landlord deems necessary or desirable.  Landlord may do so without additional demand on, or additional written notice to, Tenant and without giving Tenant an additional opportunity to cure such Default.  Tenant covenants and agrees to pay Landlord, upon demand, all advances, costs and expenses of Landlord in connection with making any such payment or taking any such action, including reasonable attorneys’ fees, together with interest at the rate described in Section 3.5, from the date of payment of any such advances, costs and expenses by Landlord.

20.3                        Inducement, Recapture and Effect of Breach.  Any agreement by Landlord for free or abated Rent or other charges applicable to the Premises, or for the giving or paying by Landlord to or for Tenant of any cash or other bonus, inducement or consideration for Tenant’s entering into this Lease, all of which concessions are hereinafter referred to as “Inducement Provisions,” will be deemed conditioned upon Tenant’s full and faithful performance of all the terms, covenants and conditions of this Lease to be performed or observed by Tenant during the Term hereof as the same may be extended.  Upon the occurrence of a Default, any such Inducement Provision will automatically be deemed deleted from this Lease and of no further force or effect, as though it had never been a part hereof, and any Rent, other charge, bonus, inducement, or consideration theretofore abated, given or paid by Landlord under such an Inducement Provision will be immediately due and payable by Tenant to Landlord, and recoverable by Landlord as Additional Rent due under this Lease.  The acceptance by Landlord of Rent or the cure of the applicable breach or failure which initiated the operation of this paragraph will not be deemed a waiver by Landlord of the provisions of this paragraph unless specifically so stated in writing by Landlord at the time of such acceptance.

20.4                        Landlord’s Default and Tenant’s Remedies.

(a)                                 It will be a default and breach of this Lease by Landlord if it fails to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease for a period of 30 days after written notice thereof from Tenant; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is of such nature that the same cannot reasonably be performed within such 30-day period, such default will be deemed to have been cured if Landlord commences such performance within said 30-day period and thereafter diligently undertakes to complete the same and completes such cure within 60 days following Tenant’s notice.

(b)                                 Tenant will not have the right based upon a default of Landlord to terminate this Lease or to withhold, offset or abate Rent, Tenant’s sole recourse for Landlord’s default being an action for damages against Landlord for diminution in the rental value of the Premises for the period of Landlord’s default, which is proximately caused by Landlord’s default.  Tenant will not have the right to terminate this Lease or to withhold, offset or abate the payment of Rent based upon the unreasonable or arbitrary withholding by Landlord of its consent or approval of any matter requiring Landlord’s consent or approval, including, but not limited to, any proposed assignment or subletting, Tenant’s remedies in such instance being limited to a declaratory relief action, specific performance, injunctive relief or an action of actual damages.  Tenant will not in any case be entitled to any consequential or punitive damages based upon any Landlord default or withholding of consent or approval.

(c)                                  Notwithstanding the foregoing, in the event Landlord fails to make any repair, and as a result thereof any emergency exists (including any circumstance in which material damage is occurring or likely to occur to the Premises or its contents or occupants), Tenant, in addition to other rights or remedies available under this Lease, shall give Landlord such notice as is reasonable under the circumstances, which notice will indicate Tenant’s intention to correct the emergency condition if Landlord does not, and if Landlord does not proceed immediately to correct the emergency condition, Tenant shall have the right, but not the obligation to do so, and deduct the reasonable costs thereof from the next installments of Rent first coming due after the date of such expenditure.

20.5                        Non-waiver of Default.  The failure or delay by Landlord to enforce or exercise at any time any of its rights or remedies or other provisions of this Lease will not be construed to be a waiver thereof, nor affect the validity of any part of this Lease or the right of Landlord thereafter to enforce each and every such right or remedy or other provision.  No waiver by Landlord of any Default or breach of this Lease will be held to be a waiver of any other or subsequent Default or breach.  The receipt by Landlord of less than the full Rent due will not be construed to be other than a payment on account of Rent then due, no statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept any payment without prejudice to Landlord’s right to recover the balance of the Rent due or to pursue any other remedies provided in this Lease or available at law or in equity.

21.                               SIGNAGE.

21.1                        Signs.  Landlord will place a Building Standard sign, at Landlord’s expense, used to identify Tenant’s business name, at the entrance of the Premises, in the Building Lobby, in the second-floor elevator lobby, at Building entrances and at suite entrances for the Premises.  Any signage beyond Building Standard for those signs described above, and/or for any changes to the initial signs described above, will be at Tenant’s sole cost and expense.  Except as otherwise expressly contemplated by this Section 21, (a) Tenant will not erect or maintain any temporary or permanent sign on or about the exterior of the Premises, the Building or the Project, or visible from the Common Areas or exterior of the Building, without obtaining prior written approval from Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion; (b) any request for approval of a sign will be made in such detail as Landlord will request; (c) all signs, whether erected by Landlord or Tenant, will conform to Landlord’s Building Standard signage and to all Laws; (d) in the event of a violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred in such removal to Tenant; and (e) Tenant will remove all approved signs which it has erected upon the termination of the Lease and repair all damage caused by such removal.

21.2                        Building Directory.  Tenant will have the right to include, at Landlord’s expense, one Building Standard listing on the Building directory in the main Building lobby.

21.3                        Monument Sign.  To the extent available, Tenant will have the right to install and maintain one panel of its individual signage (the “Monument Panel”) on each side of the monument sign relating to the Building (the “Monument Sign”).  Tenant will be entitled to place the Monument Panel in a location determined by Landlord.  The manufacture and affixation of the Monument Panel to the Monument Sign shall be carried out by Landlord, however, Landlord shall be entitled to reimbursement from Tenant for the actual costs and expenses related thereto.

21.4                        Building-Top Sign.  Subject to the terms of this Section 21, Tenant may, at its sole cost and expense, install one sign on the exterior of the Building above the windows for the second floor of the Building and below the upper edge of the Building containing Tenant’s name and logo (such sign, and any replacement thereof, being the “Building-Top Sign”).  The location of the Building-Top Sign will be determined by Landlord, in its reasonable discretion.  The size and appearance of the Building-Top Sign will be subject to Landlord’s approval in its reasonable discretion and compliance with Landlord’s reasonable signage and design criteria in effect at the time of installation.  Landlord will have the right to determine the appropriate method of attaching and installing the Building-Top Sign on the Building, although Landlord will permit Tenant and its contractors access to the portions of the Building, including the roof, as necessary to install, maintain, repair, remove and replace the Building-Top Sign.  All aspects of the Building-Top Sign will be subject to approval by all applicable authorities, including, without limitation, the City of Alameda and any applicable owners’ association and/or such association’s architectural control committee.  Tenant will bear the cost of obtaining all such approvals and the cost of any modifications to the Building-Top Sign required by the applicable authorities or reasonably requested by Landlord, before, during or after installation of the Building-Top Sign.  Landlord will cooperate with Tenant’s efforts to obtain the applicable approvals.

21.5                        Limitations on Tenant’s Rights.

(a)                                 Tenant’s right to install and maintain the Building-Top Sign is expressly conditioned on Tenant occupying at least one full floor of the Building (provided that for purposes of this Section 21.5, “occupying at least one full floor” will mean Tenant is utilizing at least 90% of the Rentable Area on one full floor of the Building with Tenant’s employees and Tenant has not subleased any portion of the Premises).  If Tenant is not occupying at least one full floor of the Building for a period of 180 consecutive days or more, without limiting Landlord’s other remedies under this Lease, Landlord will have the right, by notice delivered to Tenant, to revoke the rights granted under this Section 21.5, and upon such revocation, Tenant will remove the Building-Top Sign in accordance with Section 21.6.

(b)                                 Tenant’s right to install the Monument Panel and the Building-Top Sign (collectively, the “Exterior Signage”) is available to Tenant, or to a permitted assignee of Tenant’s interest in this Lease or to one subtenant of Tenant subleasing at least 20,000 square feet of Rentable Area of the Premises, provided that with respect to any assignee or subtenant, Landlord shall have the right to approve (which approval will not be unreasonably withheld, conditioned or delayed) the location, size and appearance of the replacement Exterior Signage and the replacement Exterior Signage shall comply with the terms and condition of this Section 21, including, without limitation, those terms and conditions relating to installation, compliance with Laws and Landlord’s insurance requirements for contractors.  No subtenant subleasing any portion of the Premises will be permitted to use any of the Exterior Signage.

21.6                        Maintenance, Repair and Removal.  With respect to the Exterior Signage, Tenant’s signage contractors will comply with Landlord’s reasonable requirements relating to insurance, access to the Building and other similar matters as customarily required by other landlords with regard to similar contractors.  Tenant will keep the Exterior Signage in good condition and repair and will cause the Exterior Signage to be lit at all times during darkness.  If any of the Exterior Signage is damaged or inoperative, Tenant will commence repair of the applicable Exterior Signage as soon as possible, but in no event later than 48 hours (exclusive of Saturdays, Sundays and holidays) after receipt of notice from Landlord, and thereafter Tenant will diligently pursue completion of such repair.  Landlord, at Landlord’s option, may repair such damaged or inoperative Exterior Signage at Tenant’s expense upon Tenant’s failure to timely commence or complete such repairs.  Tenant will have the obligation to remove, at Tenant’s sole cost, all Exterior Signage from the Building at the expiration or earlier termination of the Term, and to repair any damage resulting from such removal.

22.                               [INTENTIONALLY OMITTED].

23.                               BROKERS.  Landlord and Tenant represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease except the Brokers.  Neither party knows of any other real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Lease.  Landlord will pay all fees, commissions or other compensation payable to the Brokers according to Section 1.1(r) and pursuant to that letter agreement dated July 11, 2012 by and between Landlord and UGL Services, Equis Operations Co., Inc..  Tenant and Landlord will indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by brokers or agents claiming through the other party.

24.                               LIMITATIONS ON LANDLORD’S LIABILITY.  Any liability for damages, breach or nonperformance by Landlord, or arising out of the subject matter of, or the relationship created by, this Lease, will be collectible only out of Landlord’s interest in the Project (including any rent, insurance and condemnation proceeds) and no personal liability is assumed by, or will at any time be asserted against, Landlord, its parent and affiliated corporations, its and their partners, venturers, directors, officers, shareholders, members, managers, agents and employees, or any of its or their successors or assigns; all such liability, if any, being expressly waived and released by Tenant.  In no event will Landlord be liable to Tenant or any other person for consequential, special or punitive damages, including, without limitation lost profits.  Landlord’s review, supervision, commenting on or approval of any aspect of work to be done by or for Tenant (under Section 7, Exhibit B or otherwise) are solely for Landlord’s protection and, except as expressly provided, create no warranties or duties to Tenant or to third parties.

25.                               NOTICES.  Unless specifically permitted otherwise by the terms of this Lease, all notices required or permitted under this Lease must be in writing and will only be deemed properly given and received (a) when actually given and received, if delivered in person to a party who acknowledges receipt in writing; or (b) one business day after deposit with a private courier or overnight delivery service, if such courier or service confirms delivery; or (c) two business days after deposit in the United States mails, certified or registered mail with return receipt requested and postage prepaid.  All such notices must be transmitted by one of the methods described above to the party to receive the notice at, in the case of notices to Landlord, both Landlord’s Manager’s Address and Landlord’s General Address, and in the case of notices to Tenant, the applicable Tenant’s Notice Address(es), or, in either case, at such other address(es) as either party may notify the other of according to this Section 25.  Any notice to be given by either party under this Lease will be effective if given by such party or its agents or attorneys.

26.                               TELECOMMUNICATIONS.

26.1                        Certain Definitions.  The following definitions are applicable to this Section 26:

(a)                                 “Telecom Equipment” means telephone, internet and any other communications equipment, all Connections (as defined below) and any technological evolution or replacement thereof.

(b)                                 “Connections” means any wires, cables, fiber optic lines, antennas, switches and other equipment or infrastructure located in the Project, but outside the Premises, that are installed by or on behalf of Tenant for, or related to, the operation of other Telecom Equipment.  All Connections are also Telecom Equipment.

(c)                                  “Telecom Provider” means a provider of Telecom Equipment or services using Telecom Equipment.

(d)                                 “Telecom Services” means services provided by a Telecom Provider using Telecom Equipment.

(e)                                  “Wi-Fi” is a registered name by the Wi-Fi Alliance.  It is short for wireless fidelity, which is a term  developed by the Wi-Fi Alliance to describe wireless local area network products that are based on the Institute of Electrical and Electronics Engineers (“IEEE”) 802.11 standards.

(f)                                   “WiMax” is short for worldwide interoperability for microwave access, and refers to the IEEE 802.16 standard to provide a wireless coverage without a direct line-of-sight to a base station.

26.2                        New Provider Installations.

(a)                                 Tenant may not utilize the services of a Telecom Provider whose equipment is not then servicing the Project, nor may Tenant require or request that a Telecom Provider materially expand the Telecom Services or Connections it currently provides or has provided in or to the Project, without first securing the prior written approval of Landlord, which approval will not be unreasonably withheld.

(b)                                 Tenant’s Telecom Provider must execute and deliver license agreement with Landlord regarding the installation and/or operation of the Telecom Provider’s Telecom Equipment in the Project and outside the Premises, with the form and substance of such agreement being acceptable to Landlord, in its reasonable discretion, prior to such Telecom Provider commencing any installation or other work in the Project.

(c)                                  Both Tenant and its Telecom Provider(s) will comply with the Telecommunications Rules attached hereto as Exhibit E, together with any other of Landlord’s reasonable requirements regarding use of the existing Project conduits and pipes or use of contractors.

26.3                        Installation and Use of Other Communications Technologies.  Tenant will not utilize any Telecom Equipment (other than usual and customary mobile telephones, customary Wi Fi internet technology and wire-based telephone and internet technology), including WiMax systems, antennae and satellite dishes, within the Premises and/or within or on the Project without Landlord’s prior written consent.  Such consent may be granted conditioned or withheld in Landlord’s sole discretion, and may be conditioned in such a manner so as to protect Landlord’s financial interests and the interests of the Project.  In addition, Landlord may require that Tenant execute a written agreement concerning any such Telecom Equipment, in form and substance acceptable to Landlord, in its sole discretion.  To the extent that Tenant installs a Wi-Fi network serving the Premises, Tenant will be solely responsible for securing such network against unauthorized use, and Tenant waives any claim against Landlord or Property Manager arising out of any unauthorized use by any party other than Landlord, Property Manager or their employees, agents or contractors.  If such Wi-Fi network causes any interference with the networks or other activities of other tenants or occupants of the Project, promptly after Tenant is aware of such interference, Tenant will take reasonable steps to eliminate such interference.

26.4                        No Obligation to Reserve Space.  Until Tenant’s Telecom Provider or Tenant, as the case may be, executes the appropriate written agreement with Landlord, Landlord will have no obligation to reserve space for Tenant for Telecom Equipment anywhere in the Project.

26.5                        Plans.  Tenant or Tenant’s Telecom Provider will provide Landlord with plans and specifications of the installation, modification or removal of the applicable Telecom Equipment, and Landlord will have reasonably approved such plans and specifications, before any installation, modification or removal of such Telecom Equipment commences.  Such approval (or disapproval specifying in detail the reasons therefor) shall be provided within five business days after Landlord’s receipt of such plans and specifications, and if Landlord does not respond in such five business day period, Tenant may deliver a notice requesting Landlord’s response, and if Landlord does not respond within two business days after such notice, then such plans and specifications shall be deemed to be approved.  Within 30 days after installation, modification or removal of any Telecom Equipment, Tenant will, at its expense, prepare or have prepared and delivered to Landlord reproducible as-built plans and drawings (in form and detail reasonably satisfactory to Landlord) of the location of all Telecom Equipment serving the Premises and located in the Project.  Upon request by Landlord, from time to time, Tenant will promptly deliver copies of the latest as-built plans and drawings to Landlord (with such copies at Landlord’s expense if Tenant has otherwise complied with this Section 26.5).

26.6                        Limitation of Responsibility.  Tenant acknowledges and agrees that all Telecom Equipment will be obtained, installed, maintained, repaired, replaced and removed at the sole expense of Tenant.  Unless Landlord otherwise requests or consents in writing, all of Tenant’s Telecom Equipment (other than any Connections) will be and remain solely in Tenant’s Premises, in accordance with the Telecommunications Rules attached hereto on Exhibit E, together with any other reasonable rules and regulations adopted by Landlord from time to time.

Landlord will have no responsibility for the operation, maintenance, repair or replacement of Tenant’s Telecom Equipment, including, without limitation, Tenant’s Connections.  Tenant agrees that, to the extent any Telecom Services are interrupted, curtailed or discontinued, Landlord will have no obligation or liability with respect thereto, and it will be the sole obligation of Tenant at its expense to obtain substitute Telecom Services.  No approval by Landlord under this Section 26 will be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence or financial strength of any Telecom Provider or the quality or fitness for any particular purpose of any Telecom Equipment or Telecom Services.  Landlord does not make, and expressly disclaims, any representation, warranty or endorsement regarding or relating to any Telecom Provider, Telecom Services or Telecom Equipment.

26.7                        Necessary Service Interruptions.  Landlord will have the right to interrupt Tenant’s Telecom Services or disable Tenant’s Telecom Equipment in the event of emergency or as necessary in connection with repairs to any portion of the Project or installation of Telecom Equipment for other tenants or occupants of the Project.  Landlord will provide Tenant with reasonable prior notice of any such interruption or disabling, except in the event of an emergency, in which case Landlord will provide Tenant as much advance notice as reasonably possible.  Landlord will exercise commercially reasonable efforts to perform any scheduled interruptions during non-business hours.

26.8                        Interference.  In the event that Telecom Equipment, including, without limitation, wiring, cabling or satellite and antenna equipment of any type installed by or at the request of Tenant within the Premises, on the roof of the Building or elsewhere within or on the Project causes interference to equipment (including Telecom Equipment) used by another party, Tenant will be responsible for, and indemnify and defend Landlord against, all liability related to such interference.  Tenant will use reasonable efforts, and will cooperate with Landlord and other parties, to promptly eliminate such interference.  In the event that Tenant is unable to eliminate such interference, Tenant will substitute alternative equipment.  If such interference persists after such alternative equipment is installed, Tenant will discontinue the use of its Telecom Equipment as necessary to discontinue such interference, and, at Landlord’s discretion, remove such Telecom Equipment according to specifications required by Landlord.

26.9                        Removal of Telecom Equipment, Wiring and Other Facilities.  Prior to the expiration or earlier termination of the Term, Tenant will remove any and all Telecom Equipment installed in the Premises or elsewhere in the Project by or on behalf of Tenant, including all Connections once the Telecom Equipment is no longer in use, at Tenant’s sole cost.  Such costs may also include, if Tenant has not complied with Section 26.5, location of such Telecom Equipment and/or preparation of as-built plans or drawings of the Telecom Equipment serving the Premises and located in the Project.  Landlord will have the right, however, upon written notice to Tenant, given prior to the expiration or earlier termination of the Term, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against Rent, any and all Connections or selected components thereof, whether located in the Premises or elsewhere in the Project.  The terms and conditions of this Section 26.9 will survive expiration or earlier termination of this Lease.

26.10      No Third Party Beneficiary.  Notwithstanding any provision of the preceding paragraphs to the contrary, the provisions of this Lease, including this Section 26, may be enforced solely by Tenant and Landlord, are not for the benefit of any other party (including any subtenant), and specifically, but without limitation, no Telecom Provider will be deemed a third party beneficiary of this Lease or this Section 26.

27.          MISCELLANEOUS.

27.1        Binding Effect.  Each of the provisions of this Lease will extend to, bind or inure to the benefit of, as the case may be, Landlord and Tenant and their respective successors and assigns, provided that this clause will not permit any transfer by Tenant contrary to the provisions of Section 13.

27.2        Complete Agreement; Modification.  All of the representations and obligations of the parties are contained in this Lease and no modification, waiver or amendment of this Lease or of any of its conditions or provisions will be binding upon a party unless it is in writing signed by such party.

27.3        Delivery for Examination.  Submission of the form of this Lease for examination will not bind Landlord in any manner, and no obligations will arise under this Lease until it is signed by both Landlord and Tenant and delivery is made to each.

27.4        No Air Rights.  This Lease does not grant any easements or rights for light, air or view.  Any diminution or blockage of light, air or view by any structure or condition now or later erected will not affect this Lease or impose any liability on Landlord.

27.5        Enforcement Expenses.  Each party agrees to pay, upon demand, all of the other party’s costs, charges and expenses, including the reasonable fees and out-of-pocket expenses of counsel, agents and others retained incurred in successfully enforcing the other party’s obligations under this Lease and any other disputes arising out of this Lease (with successful enforcement being determined by the presiding judge or tribunal).  In addition, Landlord will be entitled to recover from Tenant those reasonable out-of-pocket costs, charges and expenses related to preparation, delivery and/or service of demand letters, notices of default, notices pursuant to applicable forcible entry and detainer statutes and other similar correspondence and notices, even if litigation is not commenced or pursued to final judgment after such letters and/or notices are delivered and/or served.

27.6        Project Name.  Tenant will not, without Landlord’s consent, use Landlord’s or the Project’s name, or any facsimile or reproduction of the Project (or any portion thereof), for any purpose; except that Tenant may use the Project’s name in the address of the business to be conducted by Tenant in the Premises.  Landlord reserves the right, upon reasonable prior notice to Tenant, to change the name or address of the Building and/or the Project.

27.7        Recording; Confidentiality.  Tenant will not record this Lease, or a short form memorandum, without Landlord’s written consent and any such recording without Landlord’s written consent will be a Default.  Tenant agrees to keep this Lease’s terms, provisions and conditions confidential and will not disclose them to any other person without Landlord’s prior written consent.  However, Tenant may disclose this Lease’s terms, provisions and conditions to

Tenant’s accountants, attorneys, managing employees and others in privity with Tenant, as reasonably necessary for Tenant’s business purposes, without such prior consent, provided that, upon such disclosure, Tenant’s accountants, attorneys, managing employees and others in privity with Tenant will be bound by the terms of this Section 27.7.

27.8        Captions.  The captions of sections are for convenience only and will not be deemed to limit, construe, affect or alter the meaning of such sections.

27.9        Invoices.  All bills or invoices to be given by Landlord to Tenant will be sent to Tenant’s Invoice Address.  Tenant may change Tenant’s Invoice Address by notice to Landlord given according to Section 25.  If Tenant fails to give Landlord specific notice of its objections within one year after receipt of any bill or invoice from Landlord, such bill or invoice will be deemed true and correct and Tenant may not later question the validity of such bill or invoice or the underlying information or computations used to determine the amount stated, subject to Tenant’s audit rights under Section 3.2(d).

27.10      Severability.  If any provision of this Lease is declared void or unenforceable by a final judicial or administrative order, this Lease will continue in full force and effect, except that the void or unenforceable provision will be deemed deleted and replaced with a provision as similar in terms to such void or unenforceable provision as may be possible and be valid and enforceable.

27.11      Jury Trial.  LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY LANDLORD OR TENANT AGAINST THE OTHER WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, TENANT’S USE AND OCCUPANCY OF THE PREMISES, OR THE RELATIONSHIP OF LANDLORD AND TENANT.  However, such waiver of jury trial will not apply to any claims for personal injury.

27.12      Only Landlord/Tenant Relationship.  Landlord and Tenant agree that neither any provision of this Lease nor any act of the parties will be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

27.13      Covenants Independent.  The parties intend that this Lease be construed as if the covenants between Landlord and Tenant are independent and not dependent and that the Rent will be payable without offset, reduction or abatement for any cause except as otherwise specifically provided in this Lease.

27.14      Force Majeure.  Neither party shall incur any liability to the other party with respect to, and shall not be responsible for any failure to perform, any of such party’s obligations hereunder if such failure is caused by any reason beyond the reasonable control of such party and not anticipated by the parties including, but not limited to, strike, general labor troubles, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, war, shortages of labor or materials, or failure or disruption of utility services; provided, however, that in no event will a lack of funds, or the inability to pay such funds, constitute a force majeure event, and notwithstanding the foregoing, this Section 27.14 will not apply to Tenant’s performance of “Tenant’s Work” pursuant to Exhibit B attached hereto.  The amount of time for such party to perform any of its obligations (including, without limitation, Landlord’s delivery of the Premises to Tenant) shall be extended by the amount of time such party is delayed in performing such obligation by reason of any force majeure occurrence whether similar to or different from the foregoing types of occurrences.  No period of force majeure shall be deemed to commence until the other party has received written notice of such commencement (including the asserted reasons therefor and the actions being taken by such party in response thereto), and once commenced shall continue until the cause of the force majeure delay no longer materially affects the applicable party’s ability to perform under this Lease.

27.15      Governing Law.  This Lease will be governed by and construed according to the laws of the State of California.

27.16      Financial Reports.  Within 30 days after Landlord’s request (but not more than one time during any 12-month period), Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, if those are not so prepared, Tenant’s internally prepared financial statements.  Landlord will not disclose any aspect of Tenant’s financial statements to any other person or entity unless specifically required by court order.

27.17      Joint and Several Liability.  If two or more parties execute this Lease as Tenant, the liability of each such party to pay all Rent and other amounts due hereunder and to perform all the other covenants of this Lease will be joint and several.

27.18      Signing Authority.  Concurrently with Tenant’s execution of this Lease, and as a condition precedent to Landlord’s obligations under this Lease, Tenant will provide to Landlord a copy of a  resolution of the board of directors of Tenant authorizing the execution of this Lease on behalf of such corporation, which copy of resolution will be duly certified by the secretary or an assistant secretary of the corporation to be a true copy of a resolution duly adopted by the board of directors of said corporation and will be in a form reasonably acceptable to Landlord.

27.19      Dates and Time.  As used herein, the term “business day” shall mean all days, excluding Saturdays, Sundays and all days observed by either the State of California or the United States government as legal holidays.  All references to “days” that do not specifically refer to “business days” will refer to calendar days.  For purposes of determining dates under this Lease (a) a day that is a specified number of days after a given date will be the day that occurs the specified number of days after (but not including) the given date (so that, for example, the day that is 10 days after January 1 will be January 11); and (b) a day that is a specified number of months after a given date will be the day that occurs on the same day of the calendar month as the given date the specified number of months later (so that, for example, the day that is three months after January 15 will be April 15), except that if the day is the last day of a month, it will also be the last day of the month that is the specified number of months later (so that, for example, the day that is three months after January 31 will be April 30).  If any date set forth in this Lease for the delivery of any document or the happening of any event should, under the terms hereof, fall on a day that is not a business day, then such date will be automatically extended to the next succeeding business day.

27.20      Counterparts; Facsimile Execution.  This Lease may be executed in counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one agreement.  Executed copies hereof may be delivered by telecopier, email or other electronic means and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.

28.          LETTER OF CREDIT.

28.1        Generally.  The Letter of Credit will be issued in Landlord’s favor by a bank or other financial institution acceptable to Landlord in Landlord’s reasonable discretion (the “Issuer”) in the applicable Letter of Credit Amount, as determined pursuant to Section 1.1(l).  Landlord hereby approves Bridge Bank, National Association for such purpose.  The Letter of Credit may be replaced from time to time pursuant to this Section 28.  Any Letter of Credit will be in a form reasonably acceptable to Landlord and consistent with the terms of Section 1.1(l) and this Section 28.  At least five business days in advance of the issuance of any Letter of Credit, Tenant will deliver a draft of the form of the applicable Letter of Credit to Landlord, and Landlord will have the right to review and require modifications to such form to ensure that it conforms to the requirements of Section 1.1(l) and this Section 28 prior to issuance of the final Letter of Credit.

28.2        Use and Restoration.  If Tenant fails to perform any of its obligations under this Lease beyond applicable cure periods, Landlord may, at its option, use, apply or retain all or any portion of the Letter of Credit proceeds for the payment of (a) any Rent in arrears; (b) any expenses Landlord may incur as a result of Tenant’s failure to perform; and (c) any other losses or damages (except punitive, special or indirect damages) Landlord may suffer as a result of Tenant’s failure to perform its obligations under this Lease.  If Landlord so uses or applies all or any portion of the Letter of Credit, Landlord may notify Tenant of such use or application, and Tenant will, within five business days after the date of Landlord’s notice, restore the Letter of Credit to the amount required under this Lease.  Tenant’s failure to so restore the Letter of Credit will constitute a Default by Tenant without an additional notice or cure period.

28.3        Transfers by Tenant.  Tenant will not assign or encumber the Letter of Credit, except as may be expressly contemplated by this Section 28, without Landlord’s express prior written consent.  Neither Landlord nor its successors or assigns will be bound by any assignment or encumbrance by Tenant unless Landlord has given such consent in advance.

28.4        Transfers and Assignments by Landlord.  This Section 28 will also apply to subsequent grantees and transferees of Landlord.  The Letter of Credit will provide both that it will be transferable and that the proceeds of the Letter of Credit will be assignable, in each case, one or more times by Landlord.

(a)           Landlord will have the right, at any time and from time to time, to transfer its entire interest in the Letter of Credit to any purchaser or lessee of the entire Building (or a lender of Landlord or of any such purchaser or lessee).  Landlord will be responsible for the payment of any fees charged by the Issuer in connection with such transfer.  Upon any such transfer, Tenant agrees to look solely to the new owner or lessee for the return of the Letter of Credit or any funds resulting from a draw thereon.

(b)           Further, Tenant will, from time to time, reasonably cooperate with Landlord and any lender of Landlord to collaterally assign Landlord’s rights to receive the proceeds of the Letter of Credit to such lender or to secure the debt owed by Landlord to such lender with Landlord’s interest in the Letter of Credit or the proceeds thereof.  Landlord or its lender will be responsible for customary fees charged by the Issuer in connection with any such collateral assignment.

28.5        Replacement.  If necessary and without notice from Landlord, Tenant will provide for replacements of the Letter of Credit to be issued and delivered to Landlord at least 30 days prior to the expiration of the then-effective Letter of Credit, time being of the essence and any such failure will constitute a Default by Tenant without an additional cure period, and Landlord will be entitled, without notice to Tenant, to draw the entire Letter of Credit prior to its expiration if the Letter of Credit is not timely replaced or renewed as set forth above.  If Landlord draws the entire Letter of Credit due to Tenant’s failure to timely replace or renew the Letter of Credit, Tenant will provide a replacement Letter of Credit within five business days after Landlord’s draw.  To the extent that Landlord is holding the proceeds of a Letter of Credit because of Tenant’s failure to timely replace or renew such Letter of Credit, Landlord may apply such proceeds to the cure of any default under this Lease by Tenant which is continuing after any applicable cure period (provided that the foregoing will not require Landlord to deliver any notice to commence the applicable cure period if the delivery of such notice is prohibited by applicable Laws).  Landlord will have the right, at any time and from time to time, to transfer Landlord’s rights to such funds to any purchaser or lessee of the entire Building, and upon any such transfer, Tenant agrees to look solely to the new owner for the return of such funds.  Notwithstanding the foregoing, Tenant shall deliver a replacement Letter of Credit in the same form and in the amount of the then-effective Letter of Credit from a bank or other financial institution acceptable to Landlord in Landlord’s sole and absolute discretion (the “Substitute Issuer”), within five business days after any of the following occur:  (a) the original Issuer enters into or becomes subject to any form of regulatory or governmental receivership or other similar regulatory or governmental proceeding, including any receivership instituted or commenced by the Federal Deposit Insurance Corporation or any other governmental agency responsible for the regulation and/or oversight of the original Issuer (in each instance, the “Bank Regulator”), is otherwise declared insolvent or downgraded by the Bank Regulator, or is placed on a Bank Regulator “watchlist”; or (b) the Bank Regulator repudiates the Letter of Credit.

28.6        Landlord’s Ability to Draw.  Subject to this Section 28, if a breach or failure by Tenant under this Lease has occurred beyond any applicable cure period and is continuing, including a failure to timely provide a replacement Letter of Credit, Landlord may, but will not be obligated to, draw on the Letter of Credit and apply the proceeds of any such draw to cure the breach or failure under this Lease by Tenant or to apply such funds as otherwise permitted under this Section 28.  Tenant will not have the right to call upon Landlord to draw upon all or any part of the Letter of Credit to cure any default of this Lease by Tenant or to fulfill any obligation of Tenant, but instead, the decision to draw on the Letter of Credit will be solely in the discretion of Landlord.  The Letter of Credit will be payable to Landlord upon presentation at the Issuer’s offices of a sight draft signed by Landlord, together with a separate certification of Landlord:  (a) that the person signing the certification is duly authorized to do so, and (b) that (i) a default of this Lease by Tenant exists and has continued beyond any applicable cure period under this Lease, (ii) Tenant has committed a default under this Lease and the transmittal of notice of such default is barred by applicable Laws, or (iii) Tenant has failed to deliver a replacement Letter of Credit to Landlord at least 30 days prior to the expiration date of the Letter of Credit.  Notwithstanding the foregoing, if the terms or requirements of the applicable Letter of Credit with respect to certifications, drafts or other documentation necessary for Landlord to draw on the Letter of Credit differ from that otherwise required by this Section 28, then Landlord will only be required to comply with the terms of the Letter of Credit and will not be required to comply with the terms of this Section 28 except to the extent consistent with the Letter of Credit.  Nothing in this Section 28 will require Landlord to submit, or prohibit Landlord from submitting, partial draws of the Letter of Credit, it being acknowledged that Landlord may (but is in no way required to) draw the entire amount of the Letter of Credit to protect its interest in the funds resulting from such draw, provided that notwithstanding such right, the Letter of Credit will not be considered a security deposit upon Landlord’s receipt of such funds.

28.7        Return.  Provided that Tenant has fully and faithfully performed all of its obligations under this Lease, if Landlord has not drawn on the Letter of Credit, Landlord will deliver the Letter of Credit and, to the extent Landlord has drawn on the Letter of Credit, any remaining proceeds thereof to Tenant after the expiration of the Term.

29.          GENERATOR.

29.1        Generator.  A generator described as a 1701 Genset Cummins-Onan Model 400DFCE, Serial Number L980832466; Spec: 99332C, Rated for 400 KW and 500 kva at 1800 rpm is currently located on the Premises (the “Generator”).  The Generator is served by an associated fuel pump, 435 gallon fuel storage tank, fuel supply piping and related equipment (collectively, the “Fuel System”) and is or may be connected to the interior of the Premises by certain wires, cables and equipment connecting the Premises to the Generator and the Fuel System (the “Generator Connections”; the Generator, Fuel System and Generator Connections are referred to herein, collectively, as the “Generator System”).

29.2        Rights to Use.  Tenant will have exclusive use of the Generator throughout the Term; provided, however, that Landlord will have the right at Landlord’s expense to connect Building emergency systems to the Generator as Landlord deems reasonably necessary.

29.3        Obligations and Costs.  Landlord will be responsible for delivering the Generator in good working order.  Except as hereafter set forth, Tenant will be responsible for (and shall pay all costs associated with) (a) operating the Generator System, including, without limitation, the acquisition, storage and use of diesel fuel; (b) maintaining, repairing and periodically operating the Generator System as necessary to keep it in good order, condition and repair throughout the Term; and (c) compliance with all Laws governing the operation, maintenance and repair of the Generator System and the storage and use of any Hazardous Substances related thereto, including, without limitation, diesel fuel, any permits associated with the storage or use of such fuel and applicable air quality requirements.  Notwithstanding the foregoing, Landlord shall be responsible for (and shall pay all costs associated with) repair and/or replacement of the Generator in the event of theft, vandalism, natural disaster, or other causes beyond the control of Tenant.

29.4        Title.  Title in and to the Generator System and all equipment related thereto will be vested in Landlord throughout the Term and upon the expiration or earlier termination of the Term.

30.          RIGHT OF REFUSAL.

30.1        Right of Refusal.  If Landlord, at any time after the Date through the end of the Term, receives an offer, acceptable to Landlord, from third parties to lease space in the Building (any such offer will be referred to as a “ROFR Space Offer” and the space described in the ROFR Space Offer will be referred to as the “ROFR Space”), then Landlord will notify Tenant, in writing, giving a true, correct and complete copy of such ROFR Space Offer.  Tenant will  not be entitled to receive a ROFR Space Offer with respect to any renewal or extension of a lease by a tenant occupying any portion of the ROFR Space as Landlord will have the right to negotiate renewals or extensions of leases with existing tenants without triggering Tenant’s rights under this Section 30.  Provided a Default does not then exist under this Lease, and subject to the rights of all other entities which have rights to the ROFR Space that are superior to Tenant’s (“Prior Entities”) and any renewal rights granted to tenants of the ROFR Space, Tenant will have seven business days from and after the later of the date of its receipt of such notice from Landlord or the date upon which all Prior Entities elect not to take such ROFR Space, in which to elect to lease such ROFR Space for the consideration and on the terms contained in the ROFR Space Offer (the “Right of Refusal”).

(a)           Landlord and Tenant intend that if Tenant exercises the Right of Refusal, then the term applicable to the ROFR Space will be coterminous with the Term of this Lease as long as there are at least five years remaining in the Term, but in no event will the term applicable to the ROFR Space expire before the Term of this Lease.  Therefore:

(i)            If the expiration date for the lease described in the ROFR Space Offer would occur prior to the Expiration Date and if Tenant properly exercises the Right of Refusal, the term of the lease contemplated by the ROFR Space Offer will be deemed to be extended to the Expiration Date.  In such case, (A) annual Base Rent for the ROFR Space during such extended time will be equal to the product of the per-square-foot rate of Base Rent for the Premises set forth in Section 1.1(i), as such rate is adjusted from time to time, for the same period multiplied by the number of rentable square feet in the ROFR Space; and (B) any tenant-improvement allowances and rent abatement incentives under the ROFR Space Offer will be increased on a straight-line pro-rata basis to be consistent with the longer term, taking into account any difference in Base Rent between the ROFR Space Offer and this Lease.

(ii)           If the expiration date for the lease contemplated by the ROFR Space Offer would occur after the Expiration Date, but there are at least five years remaining in the Term (including any “Renewal Term” for which Tenant has delivered the applicable “Renewal

Notice” [as those terms are defined in Section 34]) and if Tenant properly exercises the Right of Refusal, the term for the ROFR Space will be shortened to expire on the Expiration Date.  In such case, any tenant-improvement allowances and rent abatement incentives under the ROFR Space Offer will be decreased on a straight-line pro-rata basis to be consistent with the shorter term applicable to the ROFR Space.

(iii)          If Tenant accepts a ROFR Space Offer that is modified as described in Section 30.1(a)(i) or Section 30.1(a)(ii), Tenant will not have the benefit of any renewal or expansion rights described in the ROFR Space Offer, but will have those renewal and expansion rights set forth in this Lease which shall be deemed applicable to the ROFR Space.

(iv)          If the expiration date for the lease contemplated by the ROFR Space Offer would occur after the Expiration Date, and there are less than five years remaining in the Term (taking into account any Renewal Term for which Tenant has delivered the applicable Renewal Notice), the term for the ROFR Space will be unaffected and Tenant’s rights to the ROFR Offer Space will be as set forth in the ROFR Space Offer.

(b)           If Tenant does not respond within such seven business day period, Tenant will be deemed to have elected not to exercise the applicable ROFR Space Offer.  If all Prior Entities elect not to lease the ROFR Space, and Tenant elects to exercise the Right of Refusal, then Landlord and Tenant will amend this Lease to include such ROFR Space on the terms stated in the ROFR Space Offer, subject to adjustment, if any, in accordance with Section 30.1(a).  The closing of the amendment of this Lease will take place within 15 days after the later of (i) the date that Landlord receives written notice from Tenant that it will elect to lease the ROFR Space, or (ii) the date of expiration of all superior rights of Prior Entities to lease the ROFR Space, on a date selected by Landlord with not less than seven business days’ prior written notice to Tenant.  The Right of Refusal will be deemed a continuing right and will apply to each ROFR Space Offer during the Term, provided, however, that upon Tenant’s rejection or deemed rejection of a ROFR Space Offer, Tenant will have no rights under this Section 30 with respect to the ROFR Space subject to such ROFR Space Offer until after the expiration of the term of any lease (and any applicable renewals) by and between Landlord and a third party relating to such ROFR Space, except that if Tenant expressly rejects a ROFR Space Offer, Landlord shall re-offer such ROFR Space Offer to Tenant if no lease for such ROFR Space has been executed within 30 days after delivery by Tenant of such rejection to Landlord.  Tenant’s rights under this Section 30.1 are subject and subordinate to the existing rights of Prior Entities.

30.2        Limitations on Tenant’s Rights.  Tenant will have no right to lease any ROFR Space and its notice exercising the Right of Refusal will be ineffective if a Default exists at the time such notice is given or at the time the amendment to this Lease is scheduled to be executed by Landlord and Tenant or if Tenant has exercised the “Partial Termination Option” (as defined in Section 32).  Any termination of this Lease terminates all rights under this Section 30.  Any assignment of this Lease or subletting of Premises by Tenant (excluding a Permitted Transfer) terminates Tenant’s rights with respect to the Right of Refusal, unless Landlord consents to the contrary in writing at the time of such subletting or assignment.

31.          EXPANSION OPTION.

31.1        Grant of Option.  At any time during the initial Term after January 1, 2014 and subject to the terms of this Section 31, Tenant may elect to expand the Premises (the “Expansion Option”) to include at any one time up to 20,000 rentable square feet in the Project, as determined by Landlord, in its reasonable discretion (the “Expansion Space”).  Notwithstanding anything to the contrary contained in this Section 31, the Expansion Option will be available to Tenant if, but only if, there is space available for such expansion in the Project, as reasonably determined by Landlord.

31.2        Exercise.  To exercise the Expansion Option, Tenant must deliver to Landlord 120 days’ notice of its desire to the exercise the Expansion Option (the “Expansion Option Notice”).

31.3        After Exercise.  If Tenant properly exercises the Expansion Option:

(a)           Subject to Section 31.4, Landlord and Tenant will promptly commence negotiations to the following terms, after which, Landlord and Tenant will amend this Lease to add the Expansion Space to the Premises according to such negotiated terms:

(i)            The rental rate (which will take into account Tenant’s intended use and build out) and other lease terms, including tenant improvements, and other concessions for the Expansion Space based on the then-current market rate for spaces of similar size for similar buildings in the Project.

(ii)           The term applicable to the Expansion Space.

Notwithstanding the foregoing, if Landlord and Tenant have (notwithstanding diligent negotiations) not agreed on terms of such amendment within 60 days after Tenant’s delivery of the Expansion Option Notice, then the Expansion Option Notice will be null and void and of no further force or effect.

(b)           After negotiating the terms of the amendment contemplated by Section 31.3 and executing the amendment, Landlord will deliver the Expansion Space with all Building systems in good working condition with all maintenance; repair and/or replacement performed, and the Expansion Space will be in compliance with all applicable Laws.

(c)           Provided that Tenant and Landlord have first agreed on terms for the applicable amendment relating to the Expansion Space, Landlord will have until the end of the 120-day period following Tenant’s delivery of the Expansion Option Notice, or such other date as may be set forth in the amendment adding the Expansion Space to the Premises, subject to any Tenant delays, to deliver the Expansion Space to Tenant.

31.4        Limitation on Tenant’s Rights.

(a)           Tenant will have no right to expand into the Expansion Space, and Tenant’s notice electing to exercise the Expansion Option will be ineffective, if a Default exists at the time such notice is given, at the time the amendment to this Lease is scheduled to be executed by Landlord and Tenant or at the time Tenant is scheduled to occupy the Expansion Space.

(b)           Any termination of this Lease terminates all rights under this Section 31.  Any assignment of this Lease or subletting by Tenant of all or a portion of the Premises (except an assignment that is a Permitted Transfer) automatically terminates Tenant’s rights under this Section 31.

32.          PARTIAL TERMINATION OPTION.

32.1        Grant of Option.  Subject to the terms of this Section 32, Tenant, at its option, will have the right to partially terminate this Lease (the “Partial Termination Option”) during the initial Term with respect to a portion of the Premises equal to up to 25% of the area of Premises, as it exists at the time Tenant exercises the Partial Termination Option (the “Partial Termination Space”).  If Tenant exercises the Partial Termination Option, this Lease will be partially terminated with respect to the Partial Termination Space effective as of the last day of the 68th full calendar month of the Term (the “Partial Termination Date”).  To exercise the Partial Termination Option, Tenant must notify Landlord of Tenant’s election (the “Partial Termination Notice”) given no earlier than the first day of the 62nd full calendar month of the Term and no later than last day of the 62nd full calendar month of the Term.

32.2        Conditions for Exercise.  The Partial Termination Option is granted on and subject to the following terms and conditions:

(a)           No Default exists either on the date that Tenant exercises the Partial Termination Option or at any time thereafter up to and including the Partial Termination Date;

(b)           Tenant will include in the Partial Termination Notice a depiction of the Partial Termination Space, which must be in a configuration that is marketable for leasing by Landlord; provided, however, that Landlord will have the right to object to such configuration as not being marketable by delivering notice of such objection within 10 business days after receipt of the Partial Termination Notice, in which case Landlord and Tenant will work diligently and in good faith to determine a marketable configuration reasonably acceptable to Landlord and Tenant, but the Partial Termination Date will not be changed as a result of Landlord’s objection;

(c)           Tenant will construct and erect, at its sole cost, on or before the partial Termination Date, such partitions and doors as may be reasonably required to separate the Partial Termination Space from the remainder of the Premises in compliance with all applicable Laws; and

(d)                                 Tenant will pay to Landlord on or before the Partial Termination Date, a fee in an amount equal to (i) the unamortized transaction costs incurred by Landlord in connection with this Lease, including, without limitation, tenant improvement costs; free Base Rent and Operating Expenses; and leasing commissions, all amortized with interest at 6% per annum over the initial Term of this Lease, prorated based on a fraction, the numerator of which is the rentable square feet of the Partial Termination Space and the denominator of which is 50,176, being the rentable square footage of the Premises as of the Date of this Lease; plus (ii) 25% of the total Base Rent due under this Lease for the Partial Termination Space from and after the Partial Termination Date through the end of the initial 124-month Term (the “Partial Termination Fee”).

32.3                        Partial Termination.  If the conditions described in this Section 32 have been met:

(a)                                 Tenant will be required to pay all Rent for the Partial Termination Space up to and through the Partial Termination Date, and such Rent will be in addition to the Partial Termination Fee.

(b)                                 Base Rent and Operating Expenses will be adjusted on the basis of the number of square feet of Rentable Area retained by Tenant in proportion to the number of square feet of Rentable Area contained in the Premises prior to the Partial Termination Date.

(c)                                  As of the Partial Termination Date, Tenant will surrender the Partial Termination Space in accordance with Section 15.1 of this Lease; both parties will thereafter be relieved of any obligations under this Lease with respect to the Partial Termination Space that would otherwise have accrued subsequent to the Partial Termination Date, except for any obligations under this Lease which expressly survive the expiration or early termination of this Lease

32.4                        Amendment to Lease.  If Tenant exercises a Partial Termination Option pursuant to this Section 32, Landlord and Tenant agree to amend the Lease to reflect such partial termination of this Lease as it relates to the Partial Termination Space, and this Lease, as so amended, shall continue thereafter in full force and effect.

32.5                        Limitations on Tenant’s Rights.  Any assignment of this Lease or subletting of the Premises by Tenant (excluding an assignment that is a Permitted Transfer) terminates Tenant’s rights with respect to the Partial Termination Option, unless Landlord consents to the contrary in writing at the time of such subletting or assignment.

33.                               TERMINATION OPTION.

33.1                        Grant of Option.  Tenant shall have a one-time option to terminate this Lease with regard to all of the Premises subject to this Lease at the time of exercise (the “Termination Option”) pursuant to the provisions of this Section 33.  If properly exercised, the termination of this Lease pursuant to the Termination Option shall be effective on the last day of the 92nd full calendar month of the Term of this Lease (the “Early Termination Date”).

33.2                        Conditions for Exercise.  The Termination Option is granted on and subject to the following terms and conditions;

(a)                                 No earlier than the first day of the 83rd full calendar month of the Term, but not later than the last day of the 83rd full calendar month of the Term, Tenant must give Landlord written notice of Tenant’s election to exercise the Termination Option (the “Termination Option Notice”);

(b)                                 No Default exists either on the date that Tenant exercises the Termination Option or at any time thereafter up to and including the Early Termination Date; and

(c)                                  Tenant pays to Landlord, on or before the date that is 30 days after Tenant delivers the Termination Option Notice, a fee equal to the unamortized transaction costs incurred by Landlord in connection with this Lease, including, without limitation, tenant improvement costs; free Base Rent and Operating Expenses; and leasing commissions, all amortized with interest at 6% per annum over the initial Term of this Lease (the “Termination Fee”).  The Termination Fee will be calculated by Landlord (subject to verification by Tenant) and set forth on the Occupancy Estoppel Certificate, the form of which is attached hereto as Exhibit C, which Tenant is obligated to execute pursuant to Section 16 of this Lease.

33.3                        Early Termination.  If the conditions described in Section 33.2 have been met, then this Lease will terminate on the Early Termination Date, whereupon Tenant will surrender the Premises in accordance with Section 15.1 and both parties will thereafter be relieved of any obligations under this Lease that would otherwise have accrued subsequent to the Early Termination Date, except those that survive the expiration or early termination of this Lease.  Notwithstanding Tenant’s payment of the Termination Fee, all Rent will continue to be due as provided in Section 3 through the Early Termination Date.

33.4                        Limitations on Tenant’s Rights.  Any assignment of this Lease or subletting of the Premises by Tenant (excluding an assignment that is a Permitted Transfer) terminates Tenant’s rights with respect to the Termination Option, unless Landlord consents to the contrary in writing at the time of such subletting or assignment.

34.                               RENEWAL OPTIONS.

34.1                        Grant of Rights.  Subject to the terms and provisions of this Section 34, Tenant, at its option, may extend the Term of this Lease for a period of 60 months at the end of the initial Term (the “First Renewal Term”) with respect to the Premises as it exists as of the last day of the Term (the “First Renewal Option”), and if Tenant exercises the First Renewal Option, Tenant may further extend the Term of this Lease for another period of 60 months at the end of the First Renewal Term (the “Second Renewal Term”) with respect to the Premises as it exists as of the last day of the First Renewal Term (the “Second Renewal Option”).  The First Renewal Term and the Second Renewal Term will be referred to individually as a “Renewal Term” or, collectively, as the “Renewal Terms.”  The First Renewal Option and the Second Renewal

Option will be referred to individually as a “Renewal Option” or, collectively, as the “Renewal Options.”

34.2                        Exercise.  To exercise either such Renewal Option, Tenant must deliver notice of the exercise thereof (a “Renewal Notice”) to Landlord no earlier than nine months and no later than 12 months prior to the expiration of the initial Term, with respect to the exercise of the First Renewal Option, and prior to the expiration of the First Renewal Term, with respect to the exercise of the Second Renewal Option.

34.3                        Determination of Market Rental Rate.  Within 10 days after Tenant delivers a Renewal Notice, Landlord will notify Tenant (the “Rate Notice”) of the “Market Rental Rate” (as defined below) with the understanding that Base Rent for the applicable Renewal Term will be 95% of the Market Rental Rate.  If Tenant agrees that the rental rate set forth in the Rate Notice is the Market Rental Rate, such rental rate will be the Market Rental Rate for the purposes of this Section 34, and Base Rent for the applicable Renewal Term will be 95% of the Market Rental Rate.  If Tenant disagrees with the Market Rental Rate in the Rate Notice, then Tenant will have 30 days after receipt of the Rate Notice to object to the rental rate in the Rate Notice by giving notice to Landlord.  If Tenant fails to object within such 30 day period, Tenant will be deemed to have agreed that the Rate Notice contains the Market Rental Rate.  If Tenant timely notifies Landlord of Tenant’s objection to the rate set forth in the Rate Notice, then Landlord and Tenant will, for a period of 20 days from and after Tenant gives its objection to the Rate Notice, negotiate to determine a Market Rental Rate acceptable to both Landlord and Tenant.

(a)                                 Parties’ Brokers.  If the parties are unable to agree upon the Market Rental Rate during such 20 day period, then, within seven days after the expiration of such 20 day period, Landlord and Tenant will each appoint their own licensed real estate broker who has at least 10 years’ full-time experience in commercial office leasing in the East Bay office and industrial market (the “Parties’ Brokers”).  The Parties’ Brokers will negotiate in good faith for 10 days after the date that both Parties’ Brokers have been appointed to determine a Market Rental Rate acceptable to both Landlord and Tenant.  If the Parties’ Brokers cannot reach agreement on the Market Rental Rate within such 10 day period, then within five business days after the expiration of such 10 day period, Landlord will deliver to Tenant a written determination of the Market Rental Rate as determined by Landlord and its broker using the criteria set forth below (“Landlord’s Determination”).  Tenant will have five business days from the date of Landlord’s delivery of Landlord’s Determination to notify Landlord of Tenant’s acceptance of Landlord’s Determination or deliver to Landlord Tenant’s written determination of the Market Rental Rate using the criteria set forth below (“Tenant’s Determination”).  If Tenant does not deliver Tenant’s Determination to Landlord within such five day period, Tenant will be deemed to have accepted Landlord’s Determination and the rental rate set forth in Landlord’s Determination will be the Market Rental Rate.  If Tenant does deliver Tenant’s Determination within such five day period, then the Parties’ Brokers will have an additional seven days from the date of delivery of Tenant’s Determination to negotiate a Market Rental Rate acceptable to both Landlord and Tenant.

(b)                                 Third Broker.  If no agreement can be reached as to the Market Rental Rate within such seven day period, then, within two business days after such seven day period expires, the Parties’ Brokers will within five days after such seven day period expires, appoint a third broker (the “Third Broker”).  The Third Broker will be a person who has not previously acted in any capacity for either party and who meets the same experience qualifications as required for the Parties’ Brokers.  Within 10 days of his or her appointment, the Third Broker will review Landlord’s Determination and Tenant’s Determination of the Market Rental Rate and such other information as he or she deems necessary and will select either Landlord’s Determination or Tenant’s Determination of the Market Rental Rate (but no other rate) as being more reasonable.  The Third Broker will be instructed, in deciding whether Landlord’s Determination or Tenant’s Determination is more reasonable, to use the criteria as to the Market Rental Rate set forth below.  The Third Broker will immediately notify the parties of his or her selection of the Landlord’s Determination or the Tenant’s Determination as being more reasonable, and then such selected determination will be the Market Rental Rate.  Each of the parties will bear the entire cost of their own broker and 1/2 of the cost of the Third Broker.

(c)                                  Interim Rate.  Notwithstanding anything in this Lease to the contrary, if no agreement can be reached as to the Market Rental Rate prior to the expiration of the Term, with respect to the exercise of the First Renewal Option, and/or prior to the expiration of the First Renewal Term, with respect to the exercise of the Second Renewal Option, Tenant shall pay Base Rent to Landlord in accordance with the rental rate set forth in Landlord’s Rate Notice (the “Interim Rate”) for the period (the “Interim Period”) beginning on the day immediately following the last day of the Term and/or the First Renewal Term, as applicable, and ending on the date the Market Rental Rate is determined pursuant to this Section 34 (the “Determination Date”).  If the amount of Base Rent Tenant paid to Landlord during the Interim Period, prorated based on the number of days in such period (the “Interim Base Rent”), is more than the amount Tenant would have paid if the Market Rental Rate had been in effect during such Interim Period, Landlord will credit such excess amount against the next payment(s) of Base Rent due from Tenant to Landlord.  If the Interim Base Rent is less than the amount Tenant would have paid if the Market Rental Rate had been in effect during such Interim Period, Tenant will pay the deficiency to Landlord within 30 days after the Determination Date.

34.4                        Market Rental Rate Defined.  “Market Rental Rate” means the prevailing renewal rate that tenants have agreed to pay in lease transactions completed within six months prior to commencement of the Renewal Term for similar Class A office/R&D buildings of comparable quality and age as the Building, located in the Harbor Bay submarket of Alameda, California for similar space with comparable build out, leased to tenants similar to Tenant in size, credit quality and stature, taking into account the length of the applicable renewal term, and rent abatement, tenant improvements and any other tenant inducements and concessions, including brokerage fees, then received by tenants in arm’s length renewal transactions.

34.5                        After Exercise.  During each Renewal Term, all of the terms and provisions of this Lease will apply, except that (a) after the Second Renewal Term there will be no further right of renewal; and (b) during each Renewal Term, Base Rent will be payable at 95% of the applicable Market Rental Rate, as determined pursuant to this Section 34, multiplied by the rentable square feet of the Premises as of the commencement of the applicable Renewal Term; provided, however, that notwithstanding anything in this Section 34 to the contrary, in no event will the Base Rent payable for any month in the First Renewal Term be less than the Base Rent payable for the last month of the initial Term, nor will the Base Rent payable for any month in the Second Renewal Term be less than the Base Rent payable for the last month of the First Renewal Term.  The “Term” of this Lease will include any properly exercised Renewal Term.

34.6                        Limitations on Tenant’s Rights.  At Landlord’s option, Tenant will have no right to extend the Term, and Tenant’s Renewal Notice will be ineffective, if a Default exists at the time a Renewal Notice is given or at the time the applicable Renewal Term is scheduled to commence.  Any termination of this Lease terminates all rights under this Section 34.  Any assignment of this Lease or subletting of Premises by Tenant (excluding an assignment that is a Permitted Transfer) terminates Tenant’s rights under this Section 34, unless Landlord consents to the contrary in writing at the time of such subletting or assignment.

(Signatures on the Following Page)

Having read and intending to be bound by the terms and provisions of this Lease, Landlord and Tenant have signed it as of the Date.

TENANT:		LANDLORD:

SINGULEX, INC.,		AMSTAR-105, LLC,
a Delaware corporation		a Colorado limited liability company

By:	/s/ Philippe Goix	By:	/s/ D. Scott Gibler
D. Scott Gibler
Printed Name:	Philippe Goix		Authorized Representative

Title:	President & CEO	Date:	8/22/2012

EXHIBIT A
WATERFRONT AT HARBOR BAY
PLAN DELINEATING THE PREMISES

A-1

EXHIBIT B
WATERFRONT AT HARBOR BAY
POSSESSION AND LEASEHOLD IMPROVEMENTS EXHIBIT

1.                                      Conflicts; Terms.  If there is any conflict or inconsistency between the provisions of the Lease and those of this Exhibit B (“Work Letter”), the provisions of this Work Letter will control.  Except for those terms expressly defined in this Work Letter, all initially capitalized terms will have the meanings stated for such terms in the Lease.  The following terms, which are not defined in the Lease, have the meanings indicated:

(a)                                 “Commencement Date” means the first day of the Term, which will be the earlier of (i) the first day on which Tenant occupies the entire Premises (including the “Occupied Space” [as defined below]) for the regular conduct of its business; or (ii) February 1, 2013.

(b)                                 “Primary Delivery Date” means, with respect to all of the Premises except the Occupied Space, the first business day after the Lease is executed and delivered by Landlord and Tenant.

(c)                                  “Occupied Space Delivery Date” means, with respect to the portions of the Building currently occupied by other tenants and occupants, including the Property Manager, Embarcadero Systems and First Tax Advantage (all such space being the “Occupied Space”), the first business day following the date that all occupants of the Occupied Space have vacated the Occupied Space, which will be September 23, 2012, unless the Occupied Space Delivery Date is extended according to Paragraph 2 below.

(d)                                 “Tenant Finish Period” means the period beginning on the Primary Delivery Date and ending on the Commencement Date.

(e)                                  “Landlord’s Representative” means PM Realty Management Group.

(f)                                   “Tenant’s Representative” means Alfred Etcheber, UGL Services, Equis Operations Co..

(g)                                  “Tenant’s Architect” means a licensed or registered professional architect, designer or space planner as may be selected by Tenant and reasonably approved by Landlord.  Landlord hereby approves MWA Architects.

(h)                                 “Tenant’s Engineers” means licensed or registered professional engineers as may be selected by Tenant and reasonably approved by Landlord.

(i)                                     “Maximum Allowance Amount” means $2,074,320.00 (which is approximately $40.00 per square foot of Rentable Area).

(j)                                    “Leasehold Improvements” means all alterations, leasehold improvements and installations to be constructed or installed by Landlord or Tenant in the Premises according to this Work Letter.  Without limiting the foregoing, the so-called “cold rooms” will be part of the Leasehold Improvements.

(k)                                 “Tenant’s Work” means the work performed to install the Leasehold Improvements.

(l)                                     “Preliminary Plans” means space plans and general specifications for Tenant’s Work prepared by Tenant’s Architect in such form (and on such scale in the case of plans and drawings) as Landlord may reasonably specify.  Landlord hereby approves the Preliminary Plans described in detail on Schedule 1 attached to this Work Letter.

(m)                             “Construction Documents” means complete construction plans and specifications for Tenant’s Work prepared by Tenant’s Architect and Tenant’s Engineers in such form (and on such scale in the case of plans and drawings) as Landlord may reasonably specify and detailing all aspects of Tenant’s Work, including, without limitation, the location of libraries, safes and other heavy objects, stairwells, walls, doors, computer equipment, telephone and related equipment, and electrical, plumbing or HVAC equipment (including equipment in excess of that required for normal use).  Tenant’s Engineers will perform all mechanical and electrical design work included in the Construction Documents.  To the extent currently available at no cost to Landlord, Landlord shall provide to Tenant background CAD drawings that show the path of travel for all code compliance issues for the Common Areas for the purposes of obtaining a permit and a certificate of occupancy from the local regulatory authorities.

(n)                                 “Relocation Costs” means costs of acquiring furniture, fixtures and equipment for use in the Premises; relocation and move-related expenses to the Premises; and wiring and telephone cabling installation and other relocation related expenses for the Premises.

(o)                                 “Tenant’s Construction Costs” means all costs required to be expended by Tenant under this Work Letter in connection with Tenant’s Work, including, without limitation, the costs of: preparing the Preliminary Plans (including space planning performed by MWA Architects prior to execution of the Lease), Construction Documents and the as-built plans described in Paragraph 7; performing Tenant’s Work; obtaining all required insurance, licenses and permits; satisfying all requirements of Laws; letting all contracts; all services provided by or for Landlord under Paragraph 13 below; all required electrical and telephone panels and/or meters; all costs associated with conducting a “test and balance” of the HVAC system in the Premises and generating a “test and balance” report, all of which shall be performed by Landlord’s consultant following the completion of Tenant’s Work; project management fees; and consulting fees related to Tenant’s Work.  “Tenant’s Construction Costs” will not include any Relocation Costs.

(p)                                 “Tenant’s Total Costs” means Relocation Costs and Tenant’s Construction Costs.

(q)                                 “Excess Allowance” means the amount by which the “Allowance” (as defined in Paragraph 16) exceeds Tenant’s Total Costs, if any.

2.                                      Tenant Finish Period; Commencement Date.

(a)                                 The Tenant Finish Period will begin on the Primary Delivery Date specified in Paragraph 1(b) above.

(b)                                 If on or before the Occupied Space Delivery Date specified in Paragraph 1(c), Tenant has not been permitted entry to the Premises for the conduct of Tenant’s Work in the Occupied Space, then the Occupied Space Delivery Date will be extended until the date on which such entry has been permitted.

(i)                                     If the Occupied Space Delivery Date has not occurred by the date that is 30 days after the Lease is executed and delivered by Landlord and Tenant, then Landlord will be responsible for paying Tenant’s holdover costs in its existing space at 1650 Harbor Bay Parkway, Alameda, California equal to $16,888.32 per month, which are due from Tenant in one-month increments (and not on a per diem basis).  Such obligation of Landlord will continue on a monthly basis until the Occupied Space Delivery Date occurs.  Notwithstanding anything to the contrary in this Work Letter or in the Lease, Landlord’s obligations pursuant to this Paragraph 2(b)(i) will be limited to the extent that Tenant actually owes such amounts under its current lease.

(ii)                                  If the Occupied Space Delivery Date has not occurred within 120 days after the Lease is executed and delivered by Landlord and Tenant, then Tenant will have the right to terminate the Lease by delivering written notice of termination to Landlord not more than 30 days after the end of such 120-day period.  Upon such termination, each party will, upon the other’s request, execute and deliver an agreement in recordable form containing a release and surrender of all right, title and interest in and to the Lease; neither Landlord nor Tenant will have any further obligations to each other, including, without limitation, any obligations to pay for work previously performed in the Premises; all improvements to the Premises will become and remain the property of Landlord; and Landlord will refund to Tenant any sums paid to Landlord by Tenant in connection with the Lease.  Tenant’s failure to exercise such termination right within such 30-day period will constitute Tenant’s waiver of its right to so terminate the Lease pursuant to this Paragraph 2(b)(ii).

(c)                                  The postponement of the Occupied Space Delivery Date, the obligation to pay Tenant’s holdover costs (if any), and such termination and refund right, all as described in Paragraph 2(b), will be Tenant’s sole and exclusive remedy for Landlord’s failure to deliver the Premises by the Occupied Space Delivery Date, and Tenant expressly waives any other rights, claims or remedies on account of such failure.

3.                                      Representatives.  Landlord appoints Landlord’s Representative to act for Landlord in all matters covered by this Work Letter.  Tenant appoints Tenant’s Representative to act for Tenant in all matters covered by this Work Letter.  All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Work Letter will be made to Landlord’s Representative or Tenant’s Representative, as the case may be.  Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers and contractors or any of their agents or employees, with regard to matters covered by this Work Letter.  Either party may change its Representative under this Work Letter at any time by three days’ prior written notice to the other party.

4.                                      Landlord’s Work; Condition of Premises.  On the Primary Delivery Date and the Occupied Space Delivery Date, as applicable, Landlord shall deliver the Premises clean and free of debris, personal property of others and asbestos and in good operating order and condition, and in compliance with all applicable Laws.  Landlord shall comply at its sole cost with and shall cause the Premises and the Common Areas to be in compliance with all applicable Laws.  Landlord will deliver the Premises with all Building systems in good working condition with all maintenance, repair and/or replacement performed.  Tenant’s taking possession of any portion of the Premises will be conclusive evidence that such portion of the Premises was in good order and satisfactory condition when Tenant took possession, subject to latent defects.  No promises to alter, remodel or improve the Premises or Building and no representations concerning the condition of the Premises or Building have been made by Landlord to Tenant other than as may be expressly stated in the Lease (including this Work Letter).  Landlord and Tenant agree that all alterations, improvements and additions made to the Premises according to this Work Letter, whether paid for by Landlord or Tenant, will, without compensation to Tenant, become Landlord’s property upon installation and will remain Landlord’s property at the expiration or earlier termination of the Term; provided, however, that the foregoing will not apply to Tenant’s Specialized Equipment.  Landlord, at Landlord’s sole cost and expense, shall be responsible for the cost of any Common Area code compliance upgrades required by any governmental agency as a result of any work performed pursuant to this Work Letter, except to the extent that such code compliance work is triggered by Tenant’s specific use of the Premises.

5.                                      Early Access.  Tenant will not be entitled to exclusive possession of the Premises until the Primary Delivery Date or the Occupied Space Delivery Date, as applicable; provided, however, that Landlord may, in its discretion, permit Tenant to enter the Occupied Space prior to the Occupied Space Delivery Date so that Tenant may do such work as may be required to prepare the Premises for Tenant’s Work.  If Landlord permits such entry prior to the Occupied Space Delivery Date, Tenant will work in harmony with the work of any other tenant or occupant.  If at any time such access causes or threatens to cause disharmony or interference, including labor disharmony, Landlord will have the right to immediately withdraw such permission.  At all times while Tenant is in occupation of the Premises prior to the Commencement Date (including the Tenant Finish Period), Tenant will be subject to and will comply with all of the terms and provisions of the Lease, except that no Base Rent or Additional Rent will be payable by Tenant prior to the Commencement Date.

6.                                      Landlord’s Approval.  All Construction Documents, and any revisions to the Preliminary Plans or the approved Construction Documents (whether in the form of a change order or otherwise) are expressly subject to Landlord’s prior written approval, which approval shall not be unreasonably delayed, conditioned, or withheld.  Such approval (or disapproval specifying in detail the reasons therefor) shall be provided within 14 days, with respect to the Construction Documents, and within seven days, with respect to any revisions to the Preliminary Plans or the previously approved Construction Documents, after Landlord’s receipt of such plans and specifications. Landlord may engage architects and/or engineers as it deems reasonably necessary to review the Construction Documents and advise Landlord with respect to such approval.  Landlord may withhold its approval of any such items that require work which:

(a)                                 Exceeds or adversely affects the capacity or integrity of the Building’s structure or any of its HVAC, plumbing, mechanical, electrical, communications or other systems;

(b)                                 Is disapproved by the holder of any Encumbrance;

(c)                                  Violates in any material respect any agreement which affects the Building or binds Landlord;

(d)                                 Landlord reasonably believes will materially increase the cost of operating or maintaining any of the Building’s systems;

(e)                                  Landlord reasonably believes will reduce the market value of the Premises or the Building at the end of the Term;

(f)                                   Does not conform to applicable building code or is not approved by any governmental authority having jurisdiction over the Premises; or

(g)                                  Landlord reasonably believes will infringe on the structural integrity of the Building.

7.                                      Tenant’s Plans.  Landlord has approved the Preliminary Plans, as set forth on Schedule 1 to this Work Letter.  Within 10 days after the Date of the Lease, Tenant, at its expense, will cause the Construction Documents to be prepared and submitted to Landlord for its approval.  Such submittal will include two sets of plans and specifications and a complete color and finish board for Tenant’s Work.  The Construction Documents must conform to the Preliminary Plans approved by Landlord in all material respects and must be in all respects sufficient for the purpose of obtaining a building permit for Tenant’s Work.  If reasonably required by Landlord, Tenant will cause the Construction Documents to be resubmitted to Landlord for its approval within seven days after Landlord notifies Tenant of any reasonably required changes.  Landlord shall have the right to disapprove the Construction Documents only if they materially differ from the Preliminary Plans.  Tenant’s Work will not commence prior to Landlord’s approval of the Construction Documents.  Landlord and Tenant agree to work together in good faith to review, approve and finalize all Construction Documents in a timely manner.  If Landlord fails to deliver to Tenant Landlord’s written approval or its written request for revisions within seven days after Landlord receives any submittal by Tenant of Preliminary Plans, Construction Documents or any required revisions to them, then such submittal will be deemed approved by Landlord.  Except as provided in Paragraph 2 above, no delays in the design or performance of Tenant’s Work will change the Occupied Space Delivery Date or the Commencement Date.  Upon completion of Tenant’s Work, Tenant will provide Landlord a complete set of reproducible as-built plans of the Premises.  If Tenant fails to provide such plans,

Landlord may obtain them, directly or by field verification, and charge Tenant for all reasonable costs incurred by Landlord in doing so.  No approval by Landlord of the Preliminary Plans, the Construction Documents or any revisions to them will constitute a representation or warranty by Landlord or its architects or engineers as to the adequacy or sufficiency of such plans, or the improvements to which they relate, for any use, purpose or condition, but such approval will merely be the consent of Landlord to the construction or installation of improvements in the Premises according to such plans.

8.                                      Tenant’s Work.  During the Tenant Finish Period, Tenant, at its expense, will construct or cause to be constructed in the Premises all of Tenant’s Work according to the Construction Documents approved by Landlord.  Tenant, at its expense, will obtain: (i) all permits (including, without limitation, building permits) required for construction of Tenant’s Work; (ii) all contracts and insurance required under this Work Letter; and (iii) all certificates required for occupancy of the Premises from the appropriate governmental authorities.  Tenant will cause all Tenant’s Work to be diligently completed in a good and workmanlike manner, according to the approved Construction Documents,, the Building’s construction rules (as the same may be reasonably modified from time to time), and all Laws, and free and clear of any liens or claims for liens.

9.                                      Tenant’s Contractor.  Landlord will have the right to approve Tenant’s direct contractor (“Contractor”) and all subcontractors, which approvals will not be unreasonably conditioned, delayed or withheld.  Notwithstanding the foregoing, Landlord hereby approves the following Contractors:

(a)                                 JM O’Neill;

(b)                                 TiCo Construction;

(c)                                  Shangri La;

(d)                                 Teamworx; and

(e)                                  BNB Builders.

Tenant will not execute any contract for the performance of Tenant’s Work with any other Contractor or subcontractor until Landlord’s approval of such other Contractor or subcontractor has been obtained, and Tenant will cause its proposed Contractor and subcontractors (if the proposed Contractor or subcontractors are other than those set forth above) to submit such information, including financial information, as may be reasonably required by Landlord to determine whether such Contractor and subcontractors should be approved.

10.                               Construction Contract.  Tenant’s construction contract for Tenant’s Work (the “Construction Contract”) will provide (and Tenant will deliver a copy of it to Landlord so that Landlord may confirm it provides) that: (i) construction of Tenant’s Work will not interfere with Landlord’s or Landlord’s tenants’ activities in, or use or enjoyment of, the Building; (ii) Contractor will cooperate with other contractors in the Building to insure harmonious working relationships, including, without limitation, coordinating with other contractors in the Building concerning use of elevators, trash removal and water and utility usage; (iii) Contractor will leave all Common Areas in a neat, clean, orderly and safe condition at the end of each day during construction of Tenant’s Work; (iv) Contractor will procure and maintain and provide documents evidencing such insurance, as described in Paragraph 11 below; (v) upon completion of Tenant’s Work, Contractor will provide to Landlord and Tenant as-built drawings together with mechanical balance reports and any maintenance manuals on equipment installed in the Premises as part of Tenant’s Work; and (vi) all labor and material supplied according to the Construction Contract will be fully warranted by Contractor for a period of not less than one year from substantial completion of Tenant’s Work and such warranty will provide that it is for the benefit of both Landlord and Tenant and may be enforced by either.  The Construction Contract will also contain an indemnification and defense provision in favor of Landlord and Property Manager that is reasonably acceptable to Landlord and approved by Landlord in writing prior to Tenant’s execution of its contract with Contractor.  No completion, payment or performance bond shall be required.

11.                               Contractor’s Insurance. Beginning on the Primary Delivery Date and thereafter during the performance of Tenant’s Work, and for such additional time as may be further required, Tenant will cause Contractor to provide, pay for, and maintain in full force and effect, the insurance outlined herein, covering claims arising out of or in connection with the work or service performed by or on behalf of Contractor for Tenant.  The insurance carried by each Contractor shall be primary and non-contributory insurance over any insurance carried by Owner.  Except for the provisions of Sections 11(a)(ii)(B), 11(b) and 11(e) hereof, each Contractor shall maintain all of the foregoing insurance coverages in full force and effect until the work or service under the Construction Contract is fully completed.

(a)                                 Commercial General Liability.  Contractor will maintain commercial general liability insurance covering all operations by or on behalf of Contractor on an occurrence basis against claims for bodily injury, death and property damage (including loss of use) and personal injury. Such insurance will provide minimum limits and coverage as follows:

(i)                                     Minimum Limits.

(A)                               $1,000,000 Each Occurrence (Combined Single Limit Bodily Injury and Property Damage);

(B)                               $2,000,000 General Aggregate per project site; and

(C)                               $2,000,000 Products / Completed Operations Aggregate.

(ii)                                  Coverages.

(A)                               1986 (or later) ISO Commercial General Liability Form (Occurrence Form)

(B)                               Products and Completed Operation coverage maintained for 3 years from completion of work or warranty period, whichever is greater

(C)                               Additional Insured status including Products and Completed Operations: Landlord, its partners, managers, members, officers and directors, employees, agents, subsidiaries, affiliates, lender and Property Manager

(D)                               Insured status for Landlord if Additional Insured status is not available for Products and Completed Operations coverage.

(E)                                Waiver of Subrogation in favor of Landlord and Property Manager

(F)                                 Subcontractor exception to their work exclusion

(iii)                               Unacceptable exclusions.

(A)                               Subsidence exclusion

(B)                               Damage to work performed by Subcontractors on your behalf (e.g. CG 22 94 or CG 22 95)

(C)                               Design professionals

(b)                                 Automobile Liability.  Contractor will maintain business auto liability covering liability arising out of any auto (including owned, hired and non-owned autos).

(i)                                     Minimum Limits.  $1,000,000 Combined Single Limit Each Accident.

(c)                                  Workers Compensation.  Contractor will maintain workers compensation and employers liability insurance.

(i)                                     Minimum Limits.

(A)                               Workers Compensation: Statutory Limits; and

(B)                               Employers Liability:

(1)                                 Bodily Injury for Each Accident: $1,000,000;

(2)                                 Bodily Injury by Disease for Each Employee: $1,000,000; and

(3)                                 Bodily Injury Disease Aggregate: $1,000,000.

(ii)                                  Coverages: Waiver of Subrogation in favor of Landlord and Property Manager.

(d)                                 Umbrella/Excess Liability.  Contractor will maintain umbrella/excess liability insurance as shown below.  Such insurance will be on an occurrence basis in excess of the underlying insurance described in Paragraphs 11(a), 11(b) and 11(c)(i)(B) and will be at least as broad as each and every one of the underlying policies.

(i)                                     Minimum Limits.

(A)                               Greater of $4,000,000 or Total Hard Costs of Contract per Occurrence

(B)                               Greater of $4,000,000 or Total Hard Costs of Contract Aggregate

(e)                                  Errors and Omissions Liability by Contractor (required if the project is “design-build”): Contractor shall maintain Errors and Omissions or Professional Liability insurance as shown below.  If the insurance is on a claim made basis, the Contractor shall provide a continuation of the coverage for a length of time to cover any established statute of limitation in the state in which the work or services are to be performed.  In the event that said insurance coverage is cancelled or non-renewed, Contractor must then purchase tail coverage (or an extended reporting period) for a period of at least five years.

(i)                                     Minimum Limits.

(A)                               $1,000,000 each claim

(B)                               $2,000,000 per claim ground-up construction

(f)                                   Property Insurance.  Contractor shall maintain property insurance covering all personal property, materials and equipment that are used in connection with the Construction Contract, but not to become part of the permanent structure.  Tenant will cause the Construction Contract to include a waiver by Contractor of all claims against Landlord and Property Manager, and an agreement by Contractor to obtain a waiver of subrogation rights by Contractor’s insurers, with respect to all claims covered by property insurance.

(g)                                  Builder’s Risk Insurance [First Generation Tenant Improvements Only].  Contractor shall procure builder’s risk coverage to fully insure the work performed on behalf of Tenant.  Coverage shall be in all-risk form from which Earthquake, Flood, and delay of opening shall not be excluded.  The policy is subject to the approval of Landlord, and Landlord’s lender, if requested.

(h)                                 Proof of Insurance.  Before Contractor performs work at or on the Premises or delivers supplies or materials to the Building, whichever comes first, Contractor shall furnish Property Manager with certificates of insurance evidencing the types of coverage outlined above and in compliance with the Other Insurance Provisions outlined below.  Contractor will not have the right to enter the Premises or perform any of Tenant’s Work unless and until appropriate certificates of insurance and other related documentation, as requested by Landlord and/or Property Manager, has been delivered to

Property Manager.  Insurance is to be placed with insurers with a Best’s rating of no less than A- IX by carriers authorized to furnish insurance in the State of Tennessee.  No such policy shall be cancelable, non-renewed or modified except after 30 days written notice to Property Manager.  Except for the coverages described in Paragraph 11(a)(ii)(B) hereof, Contractor shall maintain all of the foregoing insurance coverages in full force and effect until the work or service under the applicable contract is fully completed.  The requirements for carrying the foregoing insurance shall not release Contractor from the provision for indemnification of Landlord by Contractor.

(i)                                     Other Insurance Provisions.  In addition to the foregoing:

(i)            Contractor will name Landlord, Property Manager, their Affiliates and their respective partners, managers, members, officers, directors and employees as additional insureds with respect to liability arising out of the activities performed by or on behalf of Contractor on all policies carried by Contractor, except Workers Compensation.

(ii)           Contractor’s Workers’ Compensation insurers shall agree to waive all rights of subrogation against the Landlord, Property Manager, their Affiliates and their respective partners, managers, members, officers, directors and employees, for losses arising from work or activities performed by Contractor.

(iii)          All liability insurance policies carried by Contractor will include provisions for contractual liability coverage insuring Contractor for the performance of its indemnity obligations required by this Work Letter or contained in the Construction Contract.

(iv)          It is expressly understood and agreed that the coverages required represent Landlord’s minimum requirements and such are not to be construed to void or limit Contractor’s indemnity obligations required by this Work Letter or contained in the Construction Contract.

(v)           Neither (A) the insolvency, bankruptcy or failure of any insurance company covering Contractor, (B) the failure of any insurance company to pay claims occurring, nor (C) any exclusion from or insufficiency of coverage will be held to affect, negate or waive any of Contractor’s indemnity obligations required by this Work Letter or contained in the Construction Contract.

(vi)          The amount of liability insurance under insurance policies maintained by Contractor shall not be reduced by the existence of insurance coverage under policies separately maintained by Landlord.

(vii)         Contractor shall be solely responsible for any premiums, assessments, penalties, deductible assumptions, retentions, audits, retrospective adjustments or any other kind of payment due under their respective policies.

(viii)        The entry by Contractor onto, or the performance of any work by Contractor in, the Premises without delivering the required certificates and/or other evidence of insurance, will not constitute a waiver of the obligations of Contractor to obtain the required coverages.

(ix)          If Contractor subcontractor provides to Landlord or Property Manager a certificate that does not evidence the coverages required herein, or that is faulty in any respect, acceptance of such certificate by Landlord or Property Manager will not constitute a waiver of the obligations of Contractor to provide the proper insurance.

12.                               Additional Requirements Concerning Tenant’s Work.  The following additional requirements will apply to Tenant’s Work:

(a)                                 All of Tenant’s Work will be: (i) completed substantially according to the Construction Documents approved by Landlord; (ii) conducted in a manner so as to maintain harmonious labor relations and not to materially interfere with or delay any other work or activities being carried on by Landlord or Landlord’s contractors or other tenants; (iii) designed, performed and completed in substantial compliance with all applicable standards and regulations established by Landlord and provided to Tenant in advance of the commencement of construction of Tenant’s Work as well as all safety, fire, plumbing and electrical and other codes and governmental and insurance requirements; (iv) completed only by the Contractor approved by Landlord; (v) coordinated by the approved Contractor so as to ensure timely completion; and (vi) performed and conducted in such a manner so as not to alter the structure or systems of the Building.

(b)                                 Under no circumstances will Tenant, Contractor or any of their authorized representatives alter or modify any structural system of the Building, nor will Tenant modify the Building’s HVAC systems except as contemplated by the Construction Documents approved by Landlord.

(c)                                  Tenant agrees that if Contractor fails to leave all Common Areas in a neat, clean, orderly and safe condition at the end of each day during construction of Tenant’s Work, Landlord will have the right to immediately take such action as Landlord deems appropriate to render the Common Areas neat, clean, orderly and safe and Tenant will, upon Landlord’s written demand, reimburse Landlord for all Landlord’s costs of taking such action.

13.                               Landlord’s Services; Construction Administration.  During construction of Tenant’s Work, Landlord will provide the following services related to such construction, the cost of which will be paid by Tenant as a part of Tenant’s Construction Costs: refuse removal (including dumpsters); and any other services requested by Tenant or Contractor that Landlord agrees to provide (such as engineering, maintenance or housekeeping services).  In addition, Landlord will provide access; electricity; assistance (without any financial obligation) in obtaining any approvals required from Landlord and any governmental authorities; and assistance in scheduling Tenant’s deliveries to the Premises (including Tenant’s move to the Premises), at no cost to Tenant and without deduction from the Allowance.

14.                               Inspection; Stop Work; Noncomplying Work.  Landlord reserves the right to inspect Tenant’s Work in the Premises at all reasonable times, provided that such inspection(s) will in no way make Landlord responsible for any of Tenant’s Work and will not constitute a representation or warranty by Landlord as to the adequacy or sufficiency of Tenant’s Work.  Landlord reserves the right to stop any and all work performed (or to be performed) if Landlord reasonably considers any such work, or its performance, to be dangerous or creating a nuisance, or otherwise injurious to Tenant, Landlord or any other Building tenants.  If any inspection by Landlord reveals any item of Tenant’s Work that does not comply with Tenant’s obligations under this Work Letter, Landlord may so notify Tenant and require that the item be corrected to so comply.  Within 10 days after the date of any such notice from Landlord, Tenant will begin correction of any such noncomplying item and will then promptly and diligently pursue such correction to completion.  If any such item is not so corrected, Landlord may enter the Premises at any reasonable time and, upon reasonable notice, correct the item at Tenant’s expense (to be paid by Tenant promptly upon demand).

15.                               Mechanics’ and Materialmens’ Liens.  In the conduct of Tenant’s Work, Tenant will take all action necessary to ensure that no mechanic’s or materialmens’ or other liens attach to the Premises or Building.  If any lien or security interest does attach or encumber the Building or Premises, Tenant will immediately discharge any such lien or security interest by recording the appropriate project payment bond.  Without limitation, Tenant will post notices, with form and content and in the manner as specified by Laws, notifying all persons or entities which may supply labor or materials in connection with Tenant’s Work that Landlord’s interest in the Premises and Building will not be subject to any lien for the same.  If any such lien should be filed, the provisions of Section 8 of the Lease will apply.

16.                               Landlord’s Allowance.

(a)                                 Landlord agrees to pay the “Allowance,” to be applied to Tenant’s Construction Costs and Relocation Costs, equal to the lesser of (i) Tenant’s Total Costs, or (ii) the Maximum Allowance Amount, provided that not more than $518,580.00 of the Allowance may be used for Relocation Costs. Landlord will disburse the Allowance periodically (but not more often than every two weeks) in accordance with the following:

(i)            Disbursements for Tenant’s Construction Costs shall be paid directly to Contractors or subcontractors (or jointly to Tenant and any Contractors or subcontractors, at the option of Tenant) within five business days after Landlord has received from Tenant all of the following: (1) an application for payment in a form reasonably acceptable to Landlord, certified as correct by an officer of Tenant and by Tenant’s Architect, for payment of that portion of Tenant’s Construction Costs allocable to Tenant’s Work and not previously paid for; (2) copies of Tenant’s invoices from Contractor (and, where applicable, copies of Contractor’s invoices from its subcontractors and suppliers), (3) conditional lien releases (or unconditional lien releases with respect to the prior payment period) from Contractor, as well as all subcontractors, suppliers, materialmen and other parties who performed labor at, or supplied materials to, the Premises in connection with Tenant’s Work and have filed preliminary liens; (4) with respect to the last such disbursement, a copy of the certificate of occupancy for the Premises, signed-off building permit, or other governmental approval required for legal occupancy of the Premises issued by the appropriate governmental authorities or as may be otherwise required by the City of Alameda; and (5) upon completion of Tenant’s Work, a detailed breakdown of Tenant’s Construction Costs.

(ii)           Disbursements for Relocation Costs shall be made within 10 business days after Landlord has received copies of invoices and such other information as Landlord may reasonably request.

(b)                                 Tenant may use the amount of the Excess Allowance, if any, as a credit against Base Rent first coming due under the Lease, up to a maximum credit of $259,290.00.  Except as specifically set forth in the preceding sentence, Tenant will not be entitled to any credit if the Maximum Allowance Amount exceeds Tenant’s Total Costs.

(c)                                  Landlord will have no obligation to disburse any portion of the Allowance, or permit any credit against Base Rent in case an Excess Allowance exists (i) if a Default exists under the Lease; and/or (ii) after the date that is 12 months following the Occupied Space Delivery Date.

17.                               General.  The terms and provisions of the Lease, insofar as applicable to this Work Letter, are hereby incorporated herein by reference.  Any amounts payable by Tenant to Landlord hereunder shall be deemed to be Additional Rent under the Lease.

18.                               Time of the Essence.  Time shall be of the essence with respect to all matters provided in this Work Letter.

Schedule 1
to
Possession And Leasehold Improvements Exhibit

Preliminary Plans
(First Floor)

Preliminary Plans (Continued)
(Second Floor)

EXHIBIT C
WATERFRONT AT HARBOR BAY
OCCUPANCY ESTOPPEL CERTIFICATE

THIS OCCUPANCY ESTOPPEL CERTIFICATE (“Certificate”) is given by SINGULEX, INC., a Delaware corporation (“Tenant”), to AMSTAR-105, LLC, a Colorado limited liability company (“Landlord”), with respect to that certain Lease Agreement dated                               , 201     (“Lease”), under which Tenant has leased from Landlord certain premises known as Suite 200 (“Premises”) of the building in the Harbor Bay office project located at 1701 Harbor Bay Parkway, Alameda, California (“Building”).

In consideration of the mutual covenants and agreements stated in the Lease, and intending that this Certificate may be relied upon by Landlord and any prospective purchaser or present or prospective mortgagee, deed of trust beneficiary or ground lessor of all or a portion of the Building, Tenant certifies as follows:

1.                                      Except for those terms expressly defined in this Certificate, all initially capitalized terms will have the meanings stated for such terms in the Lease.

2.                                      Landlord first delivered possession of the Premises to Tenant (either for occupancy by Tenant or for the commencement of construction by Tenant) on                         , 201      .

3.                                      Tenant moved into the Premises (or otherwise first occupied the Premises for Tenant’s business purposes) on                         , 201      .

4.                                      The Commencement Date occurred on                         , 201      , and the Expiration Date will occur on                           , 20        .

5.                                      Tenant’s obligation to make monthly payments of Base Rent under the Lease began (or will begin) on                         , 201      .

6.                                      Tenant’s obligation to make monthly estimated payments of Operating Expenses under the Lease began (or will begin) on                         , 201      .

7.                                      The Termination Fee, calculated pursuant to Section 33.2(c) of the Lease, is $                              .

(Signature on the Following Page)

C-1

Executed this            day of                           , 201      .

TENANT:

SINGULEX, INC.,
a Delaware corporation

By:
Printed Name:
Title:

C-2

EXHIBIT D
WATERFRONT AT HARBOR BAY
RULES AND REGULATIONS

1.             Rights of Entry.  Tenant will have the right to enter the Premises at any time, but outside of Business Hours Tenant will be required to furnish proper and verifiable identification.  Landlord will have the right to enter the Premises after Business Hours to perform janitorial services, at all reasonable hours to clean windows and also at any time during the last three months of the Term, with reasonable prior notice to Tenant, to show the Premises to prospective tenants.

2.             Right of Exclusion.  Landlord reserves the right to exclude or expel from the Project any person who, in Landlord’s judgment, is intoxicated or under the influence of alcohol or drugs.

3.             Obstructions.  Tenant will not obstruct or place anything in or on the sidewalks or driveways outside the building, or in the lobbies, corridors, stairwells or other Common Areas.  Landlord may remove, at Tenant’s expense, any such obstruction or thing without notice or obligation to Tenant.

4.             Refuse.  Tenant will place all refuse in the Premises in proper receptacles provided and paid for by Tenant, or in receptacles provided by Landlord for the Project, and will not place any litter or refuse on or in the sidewalks or driveways outside the Building, or the Common Areas, lobbies, corridors, stairwells, ducts or shafts of the Building.

5.             Public Safety.  Tenant will not throw anything out of doors, windows or skylights, down passageways or over walls.

6.             Keys; Locks.  Landlord may from time to time install and change locks on entrances to the Building, Common Areas and the Premises, and will provide Tenant a reasonable number of keys to meet Tenant’s requirements.  If Tenant desires additional keys  they will be furnished by Landlord and Tenant will pay a reasonable charge for them.  Tenant will not add or change existing locks on any door in or to the Premises without Landlord’s prior written consent.  If with Landlord’s consent, Tenant installs lock(s) incompatible with the Building master locking system:

(a)           Landlord, without abatement of Rent, will be relieved of any obligation under the Lease to provide any service that requires access to the affected areas;

(b)           Tenant will indemnify Landlord against any expense as a result of forced entry to the affected areas which may be required in an emergency; and

(c)           Tenant will, at the end of the Term and at Landlord’s request, remove such lock(s) at Tenant’s expense.

At the end of the Term, Tenant will promptly return to Landlord all keys for the Building and Premises which are in Tenant’s possession.

7.             Aesthetics.  Tenant will not attach any awnings, signs, displays or projections to the outside or inside walls or windows of the Building which are visible from outside the Premises without Landlord’s prior written approval, which may be withheld in Landlord’s sole discretion.

8.             Window Treatment.  If Tenant desires to attach or hang any curtains, blinds, shades or screens to or in any window or door of the Premises, Tenant must obtain Landlord’s prior written reasonable approval.  Tenant will not coat or sunscreen the interior or exterior of any windows without Landlord’s express written consent.  Tenant will not place any objects on the window sills that cause, in Landlord’s reasonable opinion, an aesthetically unacceptable appearance.

9.             Directory Boards.  Landlord will make every reasonable effort to accommodate Tenant’s requirements for the Building directory boards.  The cost of any changes to the directory board information identifying Tenant requested by Tenant subsequent to the initial installation of such information will be paid for by Tenant.

10.          Project Control.  Landlord reserves the right to control and operate the Common Areas as well as facilities furnished for the common use of tenants in such manner as Landlord deems best for the benefit of tenants generally.  Landlord reserves the right to prevent access to the Project or any portion thereof during an emergency by closing the doors or otherwise, for the safety of tenants and protection of the Project and property in the Project.

11.          Engineering Consent.  All plumbing, electrical and HVAC work for and in the Premises requires Landlord’s prior written consent to maintain the integrity of the Project’s electrical, plumbing and HVAC systems.

12.          HVAC Interference.  Tenant will not place objects or other obstructions on the HVAC convectors or diffusers and will not permit any other interference with the HVAC system.

13.          Plumbing.  Tenant will only use plumbing fixtures for the purpose for which they are constructed.  Tenant will pay for all damages resulting from any misuse by Tenant of plumbing fixtures.

14.          Equipment Location.  Landlord reserves the right to reasonably specify where Tenant’s business machines, mechanical equipment and heavy objects will be placed in the Premises in order to best absorb and prevent vibration, noise and annoyance to other tenants, and to prevent damage to the Building and/or the Project.  Tenant will pay the cost of any required professional engineering certification or assistance.

15.          Bicycles; Animals.  Tenant will not bring into, or keep about, the Premises any bicycles, vehicles, birds, animals or organic Christmas décor of any kind.  Bicycles and vehicles may only be parked in areas designated for such purposes.

16.          Carpet Protection.  In those portions of the Premises where carpet has been provided by Landlord, Tenant will at its own expense install and maintain pads to protect the carpet under all furniture having castors other than carpet castors.

17.          Proper Conduct.  Tenant will conduct itself in a manner which is consistent with the character of the Project and will ensure that Tenant’s conduct will not impair the comfort or convenience of other tenants in the Project.

18.          [Intentionally omitted].

19.          Deliveries.  Tenant will ensure that deliveries of materials and supplies to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be reasonably designated by Landlord.  Such deliveries may not be made through any of the main entrances to the Project without Landlord’s prior permission.  Tenant will use or cause to be used, in the Building, hand trucks or other conveyances equipped with rubber tires and rubber side guards to prevent damage to the Building or property in the Building.  Tenant will promptly pay Landlord the cost of repairing any damage to the Building and/or the Project caused by any person making deliveries to the Premises.

20.          Moving.  Tenant will ensure that furniture and equipment and other bulky matter being moved to or from the Premises are moved through such entrances, elevators and corridors and at such times as may from time to time be reasonably designated by Landlord, and by movers or a moving company reasonably approved by Landlord.  Tenant will promptly pay Landlord the reasonable cost of repairing any damage to the Building and/or the Project caused by any person moving any such furniture, equipment or matter to or from the Premises.

21.          Solicitations.  Canvassing, soliciting and peddling in the Project are prohibited and Tenant will cooperate in preventing the same.

22.          Food.  Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve or distribute food in or around the Project.  Except as may be specified in the Lease or on construction drawings for the Premises approved by Landlord, and except for microwave cooking, Tenant will not use the Premises for preparing or dispensing food, or soliciting of orders for sale, serving or distribution of food.

23.          Smoking.  The smoking of cigarettes, cigars, pipes, etc. is STRICTLY PROHIBITED anywhere in the interior of the Building including the Premises.  The ONLY designated smoking areas will be specifically designated by Landlord.  STANDING ASH TRAYS WILL BE PROVIDED.

24.          Chemical Storage.  All chemicals, paints or other similar materials must be stored either in a fire proof cabinet in compliance with all Laws, including all applicable fire codes, or in a location outside the Building.  Nothing in this paragraph will permit Tenant to violate Section 4 of the Lease.

25.          Storage Near Ceiling.  Tenant may not store any materials within 18 inches (or any greater distance prescribed, from time to time, by Laws, including applicable fire codes) of the ceiling of the Premises.

26.          Weapons.  Possession of a firearm or other weapon is STRICTLY PROHIBITED anywhere in the interior of the Building including the Premises and parking garage.  Nothing in this paragraph will prohibit Tenant from carrying Mace or pepper spray for personal defense.

27.          Employees, Agents and Invitees.  In these Rules and Regulations, “Tenant” includes Tenant’s employees, agents, invitees, licensees and others permitted by Tenant to access, use or occupy the Premises.

EXHIBIT E
WATERFRONT AT HARBOR BAY
TELECOMMUNICATIONS RULES

These Telecommunications Rules apply to Tenant’s use of the Building and the Project outside of the Premises, including, without limitation, the telecommunications closets (each, a “TC”) on each floor of the Building, the plenum space above the finished or drop ceiling above the Premises, the space in the Common-Areas and roof space.  Any questions about what is allowed in the Building should be directed to Property Manager.

A.                                    WRITTEN AGREEMENT REQUIRED.

1.                                      Tenant will be required to secure Property Manager’s approval before installing any cable or wire outside the Premises and/or in, through or to any TC.

2.                                      Before any new installations are commenced, even if Tenant has existing facilities in the Building, either Tenant or Tenant’s Telecom Provider must enter into an agreement with Landlord in accordance with Section 26.2 of the Lease.  Wires or cable installed without such agreement are subject to removal by Property Manager, at Tenant’s sole cost.

3.                                      Neither Landlord, Property Manager nor any of their respective employees, contractors or agents will be responsible for any damage or theft to Tenant equipment.

B.                                    INSTALLATION AND OTHER WORK.

1.                                      Tenant will give Property Manager prior notice, in writing or by email, of all times that Tenant will work in or will have work done in the TC, on the roof, or outside the Premises.  Such notice will include the purpose and detail of the work to be done, as well as the day and time the work will be performed.

2.                                      All welding and/or core drilling or installation of equipment on the roof must be approved by Property Manager in writing prior to any of the work being started.  Property Manager will require drawing(s) and detailed information on any welding and/or core drilling or installation of equipment on the roof.  Property Manager requires a minimum of one week for this review process.  All floors requiring core drilling must be x-rayed to determine placement of core drill locations.  Property Manager reserves the right, in its sole and absolute discretion, to deny approval of any requested core drilling or welding, and Property Manager will have the right to supervise any and all such drilling and/or welding.

C.                                    LOCATION OF EQUIPMENT.

1.                                      No Tenant-owned or leased telecommunications equipment (i.e., PBXs key service units, hubs, bridges, amplifiers/paging equipment, routers, cable TV, security systems, patch panel or storage of any kind) will be located in a TC.  The TC’s are not designed to handle the operation of electronic computing or communication equipment, but only to allow Tenant to connect to carrier or provider service.

2.                                      All telecommunications equipment (including blocks and brackets) owned and controlled by Tenant will be located in the Premises, and Tenant will be solely responsible for control of access to, security of and maintenance of such equipment.  Notwithstanding the foregoing, if Tenant has already installed its equipment in a TC, it will not be required to remove it, but if Tenant relocates or expands the Premises within the Building, it will be required to move its telecommunications equipment into the Premises.

3.                                      All station wiring for individual telephones, fax machines, modems, Local Area Networks (each a “LAN”) and similar equipment will be terminated within the Premises.  No LAN equipment, such as concentrators and patch panels, will be installed in a TC.

4.                                      Any equipment to be placed on the roof must be approved in writing by Property Manager as to weight, specification, placement, mounting assembly and any other pertinent features.  Any roof penetrations require the written approval of Property Manager with the work to be performed by Property Manager’s designated roofing contractor, and supervised by the Project’s chief engineer, all at Tenant’s expense.

D.                                    SPECIFICATIONS.

1.                                      If Tenant has not yet occupied the Premises, Tenant will install, or cause to be installed, at Tenant’s sole cost, a minimum of 3/4” non-combustible plywood back board for mounting wiring blocks, telephone system and other peripheral equipment.  The backboard must be painted with two coats of fire retardant paint matching the Tenant’s room decor.  A wall-to-floor mounted rack designed for this purpose may be substituted for the backboard.  Tenant will be responsible for all costs.

2.                                      Tenant will provide a minimum of one plenum-rated or FEP-rated 25-pair cable for connecting its equipment room to the floor TC.  For building housekeeping reasons and management of the Premises, only cables with 25-pair or more cables will be permitted to connect the Premises and a floor TC.  Each such cable (a) will be supported and attached in an approved manner and meet all requirements for firewall penetration, (b) be equipped with a “male” 50-pin connector at the TC end, and (c) be plugged into a standard RJ21X block with an orange-hinged cover.  This block will be labeled with Tenant’s name and suite number(s), and each circuit will be properly labeled.

3.                                      All Tenant horizontal cabling installed within the Premises will be installed as per TIA/EIA 568-A standards unless otherwise approved in writing by Property Manager.

4.                                      All wire and cable installed above ceilings will be plenum-rated cable or “limited combustion” cable known as “FEP-rated” cable, be properly supported or attached to the Building on their own hangers designed specifically for low voltage wire support, and be labeled with Tenant’s name, contact person and telephone number.  Tenant will install, or cause to be installed, all wires, cables and their connections installed in compliance with all applicable governmental codes, rules, regulations and laws.

5.                                      Tenant will cause all new installations in common areas of the Project to be contained in raceway (EMT or rigid conduit) with the outside of the raceway properly located in accordance with the aforementioned standards.  Tenant can be exempt from using raceway if and only if such exemption is specifically contained in a written license agreement referred to in Section A.2 of this Exhibit E.

6.                                      If a pull box is required because of distances or bends, a locking pull box must be installed.  The pull box must identify Tenant, the pull box’s contents and a contact person.

E.                                    PLANS AND DIAGRAMS.

1.                                      Tenant will provide Property Manager with a wiring diagram (including a riser diagram) of the Premises showing all cable numbers and locations upon completion of any new cable systems installation.  Tenant will provide to Property Manager with a set of as-built drawings upon completion of any new cable systems.  Tenant must update such drawings with any changes, deletions or additions to Tenant’s service and/or equipment during the Term.

2.                                      Tenant will provide to Property Manager a diagram of any existing cabling in the Premises, showing locations and numbers.  This information will be submitted to Property Manager prior to the space being vacated.

F.                                     REMOVAL.

1.                                      Wires and cables installed by or for Tenant will be removed at the expense of Tenant at the end of the Term, unless Landlord agrees otherwise in writing.  Failure to comply with this requirement could lead to Property Manager removing the wires, cabling and/or equipment and charging Tenant and/or could lead to Tenant being cited and fined by the local Building Department and/or Fire Department.

2.                                      All wires, cables and associated equipment installed by or for the Tenant that are “abandoned in place” (as that phrase is defined by the 2002 and/or 2005 National Electric Code (“NEC”)) will be removed by the Tenant immediately after the wires, cables and/or equipment becomes abandoned in place.  Tenant will not wait until the expiration of the Lease to remove abandoned wires, cabling and equipment.

3.                                      Any unidentified or terminated cable and/or equipment located in the Project and outside of a tenant’s premises, including in a TC or on the roof, becomes the property of Landlord and, as such, can be removed and disposed by Property Manager at its sole discretion.

G.                                   INSTALLATION AND USE OF WIRELESS TECHNOLOGIES.

Tenant will not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and/or satellite receiver dishes, within the Premises, the Building and/or the Project without Landlord’s prior written consent.  Such consent may be conditioned in such a manner so as to protect Landlord’s financial interests and the interests of the Project, and the other tenants therein, in a manner similar to the arrangements described in the immediately preceding paragraphs.  Such consent may be in the form of a telecommunications license agreement (“Telecommunications Agreement”) between Landlord and Tenant.  The Telecommunications Agreement must be executed before Tenant will be permitted to install and/or operate any wireless system in the Project or in the Premises.  Such wireless systems would include, without limitation, a wireless local area network, a metropolitan wireless network between buildings, a building antenna system to boost and enhance operation of cellular (analog and/or digital) phones or any wireless system with transmission capability.

H.                                   LIMITATION OF LIABILITY FOR EQUIPMENT INTERFERENCE.

In the event that telecommunications equipment, wiring and facilities, or satellite and antennae equipment of any type installed by or at the request of Tenant within the Premises, on the roof, or elsewhere within or on the Project causes interference to equipment used by another party, Tenant shall assume all liability related to such interference.  Tenant shall use reasonable efforts, and shall cooperate with Landlord and other parties, to promptly eliminate such interference.  In the event that Tenant is unable to do so, Tenant will substitute alternative equipment, which remedies the situation.  If such interference persists, Tenant shall discontinue the use of such equipment and, at Landlord’s discretion, remove such equipment according to foregoing specifications.  Notwithstanding the foregoing, nothing contained in this subparagraph shall be deemed as granting Tenant permission to install any of the foregoing referenced equipment unless Tenant shall have first obtained Landlord’s written consent and otherwise complied with the provisions of the Lease.

I.                                        ACCESS TO AREAS OUTSIDE THE PREMISES.

The Lease does not give Tenant the right to access any areas outside of the Premises (such as space above the drop ceiling within the Premises, ceiling above hallways, dedicated telecommunications/electrical power closets, utility risers, etc.) for purposes of installation of any telecommunications equipment (referred to herein as the “Project Telecommunications Areas”).  The Project Telecommunications Areas are critical space for the Building systems and are not intended for installation of Tenant’s, vendors’ or service providers’ equipment.  However, Landlord, upon Tenant’s written request and subject to availability and any other conditions that Landlord may impose in its sole discretion, may approve Tenant’s use of certain Project Telecommunications Areas for the purposes of installation of cabling or wiring from one area of the Premises to another.  In the event that Tenant desires such use and Landlord approves the same, Tenant’s right to use any portion of the Project Telecommunications Areas will be subject to Tenant entering into Landlord’s current form of Telecommunications Agreement.  The Telecommunications Agreement must be executed before Tenant will be permitted to install any cabling or other equipment in any portion of the Project Telecommunications Areas.  Notwithstanding anything to the contrary contained herein, in any Telecommunications Agreement or in the Lease, any cabling installed in the Premises or elsewhere in the Project by or for the use of Tenant will be removed by Tenant, at Tenant’s sole cost, at such time that the cabling is no longer in use.

J.                                      GENERALLY.

1.                                      Tenant and its employees, contractors and agents will comply with Property Manager’s sign-out/sign-in system for access to the TC’s and/or the roof.

2.                                      All capitalized terms not defined herein have the meanings given them in the Lease.  In the event of any conflict or ambiguity between the terms of these Rules and the Lease, the terms of the Lease will govern.

3.                                      These Rules may be updated, amended or otherwise modified from time to time in the discretion of Landlord.

4.                                      All contractors will comply with the Project contractor’s rules and regulations.

EXHIBIT F
WATERFRONT AT HARBOR BAY
OFFICE CLEANING SPECIFICATIONS

A.                                    DAILY

1.                                      Empty wastebaskets and replace liners as needed.

2.                                      Empty central recycling containers.

3.                                      Dust desks (if cleared), counters, file cabinets, tables, credenzas and other office furniture. Do not disturb papers, personal items, computers, terminals, printers and related equipment. Dust computer rooms with an anti-static treated cloth.

4.                                      Vacuum all traffic areas and remove carpet spots if possible.

5.                                      Dust mop vinyl tile, concrete, and other hard flooring, spot mop as needed. Use a germicidal solution on all hard floor surfaces as needed.

6.                                      Spot clean partition glass, entrance door glass and private office entrance doors and glass. Spot clean walls, doors, door frames, light switches and cabinets.

7.                                      Dust and remove debris from all door thresholds.

8.                                      Return chairs and wastebaskets to their proper position.

9.                                      Remove fingerprints from doors, frames, handles, etc.

10.                               Upon completion of work, turn off all lights as directed.

11.                               Report all maintenance issues such as lights out, broken doors, locks and windows by informing the on-site supervisor who will, in turn, inform the management office the following day.

12.                               Dust and polish, as needed, the conference room tables.

13.                               Wipe down kitchen counters if cleared and clean sinks if cleared.

14.                               Sweep and clean kitchen floors.

B.                                    WEEKLY

1.                                      Edge vacuum entire suite, including under desks.

2.                                      Dust bulletin boards, picture frames and glass.

3.                                      Thoroughly spot clean all carpets.

4.                                      Empty desk-side recycling containers into central containers if full.

F-1

5.                                      Mop kitchen floors.

C.                                    MONTHLY

1.                                      Perform all high dusting in offices, including, but not limited to, top edges of cubicle workstations and file cabinets.

2.                                      Wipe down baseboards.

D.                                    QUARTERLY

1.                                      Dust and vacuum HVAC vents.

2.                                      Vacuum all upholstered furniture in suite lobbies.

E.                                     SEMI-ANNUALLY

1.                                      Clean all partition glass in the suites.

2.                                      Scrub and wax all vinyl floors.

3.                                      Deep scrub ceramic and slate tile floors.

4.                                      Dust all mini-blinds in tenant suites.

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EXHIBIT G
WATERFRONT AT HARBOR BAY
DIAGRAM OF THE PROJECT

G-1